Exhibit 2.1
CAUTIONARY STATEMENT
     This copy of the Merger Agreement has been attached as an exhibit to the Report on Form 8-K to provide investors with information regarding its terms. Except for its status as a legal document governing the contractual rights among the parties thereto in relation to the proposed merger and the other transactions contemplated thereby, the Merger Agreement is not intended to be a source of factual, business or operational information about Flextronics, Solectron or their respective businesses.
     The representations and warranties contained in the Merger Agreement are not necessarily accurate or complete as made and may be subject to exceptions set forth in the disclosure schedules provided in accordance with the Merger Agreement. Such representations, warranties and covenants have been negotiated by Flextronics and Solectron for the purpose of allocating contractual risk between the parties, including where the parties do not have complete knowledge of all the facts, and not for the purpose of establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and any shareholder of Flextronics or Solectron or any potential investor should not rely on the representations, warranties and covenants therein or any descriptions thereof as characterizations of the actual state of facts or condition of the parties or any of their affiliates.

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
FLEXTRONICS INTERNATIONAL LTD.
SATURN MERGER CORP.
AND
SOLECTRON CORPORATION
Dated as of June 4, 2007

-i-

-ii-

Exhibit A1	Form of Company Voting Agreement	A1-1
Exhibit A2	Form of Parent Voting Agreement	A2-1
Exhibit B	Form of Agreement and Plan of Merger and Reorganization	B-1
Exhibit C	Form of Affiliate Agreement	C-1

-iii-

INDEX OF DEFINED TERMS

Defined Term	Section
401(k) Plan	5.9(d)
2009 Notes	3.2(e)
2010 Notes	3.2(e)
Acquisition	7.3(d)(i)
Acquisition Proposal	5.3(h)(i)
Action of Divestiture	5.6(d)
Agreement	Preamble
Articles of Amendment	5.14
Assumed Options	1.6(e)(i)
Audit	2.6(a)
Book Entry Shares	1.8(d)
Business Day	1.2(b)
Canadian Securities Laws	5.15
Cash Consideration	1.6(a)
Cash Conversion Number	1.6(a)
Cash Election	1.6(a)
Cash Election Number	1.7(b)
Cash Election Shares	1.6(a)
Cash Shortfall Number	1.7(c)
Certificate of Merger	1.2(a)
Certificates	1.8(d)
Closing	1.2(b)
Closing Date	1.2(b)
COBRA	2.13(a)
Code	Preamble
Commitment Letter	3.20
Company	Preamble
Company Balance Sheet	2.4(b)
Company Change of Recommendation	5.3(d)(i)
Company Change of Recommendation Notice	5.3(d)(i)(D)
Company Charter Documents	2.1(b)
Company Common Stock	1.6(a)
Company Disclosure Letter	Article II
Company Employee Agreement	2.13(a)
Company Employee Plan	2.13(a)
Company Employee/Service Provider	2.13(a)
Company Environmental Claim	2.12(a)
Company ERISA Affiliate	2.13(a)
Company ESPP	5.9(c)(i)
Company Financials	2.4(b)
Company Governmental Authorizations	2.9
Company Intellectual Property	2.8
Company Intellectual Property Contract	2.8

-iv-

Defined Term	Section
Company Leased Real Property	2.7(b)
Company Material Contract	2.14(a)
Company Options	2.2(b)
Company Option Plans	2.2(b)
Company Pension Plan	2.13(a)
Company Preferred Stock	2.2(a)
Company Products	2.8
Company Real Property Leases	2.7(b)
Company Restricted Stock	1.6(b)
Company SEC Reports	2.4(a)(i)
Company Stockholders’ Meeting	5.2(a)(i)
Company Voting Agreement	Recitals
Company Voting Proposal	5.2(a)(i)
Confidentiality Agreement	5.4(a)
Continuing Employees	5.9(e)
Contract	2.1(c)(i)
Credit Agreement	5.20
Deferred Compensation Plan	5.9(g)
Delaware Law	1.1
Dissenting Shares	1.6(c)
DOJ	2.3(d)
DOL	2.13(a)
Effect	8.3(d)
Effective Time	1.2(a)
Election	1.6(a)
Election Deadline	1.8(c)(ii)
Election Form	1.8(c)(iv)
Environmental Laws	2.12(a)
End Date	7.1(b)(i)
ERISA	2.13(a)
Exchange	5.14
Exchange Act	2.3(d)
Exchange Agent	1.8(a)
Exchange Fund	1.8(b)(i)
Exchange Ratio	1.6(a)
Exchangeable Shares	5.14
Exchangeable Share Provisions	5.14
Executives	5.9(h)
FCPA	2.16
Financing	3.20
First Step Merger	1.1
FTC	2.3(d)
GAAP	2.4(b)
Goldman	2.20
Governmental Entity	2.3(d)

-v-

Defined Term	Section
HIPAA	2.13(a)
HSR Act	2.3(d)
Indemnified Parties	5.10
Intellectual Property	2.8
Intellectual Property Rights	2.8
IRS	2.13(a)
Joint Proxy Statement/Prospectus	2.19
Knowledge	8.3(b)
Legal Requirements	1.8(h)
Lender	3.20
Liens	2.1(c)(ii)
Made Available	8.3(c)
Mask Works	2.8
Material Adverse Effect	8.3(d)
Materials of Environmental Concern	2.12(a)
Merger	1.1
Merger Consideration	1.6(a)
Merger Sub	Preamble
Merger Sub 2	1.1
Merger Sub Common Stock	1.6(h)
Non-Election Shares	1.6(a)
Parent	Preamble
Parent Balance Sheet	3.4(b)
Parent Benefit Plan	5.9(e)
Parent Charter Documents	3.1(b)
Parent Closing Price	1.6(e)(i)
Parent Disclosure Letter	Article III
Parent Employee Plan	3.13(a)
Parent Environmental Claim	3.12(a)
Parent Governmental Authorizations	3.8
Parent Financials	3.4(b)
Parent Intellectual Property	3.8(a)
Parent Material Contract	3.14(a)
Parent Options	3.2(b)
Parent Products	3.8(a)
Parent Ordinary Shares	1.6(a)
Parent SEC Reports	3.4(a)(i)
Parent Share Awards	3.2(b)
Parent Shareholders’ Meeting	5.2(b)(i)
Parent Voting Agreement	Recitals
Parent Voting Proposal	5.2(b)(i)
Parent’s 401(k) Plan	5.9(d)
Permitted Borrowings	5.20
Person	8.3(e)
Redemption	5.14

-vi-

Defined Term	Section
Registered Intellectual Property	2.8
Registration Statement	2.19
Regulation M-A	2.19
Retention Arrangements	5.9(h)
Solectron Canada	5.14
Second Step Merger	1.1
Second Step Merger Agreement	1.1
SEC	2.3(d)
Securities Act	2.4(a)(i)
Series B Preferred Stock	2.2(a)
Stock Consideration	1.6(a)
Stock Conversion Number	1.6(a)
Stock Election	1.6(a)
Stock Election Number	1.7(a)
Stock Election Shares	1.6(a)
Subsidiary	2.1(c)(i)
Superior Offer	5.3(h)(ii)
Surviving Corporation	1.1
Tail Policy	5.10(b)
Tax, Taxes, Taxable	2.6(a)
Tax Authority	2.6(a)
Tax Opinions	5.12
Tax Return	2.6(a)
Termination Fee	7.3(b)(i)
Trade Secret	2.8
Triggering Event	7.1
Voting Debt	2.2(c)
Voting Shares	2.3(a)
WARN	2.13(a)

-vii-

AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 4, 2007, by and among Flextronics International Ltd., a Singapore company (“Parent”), Saturn Merger Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Solectron Corporation, a Delaware corporation (the “Company”).
RECITALS
     A. The respective Boards of Directors of Parent, Merger Sub and the Company have deemed it advisable and in the interests of their respective companies and shareholders or stockholders, as the case may be, that Parent and the Company consummate the business combination and other transactions provided for herein pursuant to which, as a single integrated transaction, (1)(i) Merger Sub will be merged with and into the Company, which will continue as the surviving corporation of such merger and as a wholly-owned Subsidiary of Parent, and (ii) following such merger, the Company will be merged with and into a wholly-owned subsidiary of Parent, which will continue as the surviving corporation of such merger and as a wholly-owned Subsidiary of Parent, and (2) each share of capital stock of the Company will be canceled and converted into the right to receive the merger consideration set forth herein.
     B. For United States federal income tax purposes, it is intended that the Merger (as defined below) shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”) and the parties intend, by executing this Agreement, that this Agreement constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).
     C. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, all current executive officers and members of the Board of Directors of the Company are entering into voting agreements and irrevocable proxies in substantially the form attached hereto as Exhibit A1 (the “Company Voting Agreement”).
     D. Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, certain current executive officers and all members of the Board of Directors of Parent are entering into voting agreements and irrevocable proxies in substantially the form attached hereto as Exhibit A2 (the “Parent Voting Agreements”).
     E. The Board of Directors of the Company has resolved to recommend that the stockholders of the Company adopt this Agreement in accordance with Delaware Law (as defined below).
     F. Parent, as the sole stockholder of Merger Sub, has adopted this Agreement.
     G. The Board of Directors of Parent has resolved to recommend to its shareholders the approval of the issuance of Parent Ordinary Shares (as defined below) in the Merger.

     H. Parent, Merger Sub and the Company each desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:
ARTICLE I
THE MERGER
     1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (“Delaware Law”), (i) Merger Sub shall be merged with and into the Company (the “First Step Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned Subsidiary of Parent, and (ii) immediately following the First Step Merger, as part of a single integrated plan, the Company shall be merged with and into a wholly-owned subsidiary of Parent to be designated by Parent (“Merger Sub 2” and such merger, the “Second Step Merger”, and collectively with the First Step Merger, the “Merger”), the separate corporate existence of the Company shall cease and Merger Sub 2 shall continue as the surviving corporation and as a wholly-owned Subsidiary of Parent. The terms of the First Step Merger shall be as provided in Sections 1.2 through 1.10 below, and the terms of the Second Step Merger shall be as provided in the Form of Agreement and Plan of Merger and Reorganization attached hereto as Exhibit B (the “Second Step Merger Agreement”). Each of Parent and the Company shall, and Parent shall cause Merger Sub 2 to, enter into the Second Step Merger Agreement. The Company, as the surviving corporation after the First Step Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”
     1.2 Effective Time; Closing.
          (a) Effective Time. Subject to the provisions of this Agreement, the parties hereto shall cause the First Step Merger to be consummated by filing a Certificate of Merger in customary form and substance with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the “Certificate of Merger”) (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the “Effective Time”) as soon as practicable on the Closing Date.
          (b) Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Curtis, Mallet-Prevost, Colt & Mosle LLP, located at 101 Park Avenue, New York, New York, or such other place as agreed to by the parties, at a time and date to be specified by the parties, which shall be no later than the third Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied or waived at the Closing but subject to the satisfaction of those conditions), or at such other time, date and location as the parties hereto agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.” “Business Day” shall mean each day that is not a

Saturday, Sunday or other day on which banking institutions located in the State of California are authorized or obligated by law or executive order to close.
     1.3 Effect of the First Step Merger. At the Effective Time, the effect of the First Step Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     1.4 Certificate of Incorporation and Bylaws.
          (a) Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Solectron Corporation.”
          (b) Bylaws. At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated in their entirety to be identical to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time until thereafter amended in accordance with Delaware Law and as provided in such bylaws.
     1.5 Directors and Officers.
          (a) Directors. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified.
          (b) Officers. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.
          (c) Subsidiaries. Unless otherwise determined by Parent prior to the Effective Time, Parent, the Company and the Surviving Corporation shall take such action as reasonably requested by Parent to cause the directors and officers of Merger Sub immediately prior to the Effective Time to be the directors and officers, respectively, of each of the Company’s Subsidiaries immediately after the Effective Time, each to hold office as a director or officer of each such Subsidiary in accordance with the provisions of the laws of the respective jurisdiction of organization and the respective bylaws or equivalent organizational documents of each such Subsidiary.

     1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the First Step Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of the Company, the following shall occur:
          (a) Company Common Stock. Each share of the common stock, par value $0.001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(d), will be canceled and extinguished and automatically converted into the right to receive, at the election of the holder thereof (with respect to each holder, an “Election”), but subject to Sections 1.6(b), 1.6(c), 1.6(g), 1.7 and 1.8(g), either: (i) subject to Section 1.6(f), 0.3450 (the “Exchange Ratio”) of an ordinary share, no par value, of Parent (“Parent Ordinary Shares,” and such fraction of a Parent Ordinary Share, “Stock Consideration”) or (ii) $3.89 in cash, without interest (“Cash Consideration,” and together with the Stock Consideration, the “Merger Consideration”); provided that (i) in no event shall the maximum number of shares of Company Common Stock to be converted into Stock Consideration (the “Stock Conversion Number”) exceed the product of (x) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and (y) 0.70 and (ii) in no event shall the maximum number of shares of Company Common Stock to be converted into Cash Consideration (the “Cash Conversion Number”) exceed the product of (x) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and (y) 0.50; and provided further that subject to Section 1.7, each holder’s Election shall be for either (i) Cash Consideration (a “Cash Election”) for all of the shares of Company Common Stock (“Cash Election Shares”) held by such holder or (ii) Stock Consideration (a “Stock Election”) for all of the shares of Company Common Stock (“Stock Election Shares”) held by such holder. Any Company Common Stock or Exchangeable Shares for which an Election is not timely made as provided in Section 1.8(c) below shall be deemed “Non-Election Shares.”
          (b) Restricted Stock. If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition (including, without limitation, restrictions on transferability) under any applicable restricted stock purchase agreement or other agreement or arrangement with the Company that does not by its terms provide that such repurchase option, risk of forfeiture or other condition lapses upon consummation of the First Step Merger, including Company Common Stock issued under the Company’s 2002 Stock Plan pursuant to restricted stock purchase agreements (“Company Restricted Stock”), then notwithstanding any other provision of this Agreement, each holder of shares of Company Restricted Stock shall have the right to make an Election to receive either the Stock Consideration or Cash Consideration with respect to such shares in accordance with Section 1.6(a), and such shares will be cancelled and extinguished and automatically converted into the right to receive Stock Consideration or Cash Consideration in accordance with Section 1.6(a), which Stock Consideration or Cash Consideration will also be unvested and be subject to the same repurchase option, risk of forfeiture or other condition (including, without limitation, restrictions on transferability), and the certificates representing any Parent Ordinary Shares issued in respect thereof may accordingly be marked with appropriate legends. To the extent any shares of Company Restricted Stock are converted into the right to receive Cash Consideration, such Cash

Consideration shall vest and become payable on the date that the Company Restricted Stock would have otherwise vested pursuant to its original vesting schedule as in effect prior to the Effective Time, and such payment shall be made at the first regularly scheduled payroll date of Parent (or a Subsidiary of Parent) following the vesting date applicable to such payment.
          (c) Dissenting Shares. Notwithstanding any other provision of this Agreement and to the extent appraisal rights are available under Delaware Law, Company Common Stock and Series B Preferred Stock held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Common Stock in accordance with Section 262 of the Delaware Law (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration, but instead shall be entitled to such rights, but only such rights, as are granted under such Section 262 (unless and until such stockholder shall have failed to perfect, or shall have effectively withdrawn or lost, such stockholder’s right to appraisal under the Delaware Law). If any holder of Dissenting Shares shall have failed to perfect or who effectively shall have withdrawn or lost such holder’s rights to appraisal of such Dissenting Shares prior to the Election Deadline, such holder’s shares of Company Common Stock (or, if applicable, the Exchangeable Shares underlying the Series B Preferred Stock), as the case may be, shall thereupon be deemed to be Non-Election Shares for all purposes of this Agreement unless such stockholder properly makes an Election with respect to such shares prior to the Election Deadline. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Dissenting Shares under such Section 262 after the Election Deadline shall thereupon be deemed Non-Election Shares and therefore converted into, and become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration upon surrender, in the manner provided in Section 1.8(d), of the Certificates or Book Entry Shares that formerly evidenced such Company Common Stock (or, if applicable, the Exchangeable Shares underlying the Series B Preferred Stock) as the case may be. If the Merger is rescinded or abandoned for any reason, then the right of any stockholder to be paid the fair value of such stockholder’s Dissenting Shares pursuant to Section 262 of Delaware Law shall cease.
          (d) Cancellation of Treasury and Parent Owned Stock. Each share of Company Common Stock held by the Company or Parent or any direct or indirect wholly-owned subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.
          (e) Stock Options.
               (i) Each Company Option (as defined below) that is issued and outstanding immediately prior to the Effective Time, whether or not then exercisable, with an exercise price equal to or less than $5.00, will be assumed by Parent and converted into an option to purchase Parent Ordinary Shares (“Assumed Options”). Each Assumed Option will continue to have, and be subject to, the same terms and conditions, except that (A) each Assumed Option shall be exercisable (or will become exercisable in accordance with its terms) for that number of whole Parent Ordinary Shares equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share)

and (B) the per share exercise price for the Parent Ordinary Shares issuable upon exercise of such Assumed Option shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio (rounded up to the nearest whole cent). The conversion of Company Options provided for in this Section 1.6(e)(i) with respect to any Company Options, whether or not they are intended to be “incentive stock options” (as defined in Section 422 of the Code), shall be effected in a manner consistent with Section 424(a) of the Code and otherwise in a manner designed to avoid their becoming deferred compensation arrangements subject to Section 409A of the Code to the extent permitted by Legal Requirements.
               (ii) Each Company Option that is issued and outstanding immediately prior to the Effective Time, whether or not then exercisable, which is not an Assumed Option and which has not been exercised prior to the Effective Time, shall, effective at the Effective Time, be canceled and extinguished without any conversion or assumption thereof.
          (f) Fractional Shares. No fraction of a Parent Ordinary Share will be issued by virtue of the First Step Merger, but in lieu thereof each holder of shares of Company Common Stock that would otherwise be entitled to a fraction of a Parent Ordinary Share (after aggregating all fractional Parent Ordinary Shares that otherwise would be received by such holder) shall, upon surrender of such holder’s Certificate(s) or Book Entry Share(s) or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.10, receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, less the amount of any withholding taxes as contemplated by Section 1.8(g), which are required to be withheld with respect thereto, equal to the product of: (i) such fraction, multiplied by (ii) the product of (x) the average of the per share closing prices of the Parent Ordinary Shares reported on the Nasdaq Global Select Market during the five (5) consecutive trading days ending on the trading day immediately preceding the Closing Date and (y) the Exchange Ratio.
          (g) Adjustments to Exchange Ratio and Cash Consideration. The Exchange Ratio and the Cash Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Ordinary Shares or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Ordinary Shares or Company Common Stock having a record date on or after the date hereof and prior to the Effective Time.
          (h) Capital Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.
          (i) Cancellation of Series B Preferred Stock. The Series B Preferred Stock will be cancelled as provided in the Company Charter Documents and Section 5.14

     1.7 Allocation of the Merger Consideration. Notwithstanding any other provision of this Agreement, in the circumstances described below in this Section 1.7, the Merger Consideration shall be allocated as provided below in this Section 1.7:
          (a) If the aggregate number of shares of Company Common Stock with respect to which Stock Elections shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Number, then (i) all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and (ii) the Stock Election Shares of each holder shall be converted into the right to receive (x) the Stock Consideration in respect of that number of Stock Election Shares equal to the product of (1) the number of Stock Election Shares held by such holder and (2) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, and (y) Cash Consideration in respect of the remaining number of such holder’s Stock Election Shares;
          (b) If the aggregate number of shares of Company Common Stock with respect to which Cash Elections shall have been made (the “Cash Election Number”) exceeds the Cash Conversion Number, then (i) all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and (ii) the Cash Election Shares of each holder shall be converted into the right to receive (x) the Cash Consideration in respect of that number of Cash Election Shares equal to the product of (1) the number of Cash Election Shares held by such holder and (2) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number, and (y) Stock Consideration in respect of the remaining number of such holder’s Cash Election Shares; or
          (c) If (x) the Stock Election Number is less than the Stock Conversion Number and (y) the Cash Election Number is less than the Cash Conversion Number (the amount by which the Cash Conversion Number exceeds the Cash Election Number, the “Cash Shortfall Number”), then:
               (i) all Stock Election Shares shall be converted into the right to receive the Stock Consideration;
               (ii) all Cash Election Shares shall be converted into the right to receive the Cash Consideration; and
               (iii) the Non-Election Shares of each holder shall be treated in the following manner: (A) if the Cash Shortfall Number is greater than or equal to the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Cash Consideration; or (B) if the Cash Shortfall Number is less than the number of Non-Election Shares, then the Non-Election Shares of each holder shall be converted into the right to receive (1) the Cash Consideration in respect of that number of Non-Election Shares equal to the product of (x) the number of Non-Election Shares held by such holder and (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, and (2) Stock Consideration in respect of the remaining number of such holder’s Non-Election Shares.

     1.8 Surrender of Certificates; Election of Merger Consideration.
          (a) Exchange Agent. Parent shall designate a bank or trust company reasonably satisfactory to the Company to act as the exchange agent (the “Exchange Agent”) for the Merger. The Exchange Agent shall make all computations as to the allocation and the proration of the Merger Consideration contemplated by Section 1.7, and any such computations shall be binding on the Company stockholders absent manifest error. Such computations shall be made as soon as practicable after the Election Deadline, but in no event more than five (5) Business Days after the Closing Date (or such other time as may be agreed in writing by the Company and Parent). The Exchange Agent may, with the mutual agreement of Parent and the Company, make such rules as are consistent with this Section 1.8 and as shall be reasonably necessary to effect the Elections provided for herein.
          (b) Parent to Provide Merger Consideration.
               (i) Prior to the Effective Time, Parent shall enter into an agreement with the Exchange Agent, in form and substance reasonably satisfactory to the Company, which shall provide that Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the share certificate(s) representing the number of Parent Ordinary Shares issuable and the aggregate Cash Consideration payable pursuant to this Article I in exchange for outstanding shares of Company Common Stock. In addition, Parent shall make available as necessary, cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(f) and any dividends or distributions which holders of shares of Company Common Stock may be entitled pursuant to Section 1.8(e). Any cash and Parent Ordinary Shares deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”
               (ii) Parent shall deposit, or shall cause to be deposited, with the Exchange Agent (A) as promptly as practicable following the Effective Time, certificates representing the number of Parent Ordinary Shares sufficient to deliver, and Parent shall instruct the Exchange Agent to timely deliver, the aggregate Stock Consideration, and (B) at or prior to the Effective Time, immediately available funds equal to the aggregate Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 1.6(f)) and Parent shall instruct the Exchange Agent to timely pay the Cash Consideration, and such cash in lieu of fractional shares, in accordance with this Agreement. To the extent that there are any losses with respect to any investment of the Exchange Fund, or the Exchange Fund diminishes for any reason below the level required for the Exchange Agent to promptly pay the cash amounts contemplated by this Agreement (including with respect to former Dissenting Shares held by stockholders of the Company who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Shares under Section 262 of Delaware Law), Parent shall promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make such payments contemplated by this Agreement.

          (c) Elections.
               (i) All Elections made pursuant to Section 1.6(a) shall be made on a form designated for that purpose that is reasonably acceptable to Parent and the Company (an “Election Form”). A holder acting in different capacities or acting on behalf of different beneficial owners shall be entitled to submit an Election Form for each capacity in which such holder so acts with respect to each person for which it so acts.
               (ii) Parent shall cause the Exchange Agent to mail the Election Form to each of the Company’s stockholders entitled to vote at the Company Stockholders’ Meeting, at the time that the Joint Proxy Statement/Prospectus is provided to the shareholders of the Company. Parent shall cause the Exchange Agent to use reasonable best efforts to make available as promptly as possible an Election Form to any shareholder of the Company who requests such Election Form following the initial mailing of the Election Form and prior to the Election Deadline.
               (iii) Parent shall cause the Exchange Agent to mail the Election Form to each holder of record of Exchangeable Shares who is entitled to vote in respect of the Company Stockholders’ Meeting pursuant to the outstanding share of Series B Preferred Stock, at the time that the Joint Proxy Statement/Prospectus is provided to the stockholders of the Company. Such Election Form shall permit each such holder of Exchangeable Shares to complete such Election Form and make an Election as if such holder were the registered holder of the Company Common Stock to which such holder of Exchangeable Shares will be entitled on completion of the Redemption or Exchange. Parent shall use reasonable best efforts to cause the Exchange Agent to make available as promptly as practicable an Election Form to any holder of Exchangeable Shares who requests such Election Form following the initial mailing of the Election Form and prior to the Election Deadline. For all purposes hereunder such an Election by a holder of Exchangeable Shares will be considered an Election made with respect to shares of Company Common Stock, subject to completion of the Redemption or Exchange.
               (iv) Any Election shall be deemed to have been made properly only if the Exchange Agent shall have received, by the Election Deadline, an Election Form properly completed and signed. For purposes of this Agreement, “Election Deadline” means 5:00 p.m. Eastern time on the later of (i) the date of the Company Stockholders’ Meeting and (ii) the date that Parent and the Company shall agree is as near as practicable to ten (10) Business Days prior to the expected Closing Date. Parent and the Company shall cooperate to issue a press release announcing the date of the Election Deadline not more than fifteen (15), but at least ten (10), Business Days prior to the Election Deadline.
               (v) An Election shall have been made properly only if the Exchange Agent shall have received, by the Election Deadline, an Election Form properly completed and signed.
               (vi) If any Election is not timely or otherwise properly made with respect to any shares of Company Common Stock, such Election shall be deemed not effective, and the shares of Company Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is filed by the Election Deadline.

None of Parent, the Company or the Exchange Agent shall have any obligation to notify any holder of any defect in its Election prior to the Election Deadline.
               (vii) Any holder may, at any time prior to the Election Deadline, (x) change such holder’s Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed, revised Election Form or (y) revoke his, her or its Election by written notice received by the Exchange Agent prior to the Election Deadline. All Elections shall be revoked automatically if the Exchange Agent is notified in writing by Parent or the Company that this Agreement has been terminated in accordance with Article VII.
          (d) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of (i) a certificate or certificates (the “Certificates”) or (ii) non-certificated shares of Company Common Stock represented by book-entry (“Book Entry Shares”) which in each case immediately prior to the Effective Time represented: (1) outstanding shares of Company Common Stock that were converted into the right to receive Merger Consideration pursuant to this Article I; or (2) outstanding Exchangeable Shares that were redeemed or exchanged for shares of Company Common Stock in connection with the Redemption or the Exchange, as the case may be, and such shares of Company Common Stock were subsequently converted into the right to receive Merger Consideration pursuant to this Article I: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book Entry Shares shall pass, only upon delivery of the Certificates or Book Entry Shares to the Exchange Agent and shall be in customary form and have such other provisions as Parent may reasonably specify and the Company shall reasonably approve prior to the Effective Time) and (ii) instructions for use in effecting the surrender of the Certificates or Book Entry Shares in exchange for the right to receive either, but not a combination of, (x) certificates representing whole Parent Ordinary Shares or (y) the Cash Consideration, in each case determined in accordance with Section 1.6(a), and cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.8(e). Upon surrender of Certificates or Book Entry Shares for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent (with appropriate notice of such appointment having been provided to such holders of record), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates or Book Entry Shares shall be entitled to receive in exchange therefor share certificate(s) representing the number of whole Parent Ordinary Shares to which such holder is entitled pursuant to Section 1.6(a), if any, any payment of the Cash Consideration which such holder is entitled to receive pursuant to Section 1.6(a) and any payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.8(e), in each case after taking into account all Certificates or Book Entry Shares surrendered by such holder and such holder’s Election, and the Certificates or Book Entry Shares so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates or Book Entry Shares will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive such whole number of Parent Ordinary Shares into which such shares of Company Common Stock shall have been so converted in accordance with Section 1.6(a), the right to receive payment of the Cash Consideration in accordance with Section 1.6(a) and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.8(e). If a holder that is entitled to receive both Cash Consideration and Stock Consideration in respect of Company Common Stock held by such owner immediately prior to the Effective Time surrenders Certificates or Book Entry Shares representing fewer than all of such Company Common Stock, such holder will receive both Cash Consideration and Stock Consideration in proportion to the relative amounts of Cash Consideration and Stock Consideration it is entitled to receive for all of the Company Common Stock it held immediately prior to the Effective Time.
          (e) Distributions With Respect to Unexchanged Shares. Whenever a dividend or other distribution is declared or made after the date hereof with respect to Parent Ordinary Shares with a record date after the Effective Time, such declaration shall include a dividend or other distribution in respect of all Parent Ordinary Shares issuable pursuant to this Agreement. No dividends or other distributions declared or made after the date hereof with respect to Parent Ordinary Shares with a record date after the Effective Time and no payment in lieu of fractional shares pursuant to Section 1.6(f) will be paid to the holders of any unsurrendered Certificates or Book Entry Shares with respect to the Parent Ordinary Shares represented thereby until the holders of record of such Certificates or Book Entry Shares shall surrender such Certificates or Book Entry Shares. Subject to applicable Legal Requirements, following surrender of any such Certificates or Book Entry Shares, the Exchange Agent shall deliver to the holders thereof, without interest (i) promptly after such surrender, share certificates(s) representing such number of whole Parent Ordinary Shares issued in exchange therefor, if any, and the Cash Consideration payable, if any, in exchange therefor, in each case pursuant to Section 1.6(a), along with payment in lieu of fractional shares pursuant to Section 1.6(f) and the amount of any such dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole Parent Ordinary Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole Parent Ordinary Shares.
          (f) Transfers of Ownership. If Parent Ordinary Shares are to be issued in a name other than that in which the Certificates or Book Entry Shares surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates or Book Entry Shares so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the issuance of Parent Ordinary Shares in any name other than that of the registered holder of the Certificates or Book Entry Shares surrendered, or established to the reasonable satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.
          (g) Required Withholding. Each of the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax law. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

          (h) No Liability. None of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirements. For purposes of this Agreement, “Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, directive, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity
          (i) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to Company stockholders pursuant to this Article I. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to Company stockholders pursuant to this Article I shall be paid to Parent as soon as practicable at the end of each calendar month.
          (j) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates or Book Entry Shares twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates or Book Entry Shares who have not surrendered such Certificates or Book Entry Shares in compliance with this Section 1.8 shall after such delivery to Parent look only to Parent for the payment of the Merger Consideration pursuant to Section 1.6(a), cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.8(e) with respect to the shares of Company Common Stock formerly represented thereby.
     1.9 No Further Ownership Rights in Company Common Stock. The Stock Consideration and Cash Consideration paid, together with any cash or other distributions paid pursuant to Sections 1.6(f) and 1.8(e), upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.
     1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue and/or pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such share certificate(s) representing Parent Ordinary Shares to be issued pursuant to Section 1.6(a), any Cash Consideration payable pursuant to Section 1.6(a), cash for fractional shares, if any, as may be required pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.8(e); provided, however, that Parent may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
     1.11 Alternative Structure. If the condition described in Section 6.1(f)(i) to the obligations of each party to effect the Merger is not satisfied at or prior to the Closing Date, then (i) each party shall have the right in its sole discretion to unilaterally waive such condition on behalf of all parties and (ii) if any such party so waives such condition, then the Merger shall not be consummated as described in Section 1.1, but instead, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The terms of such merger of Merger Sub with and into the Company shall be as provided in Sections 1.2 through 1.10 above, provided that, all references therein (and in any other Section of this Agreement) to the “First Step Merger” shall be deemed to refer to the merger pursuant to this Section 1.11, and all references in this Agreement to the “Merger” shall be deemed to refer to such merger (except for references to “Merger” in Recital B, Section 2.6(b)(xiii), Section 3.6(a)(v), Section 5.12 and Section 6.1(f), which shall apply only to the Merger contemplated in Section 1.1). Nothing contained in this Section 1.11 shall have any effect on the Merger Consideration.
     1.12 Further Action. At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to Parent and Merger Sub, subject to (i) disclosure in the Company’s Annual Report on Form 10-K for the period ended August 25, 2006 and any other Company SEC Report thereafter filed with the SEC and publicly available prior to the date hereof, excluding any disclosure in any such Company SEC Report set forth in any risk factor section and in any section relating to forward-looking statements (and provided that the disclosure in such Annual Report or other Company SEC Report shall apply only with respect to representations and warranties to which the relevance of such disclosure is reasonably apparent on its face), and (ii) the exceptions specifically disclosed in writing in the disclosure letter (referencing the appropriate section or subsection; provided, however, that any information set forth in one section of the disclosure letter shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent on its face) supplied by the Company to Parent dated as of the date hereof (the “Company Disclosure Letter”), as follows:
     2.1 Organization; Standing and Power; Charter Documents; Subsidiaries.
          (a) Organization; Standing and Power. The Company is (i) a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and (ii)

is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has the requisite power and authority and all necessary governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and to carry on its business as currently conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.
          (b) Charter Documents. The Company has Made Available to Parent a true and correct copy of the certificate of incorporation and bylaws of the Company, each as amended to date and as in full force and effect (collectively, the “Company Charter Documents”). The Company is not in violation of any of the provisions of the Company Charter Documents.
          (c) Subsidiaries.
               (i) Each “significant subsidiary” (as such term is defined in Rule 1-02 of Regulation S-X promulgated by the SEC) of the Company and its respective jurisdiction of organization is identified in Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the year ended August 25, 2006 filed with the SEC on November 8, 2006. For purposes of this Agreement, “Subsidiary,” when used with respect to any party, shall mean any corporation, association, business entity, partnership, limited liability company or other Person of which such party, either alone or together with one or more Subsidiaries or through one or more Subsidiaries (A) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person or (B) is entitled, by Contract or otherwise, to elect, appoint or designate directors or other Persons constituting a majority of the members of such Person’s board of directors or other governing body. For purposes of this Agreement, “Contract” shall mean any written or oral agreement, including any lease, license, subcontract, indenture, note, bond, or other binding instrument, understanding, commitment or other arrangement or undertaking, including any and all amendments, exhibits and schedules thereto.
               (ii) The Company is the direct or indirect owner of all of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary and all such shares or interests have been duly authorized, validly issued and are fully paid and nonassessable, free and clear of all material Liens, except for restrictions imposed by applicable securities laws. Other than the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person. For purposes of this Agreement, “Liens” shall mean all pledges, claims, liens, charges, encumbrances, options, restrictions and security interests of any kind or nature whatsoever.
               (iii) Each Subsidiary of the Company (i) is a corporation or other organization duly organized, validly existing and, in any jurisdiction in which such legal concept is applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, and (ii) is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be in good standing or so qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Each Subsidiary of the Company has the requisite power and authority and all necessary governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and to carry on its business as currently conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.
     2.2 Capital Structure.
          (a) Capital Stock. The authorized capital stock of the Company consists of: (i) one billion six hundred one million two hundred thousand (1,601,200,000) shares of Company Common Stock and (ii) one million two hundred thousand (1,200,000) shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”), of which one (1) share is designated as “Series B Preferred Stock” (the “Series B Preferred Stock”). As of the close of business on June 1, 2007: (i) nine hundred thirteen million nine hundred seventy-four thousand four hundred sixty-two (913,974,462) shares of Company Common Stock were issued and outstanding, and (ii) seven hundred twenty-three thousand sixty-eight (723,068) shares of Company Common Stock were held by the Company in its treasury. As of the date hereof, one share of Series B Preferred Stock is issued and outstanding, which share will be cancelled in connection with the Redemption or Exchange, and no other shares of Company Preferred Stock are issued and outstanding. No shares of Company Common Stock and Company Preferred Stock are owned or held by any Subsidiary of the Company. All outstanding shares of Company Common Stock and Company Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Company Charter Documents, or any agreement to which the Company is a party or by which it is bound.
          (b) Company Options. As of the close of business on June 1, 2007: (i) thirty-nine million six hundred fifty-two thousand five hundred eighty-one (39,652,581) shares of Company Common Stock were issuable upon the exercise of outstanding options to purchase Company Common Stock under the Company’s Amended and Restated 1992 Stock Plan and 2002 Stock Plan (collectively, the “Company Option Plans” and such options, whether payable in cash, shares or otherwise, “Company Options”); and (ii) except for Company Common Stock issuable under the Company ESPP, there are no shares of Company Common Stock issuable upon the exercise of outstanding options to purchase Company Common Stock that were not issued under the Company Option Plans. Section 2.2(b)(i) of the Company Disclosure Letter sets forth a list of all Company Options that are exercisable to purchase or receive Company Restricted Stock and which are outstanding and unexercised as of June 1, 2007. Section 2.2(b)(i) of the Company Disclosure Letter sets forth a list of each outstanding Company Option as of the close of business on June 1, 2007, including (a) the name of the holder of such Company Option; (b) the number of shares of Company Common Stock subject to such Company Option; (c) the exercise price of such Company Option; (d) the date on which such Company Option was granted or issued; (e) the Company Option Plan under which such Company Option was issued and whether such Company Option is an “incentive stock option” (as defined in Section 422 of the Code) or a nonqualified stock option; (f) for each Company Option, whether such Company

Option is held by a Person who is not an employee of the Company or any of its Subsidiaries; (g) the applicable vesting schedule, if any, and the extent to which such Company Option is vested and exercisable as of the date hereof; and (h) the date on which such Company Option expires. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting or exercisability of any Company Option as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. Except for Company Options pursuant to which optionees were issued Company Restricted Stock, to the Knowledge of the Company, each outstanding Company Option has been granted with an exercise price no less than the fair market value of the shares of Company Common Stock subject to such Company Options on the date of grant.
          (c) Restricted Stock. As of the close of business on June 1, 2007, sixteen million eight hundred twenty-four thousand seven hundred sixty-two (16,824,762) shares of Company Restricted Stock were issued and outstanding. Section 2.2(c) of the Company Disclosure Letter sets forth the following information about such Company Restricted Stock as of the close of business on June 1, 2007: (a) the name of the holders; (b) the date on which such Company Restricted Stock was issued; (c) the Company Option Plan under which such Company Restricted Stock was issued; (d) whether or not the holder is an employee of the Company or any of its Subsidiaries; and (e) the applicable vesting schedule including whether vesting occurs pursuant to the provision of services or the achievement of performance or other criteria and whether vesting will be triggered as a result of the Merger.
          (d) Voting Debt. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other indebtedness which carries or possesses the right to vote on any matters on which stockholders may vote or which is convertible into, or exchangeable for, securities having such right (collectively, “Voting Debt”).
          (e) Other Securities. Except for Company Options outstanding as of the date hereof and subject to Section 4.1(b)(iv), Company Options subsequently issued, and the rights associated with the Exchangeable Shares, there are no options, warrants, calls, rights or other securities and no Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound, obligating (or purporting to obligate) the Company or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt, other voting securities or any securities convertible into shares of capital stock, Voting Debt or other voting securities of the Company or any of its Subsidiaries, and there are no Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound, obligating the Company or any of its Subsidiaries to issue, grant or extend any such option, warrant, call, right, or other security or enter into any such Contract. There are no rights plans, anti-takeover plans or registration rights agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party or by which any of them are bound.
          (f) Redemption and Disposal of Securities. Except for the Company’s reacquisition of unvested shares of Company Restricted Stock forfeited to the Company, there are no Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (ii) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries.
          (g) Voting Agreements. The Company is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, to the Company’s Knowledge, other than the Company Voting Agreements and the irrevocable proxies granted pursuant to the Company Voting Agreements, there are no irrevocable proxies, voting agreements, or voting trusts with respect to any Company Common Stock.
     2.3 Authority; No Conflict; Necessary Consents.
          (a) Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of consummation of the Merger, to the approval of the Company Voting Proposal by the Company’s stockholders as contemplated in Section 5.2(a). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no further corporate action is required on the part of the Company to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the approval of the Company Voting Proposal by the Company’s stockholders as contemplated by Section 5.2(a) and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of a majority of the Voting Shares entitled to vote at the Company Stockholders’ Meeting is the only vote of the holders of any class or series of Company capital stock necessary to adopt this Agreement and consummate the Merger under Delaware Law. For purposes hereof, “Voting Shares” shall mean (i) the outstanding shares of Company Common Stock and (ii) the outstanding share of Series B Preferred Stock (with the number of Voting Shares attributable to the share of Series B Preferred Stock equal to the number of issued and outstanding Exchangeable Shares as of the record date of the Company Stockholders Meeting that are not owned by the Company, any of its Subsidiaries or any entity directly or indirectly controlled by or under common control with the Company). This Agreement has been duly executed and delivered by the Company and assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity.
          (b) Board Approval. The Board of Directors of the Company has, by resolution duly adopted by unanimous vote at a meeting of all directors duly called and held on June 3, 2007 (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) recommended that the stockholders of the Company adopt this Agreement in accordance with Delaware Law and directed that such matter be submitted to the Company’s stockholders at the Company Stockholders’ Meeting. As of the date hereof, the Board of Directors of the Company has not rescinded or modified in any way the foregoing resolutions.
          (c) No Conflict. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of the Company Charter Documents, (ii) conflict with or violate any provision of any certificates of incorporation and bylaws, or like organizational documents, of any Subsidiary of the Company, (iii) subject to obtaining the approval of the Company Voting Proposal by the Company’s stockholders as contemplated in Section 5.2(a) and compliance with the requirements set forth in Section 2.3(d), conflict with or violate any Legal Requirements applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible) is bound, (iv) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s or any Subsidiary’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or trigger or accelerate any payment under (excluding vesting accelerations of any Company Option that is not an Assumed Option), any Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective assets or properties are bound or affected, or (v) result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries except in each case of (i) through (v) for such conflicts, violations, breaches, defaults, impairments, alterations, rights of termination, amendment, acceleration or cancellation, or creation of Liens which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.
          (d) Government Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality or any quasi-governmental or private body performing any regulatory, taxing, importing or other governmental or quasi-governmental function (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger by the Company and other transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate related documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) the filing and effectiveness of the Joint Proxy Statement/Prospectus with the United States Securities and Exchange Commission (the “SEC”) in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, (iii) the filing of the Notification and Report Forms with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) and the expiration or termination of the applicable waiting period under the HSR Act, and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the merger control regulations of any jurisdiction other than the United States of America, which includes those identified in

Section 2.3(d) of the Company Disclosure Letter, (iv) such other filings and notifications as may be required to be made by the Company under state securities laws or the rules and regulations of the New York Stock Exchange, and (v) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made would not, individually or in the aggregate, reasonably be expected either to have a Material Adverse Effect on the Company or materially affect the ability of the Company to consummate the Merger.
     2.4 SEC Filings; Financial Statements; Internal Controls.
          (a) SEC Filings.
               (i) The Company has filed all registration statements, prospectuses, proxy statements, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since August 27, 2004. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents, as each of the foregoing have been amended since the time of their filing (including those that the Company may file subsequent to the date hereof) are referred to herein as the “Company SEC Reports.” As of their respective dates, the Company SEC Reports (A) were prepared in accordance with, and complied and in all material respects with, the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and, in each case, the rules and regulations promulgated thereunder applicable to such Company SEC Reports and (B) did not at the time they were filed (and in the case of registration statements, as of their respective effective dates) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except in the case of each of the preceding clauses (A) and (B) to the extent corrected: (1) in the case of Company SEC Reports filed on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing of the applicable amending or superseding Company SEC Report; and (2) in the case of Company SEC Reports filed after the date of this Agreement that are amended or superseded prior to the Closing, by the filing of the applicable amending or superseding Company SEC Report. As of the date hereof, none of the Company SEC Reports is the subject of outstanding SEC comments or, to the Company’s Knowledge, ongoing SEC review.
               (ii) The Company has Made Available to Parent true, correct and complete copies of all correspondence, other than transmittal correspondence, between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other, since January 1, 2006, including all SEC comment letters, and responses to such comment letters by or on behalf of the Company.
               (iii) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to the Company SEC Reports. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act of 2002.

               (iv) None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC.
          (b) Financial Statements. Each of the consolidated financial statements (including, in each case, any accompanying notes thereto) contained in the Company SEC Reports, including the consolidated statement of operations, consolidated statement of cash flows and consolidated balance sheet for the year ended, and as of, August 25, 2006 (the “Company Financials”): (i) complied, and in the case of consolidated financial statements to be contained in Company SEC Reports filed after the date hereof, will comply, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared, and in the case of consolidated financial statements to be contained in Company SEC Reports filed after the date hereof, will be prepared, in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the rules of the SEC, and except that the unaudited financial statements are subject to normal and recurring year-end adjustments) and (iii) fairly presented, and in the case of consolidated financial statements to be contained in Company SEC Reports filed after the date hereof, will fairly present, in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). The consolidated balance sheet of the Company and its subsidiaries as of March 2, 2007, contained in the Company SEC Reports is hereinafter referred to as the “Company Balance Sheet.” Except as reflected or reserved against in the Company Balance Sheet, neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except for (i) liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice, (ii) liabilities incurred in connection with or expressly permitted by the terms of this Agreement or the transactions contemplated hereby, and (iii) liabilities that, taken individually or together with other liabilities, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has not had any disagreement with KPMG LLP, its independent public accountants, regarding material accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date. The books and records of the Company and each Subsidiary have been, and are being, maintained in accordance with applicable legal and accounting requirements and the Company Financials are consistent with such books and records. Neither the Company nor any of its Subsidiaries is a party to, nor has any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).
          (c) Internal Controls. The Company has established and maintains a system of internal controls over financial reporting required by Rules 13a-15(f) or 15d-15(f) under the Exchange Act designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its consolidated financial statements in accordance with GAAP and including those policies and procedures that: (i) require the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and the Board of Directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that could have a material effect on the Company’s financial statements. There are no “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls, and there is no series of multiple “significant deficiencies” (as defined by the Public Company Accounting Oversight Board) that collectively represent a “material weakness” in the design or operation of the Company’s internal controls. Since August 25, 2006, neither the Company nor any of its Subsidiaries (including any current Company Employee/Service Provider thereof) nor, to the Company’s Knowledge, the Company’s independent auditors have identified or been made aware of (A) any significant deficiency or material weakness in the system of internal controls utilized by the Company and its Subsidiaries, (B) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal controls utilized by the Company and its Subsidiaries, or (C) any material claim or allegation regarding any of the foregoing.
          (d) Disclosure Controls. The Company has established and maintains disclosure controls and procedures required by Rules 13a-15(e) or 15d-15(e) under the Exchange Act that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management to allow timely decisions regarding required disclosure.
          (e) Other Controls and Procedures. The Company has established and maintains a system of controls and procedures sufficient to (i) provide reasonable assurance that any significant deficiencies or material weaknesses in the design or operation of internal controls which are reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, and any fraud that is detected by the Company, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal controls utilized by the Company and its Subsidiaries, are adequately and promptly disclosed to the Company’s independent auditors and the audit committee of the Company’s Board of Directors and (ii) provide reasonable assurance that access to assets is permitted only in accordance with management’s general or specific authorization.
     2.5 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet through the date of this Agreement, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been, accrued or arisen:
          (a) any event, change or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; or

          (b) any action taken by the Company or event, change or development that would have required the consent of Parent pursuant to Section 4.1(b) had such action, event, change or development occurred after the date of this Agreement.
     2.6 Taxes.
          (a) Definitions. “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) all foreign, federal, state and local, income, profits, franchise, gross receipts, payroll, transfer, sales, employment, use, property, excise, value added, ad valorem, estimated, stamp, alternative or add-on minimum, recapture, withholding and any other taxes, together with all interest, penalties and additions imposed on or with respect to such amounts and (ii) any liability for payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group. “Tax Authority” means the IRS and any other domestic or foreign governmental authority responsible for the administration of any Taxes. “Tax Return” means any return, declaration, report, claim for refund, or information return or statement filed or required to be filed with any Tax Authority in connection with the determination, assessment, collection or imposition of any Taxes. “Audit” means any audit, assessment, examination, written claim, or other written inquiry relating to Taxes by any Tax Authority or any judicial or administrative proceeding relating to Taxes.
          (b) Tax Returns and Audits.
               (i) All material Tax Returns required to be filed by or with respect to the Company and each of its Subsidiaries have been timely filed (taking into account any extension of time in which to file) and in the manner prescribed by law in all material respects. All such Tax Returns are in all material respects true, correct and complete, and all Taxes owed by the Company and its Subsidiaries, whether or not shown on any Tax Return (including all withholding and payroll Taxes), have been paid, except for those Taxes that have not had and are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. None of the Company or any of its Subsidiaries has received notice of any claim by any Tax Authority in any jurisdiction other than in which it has filed Tax Returns that the Company or any of its Subsidiaries are or may be subject to taxation by that jurisdiction.
               (ii) No adjustment relating to any Tax Return of the Company or any of its Subsidiaries by any Tax Authority has been proposed formally or informally by any Tax Authority to the Company or any of its Subsidiaries.
               (iii) There are no Liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company or any of its Subsidiaries, other than with respect to Taxes not yet due and payable.
               (iv) No Audit is currently pending with respect to any Tax Return of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any communication from any Tax Authority that an Audit is forthcoming. Neither the Company nor any of its Subsidiaries has been delinquent in the payment of any Tax, and there is no deficiency for any Taxes that is outstanding, assessed or proposed against the Company or any of its Subsidiaries, which deficiency has not been paid in full when due and payable or which has not been adequately reserved for in the Company Financials, except for delinquencies and deficiencies that, individually or in the aggregate, have not and are not reasonably expected to have a Material Adverse Effect on the Company.
               (v) There are no outstanding written agreements or waivers extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or any of its Subsidiaries for any taxable period. No power of attorney granted by or with respect to the Company or any of its Subsidiaries relating to Taxes is currently in force, and no extension of time for filing any Tax Return required to be filed by or on behalf of the Company or any of its Subsidiaries is in force. The Company has delivered or made available to Parent complete and correct copies of all foreign, federal and state income Tax Returns, audit reports and statements of deficiencies for the Company and each of its Subsidiaries filed by or issued to or with respect to the Company and each of its Subsidiaries for all periods which have been requested by Parent.
               (vi) Neither the Company nor any of its Subsidiaries is a party to or bound by, or has any obligation under, any Tax sharing agreement or similar contract or arrangement. Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated, combined, or unitary income Tax Return (other than a group the common parent of which was the Company). Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any person (other than the Company and such Subsidiary) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.
               (vii) Neither the Company nor any of its Subsidiaries has agreed to, or is required to, make any adjustments under Section 481(a) or Section 263A of the Code or any comparable provision under state or foreign Tax laws by reason of a change in accounting method or otherwise that would be effective for any period after the Closing Date.
               (viii) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a “plan” or “series of related transaction” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
               (ix) The Company and its Subsidiaries have not “participated” in a “listed transaction” (as defined in Section 1.6011-4 of the United States Treasury Regulations promulgated under the Code).
               (x) The Company and each of its Subsidiaries is not, and during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code has not been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
               (xi) None of Company’s nor any of its Subsidiaries’ assets are tax exempt use property within the meaning of Section 168(h) of the Code.

               (xii) The Company has adequately disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
               (xiii) The Company is not aware of any fact or circumstance that (i) would prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code or (ii) cause Parent to be treated as other than a corporation pursuant to Section 367(a) of the Code for purposes of the Merger.
     2.7 Properties.
          (a) Title to Property and Assets. The Company and each of its Subsidiaries have good and valid title to, or a valid leasehold interest in, all the properties and assets which it purports to own or lease (real, tangible, personal and mixed), including all the properties and assets reflected in the Company Balance Sheet (except for property sold since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice), except where any failure to have good and valid title, or a valid leasehold interest, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. All properties and assets reflected in the Company Balance Sheet are free and clear of all Liens, except for Liens securing liabilities reflected on the Company Balance Sheet, Liens for current taxes not yet due and other Liens that do not, individually or in the aggregate, materially impair the use of the property or assets subject thereto.
          (b) Leases. All real property leases, subleases, licenses or other occupancy agreements to which the Company or any of its Subsidiaries is a party (collectively, the “Company Real Property Leases” and the real property subject to such Company Real Property Leases, the “Company Leased Real Property”) are in full force and effect, except where the failure of such Company Real Property Leases to be in full force and effect, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on the Company. There is no default by the Company or any of its Subsidiaries under any of the Company Real Property Leases, or, to the knowledge of the Company, defaults by any other party thereto, except such defaults as have been waived in writing or cured or such defaults that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on the Company.
          (c) Condition of Property and Assets. The Company Leased Real Property and the physical assets of the Company and the Subsidiaries are in good condition and repair and regularly maintained in accordance with standard industry practice, except where any failure to keep such Company Leased Real Property or physical assets in good condition and repair and regularly maintained, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on the Company. To the Company’s Knowledge, the Company Leased Real Property is in compliance with all applicable Legal Requirements, except for any non-compliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries will be required to incur any material cost or expense for any restoration or surrender obligations, or any other material costs otherwise qualifying as asset retirement obligations under Financial Accounting Standards Board Statement of Financial Accounting Standard No. 143 “Accounting for Asset

Retirement Obligations,” upon the expiration or earlier termination of any leases or other occupancy agreements for the Company Leased Real Property.
     2.8 Intellectual Property.
          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
          “Company Intellectual Property” shall mean any and all Intellectual Property Rights that are owned by, or exclusively licensed to, the Company or its Subsidiaries.
          “Company Intellectual Property Contract” shall mean any Contract that is material (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to the business of the Company and that provides for the license or other use of Company Intellectual Property or the license or other use by the Company or its Subsidiaries of Intellectual Property Rights of a third party.
          “Company Products” shall mean all products and services developed or under development by or on behalf of the Company or any of its Subsidiaries and owned, made, provided, distributed, imported, sold or licensed by or on behalf of the Company or any of its Subsidiaries.
          “Intellectual Property” shall mean any or all of the following (including any and all related tools, methods, processes and schematics) (i) original works of authorship including computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files and records, (ii) inventions (whether or not patentable), discoveries, improvements and technology, (iii) trademarks and service marks, logos, trade names, trade dress, (iv) Trade Secrets, (v) Mask Works and (vi) moral rights, publicity rights and any other proprietary, intellectual or industrial property rights of any kind or nature that do not comprise or are not protected by other Intellectual Property Rights.
          “Intellectual Property Rights” shall mean all statutory or common law rights in Intellectual Property, together with the right to enforce and recover remedies for infringement thereof.
          “Mask Works” shall mean mask work and similar rights protecting integrated circuit or chip topographies or designs.
          “Registered Intellectual Property” shall mean any Intellectual Property Rights which have been registered, filed, or issued by or under the authority of any Governmental Entity responsible for issuing or registering Intellectual Property Rights, including, without limitation, (i) patents and patent applications, (ii) copyright registrations and copyright applications,” (iii) trademark and service mark registrations, and applications therefor, (iv) trade name and domain name registrations, (v) designs registrations, (vi) Mask Works and (vi) divisions, continuations, renewals, reissuances and extensions of any of the foregoing (as applicable).
          “Trade Secret” shall mean any proprietary and confidential information or know-how, databases, data compilations or collections of technical data or business data including, to the extent kept confidential, customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers.
          (b) No Infringement. To the Company’s Knowledge, the operation of the business of the Company and its Subsidiaries as currently conducted, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of the Company Products does not infringe or misappropriate, any Intellectual Property Rights of any third party, or violate any right to privacy or publicity of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction in which the Company or any of its Subsidiaries are currently doing business where such infringement or misappropriation is reasonably likely to have a Material Adverse Effect on the Company.
          (c) Notice. Neither the Company nor any of its Subsidiaries has received written notice from any third party claiming that the Company, any of its Subsidiaries, or any Company Product infringes or misappropriates any Intellectual Property Rights of any third party, violates any rights to privacy or publicity or constitutes unfair competition or trade practices under the laws of any jurisdiction where such claim if decided adversely to Company is reasonably likely to have a Material Adverse Effect on the Company.
          (d) No Third Party Infringers. To the Company’s Knowledge, no Person is materially infringing, misappropriating or otherwise violating the Company’s rights in any Company Intellectual Property where such infringement, violation or misappropriation is reasonably likely to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries have asserted or threatened in writing any claim against any Person alleging any infringement, misappropriation or violation of any of the Company’s rights in Company Intellectual Property where such infringement, violation or misappropriation is reasonably likely to have a Material Adverse Effect on the Company.
          (e) Transaction. To the Company’s Knowledge, it is not party to any Company Intellectual Property Contract under which the consummation of the transactions contemplated hereby, will result in the Surviving Corporation or, Parent or any of Parent’s Subsidiaries which are Subsidiaries as of the date hereof: (i) granting to any third party any material incremental right to or with respect to any material Intellectual Property Rights owned by, or licensed to, any of them, (ii) being bound by, or subject to, any material incremental non-compete or other incremental material restriction on the operation or scope of their respective businesses or (iii) being obligated to pay any material incremental royalties or other material amounts, or offer any material incremental discounts, to any third party. As used in Section 2.8(e), an “incremental” right, non-compete, restriction, royalty or discount refers to a right, non-compete, restriction, royalty or discount, as applicable, in excess of the rights, non-competes, restrictions, royalties or discounts payable that would have been required to be offered or granted, as applicable, had the parties not entered into this Agreement or consummated the transactions contemplated hereby.
          (f) Intellectual Property. The Company and its Subsidiaries have taken commercially reasonable steps to obtain, maintain and protect the material Company Intellectual Property.

          (g) No Order. There are no consents, settlements, judgments, injunctions, decrees, awards, stipulations or orders arising from a litigation or similar inter partes or adversarial proceeding to which the Company or a Subsidiary is a party that do or, to the Company’s Knowledge, may in a material respect: (i) restrict the rights of the Company or any of its Subsidiaries to use, transfer, license or enforce any of its Intellectual Property Rights, (ii) restrict the conduct of the business of the Company or any of its Subsidiaries in order to accommodate a third party’s Intellectual Property Rights, or (iii) grant any third party any right with respect to any Company Intellectual Property.
          (h) Information Technology. The Company and its Subsidiaries have appropriate disaster recovery plans, procedures and facilities for their businesses and have taken reasonable best steps to safeguard the information technology systems utilized in the operation of the business of the Company and its Subsidiaries as it is currently conducted. To the Company’s Knowledge, there have been no unauthorized intrusions or breaches of the security of the information technology systems, other than insignificant breaches which did not compromise in any material respect the security of the information technology systems.
          (i) Ownership of Intellectual Property. Section 2.8(i) of the Company Disclosure Letter lists all material Registered Intellectual Property owned by the Company and identifies, where applicable, in each case the jurisdictions in which each such item of Registered Intellectual Property has been issued or registered. The Company owns all right, title, and interest (including the sole right to enforce) free and clear of all Liens, in and to all Company Intellectual Property, and with respect to the Company Registered Intellectual Property, are listed in the records of the Governmental Entity as the sole owner for each item thereof.
          (j) Validity and Enforceability. To the Company’s Knowledge, the material Company Registered Intellectual Property (i) is not invalid or unenforceable and (ii) has not expired or been cancelled or abandoned, except in the ordinary course.
     2.9 Governmental Authorizations. Each consent, license, permit, grant or other authorization (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of their respective properties or (ii) which is required for the operation of the business of the Company and its Subsidiaries as currently conducted or the holding of any such interest (“Company Governmental Authorizations”) has been issued or granted to the Company and each of its Subsidiaries, as the case may be, and is in full force and effect, except where such failure of the Company Governmental Authorizations to be issued or granted or to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received any written notification from a Governmental Entity regarding any pending or threatened suspension or cancellation of any of the Company Governmental Authorizations, except where such pending or threatened suspension or cancellation, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. To the Company’s Knowledge, there is no threatened action to change the Company’s or any of its Subsidiaries’ customs rating or grade with or by any Governmental Entity, nor is there any basis that could reasonably be expected to result in any such change or downgrading, except for any change or downgrade that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. No Company

Governmental Authorizations will cease to be effective as a result of the consummation of the Merger and the other transactions contemplated hereby, except where the failure of the Company Governmental Authorizations to remain effective, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.
     2.10 Litigation. There is (i) no action, suit, claim or proceeding pending or, to the Company’s Knowledge, threatened in writing against the Company, any of its Subsidiaries or any of their respective properties or assets (tangible or intangible), (ii) no investigation or other proceeding pending or, to the Company’s Knowledge, threatened against the Company, any of its Subsidiaries or any of their respective properties or assets (tangible or intangible) by or before any Governmental Entity or (iii) no action, suit, claim, investigation or proceeding pending, or to the Company’s Knowledge, threatened against any present or former officer, director or employee of the Company or any of its Subsidiaries or any other Person, for which the Company or any of its Subsidiaries may be subject to a claim for indemnification which, in the cases of clauses (i) through (iii) above, individually or in the aggregate, has resulted, or is reasonably expected to result in a finding or determination that would have a Material Adverse Effect on the Company. There are not currently, nor, to the Company’s Knowledge, have there been since January 1, 2004, any internal investigations or inquiries being conducted by the Company, the Company’s Board of Directors (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues which, individually or in the aggregate, has resulted in, or is reasonably expected to result in a finding or determination that constitutes or that would have a Material Adverse Effect on the Company.
     2.11 Compliance with Law. Neither the Company nor any of its Subsidiaries is in violation of or default under any Legal Requirements applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is bound or any of their respective properties is bound or affected except for such violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. There is no judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries that is reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, nor, to the Knowledge of the Company, is there any pending investigation or inquiry relating thereto.
     2.12 Environmental Matters.
          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
          “Company Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice (in each instance in writing) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of, or exposure to, any Material of Environmental

Concern at any location, whether or not owned or operated by the Company or any of its Subsidiaries or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.
          “Environmental Laws” mean all applicable federal, state, local and foreign laws, regulations, ordinances, treaties and common law relating to pollution or protection of human health (to the extent relating to exposure to Materials of Environmental Concern) or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of, or exposure to, Materials of Environmental Concern.
          “Materials of Environmental Concern” means hazardous chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, toxic fungus, toxic mold, mycotoxins or other hazardous substances that would reasonably be expected to have an adverse effect on human health or the environment.
          (b) Environmental Compliance. The Company and its Subsidiaries are in compliance with applicable Environmental Laws, which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all permits and other governmental authorizations required under the Environmental Laws, and compliance with the terms and conditions thereof, except where failure to be in compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received any written communication, whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries are not in such compliance.
          (c) Environmental Liabilities. There is no Company Environmental Claim pending or, to the Company’s Knowledge, threatened against the Company, any of its Subsidiaries or against any Person whose liability for any Company Environmental Claim the Company or any of its Subsidiaries have contractually retained or assumed, except where such pending or threatened Company Environmental Claim, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. In addition, there has been no past or present release, emission, discharge, presence or disposal of any Material of Environmental Concern, that would be expected to form the basis of any Company Environmental Claim against the Company, any of its Subsidiaries or against any Person whose liability for any Company Environmental Claim the Company or any of its Subsidiaries have contractually retained or assumed, or otherwise result in any costs or liabilities under Environmental Law, except where such release, emission, discharge, presence or disposal or such cost or liability, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.
          (d) Environmental Information. The Company has provided to Parent all nonprivileged assessments, reports, data, results of investigations or audits that are in the possession or control of the Company or its Subsidiaries regarding environmental matters pertaining to the environmental condition of the business of the Company and its Subsidiaries, or the compliance (or noncompliance) by the Company and its Subsidiaries with any Environmental Laws, except for any such documentation or items that relate to environment matters that are not reasonably expected to have a Material Adverse Effect on the Company.
     2.13 Employee Benefit Plans and Compensation.
          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
          “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
          “Company Employee Agreement” shall mean each material employment, settlement, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter which provides for any term of employment (other than employment at will) between the Company, any of its Subsidiaries or any Company ERISA Affiliate and any director or any Company Employee/Service Provider pursuant to which the Company or any of its Subsidiaries has or may have any current or future liabilities or obligations.
          “Company Employee Plan” shall mean any material plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or equity-related awards, welfare benefits, retirement benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including, but not limited to, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is maintained, contributed to, or required to be contributed to, by the Company, any of its Subsidiaries or any Company ERISA Affiliate for the benefit of any Company Employee/Service Provider, or with respect to which the Company, any of its Subsidiaries or any Company ERISA Affiliate has or may have any liability or obligation.
          “Company Employee/Service Provider” shall mean any current or former employee, including officers, consultants, independent contractors or directors of the Company, any of its Subsidiaries or any Company ERISA Affiliate, excluding consultants and independent contractors who are not individuals.
          “Company ERISA Affiliate” shall mean any other Person under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.
          “Company Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
          “DOL” shall mean the United States Department of Labor.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

          “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.
          “IRS” shall mean the United States Internal Revenue Service.
          “WARN” shall mean the Worker Adjustment and Retraining Notification Act of 1989.
          (b) Section 2.13(b)(i) of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan and each Employee Agreement (except for offer letters or employment agreements to non-U.S. employees to the extent any such letter or agreement provides solely statutorily mandated severance or notice periods). Section 2.13(b)(ii) of the Company Disclosure Letter sets forth a table setting forth the name and annual base salary of each employee of the Company and each of its Subsidiaries whose base salary currently exceeds $200,000 per year as of the date hereof.
          (c) Documents. The Company and each of its Subsidiaries have Made Available to Parent (i) correct and complete copies of the most recent documents embodying each Company Employee Plan and each Company Employee Agreement including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets and liabilities, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material correspondence to or from any Governmental Entity relating to any Company Employee Plan, (vi) all discrimination tests for each Company Employee Plan for the three most recent plan years, (vii) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan.
          (d) Employee Plan Compliance. The Company Employee Plans are in, and have been administered in, compliance with all applicable requirements of ERISA, the Code, and other applicable laws in all material respects and have been administered in all material respects in accordance with their terms. Each Company Employee Plan that is intended to be qualified within the meaning of Section 401 of the Code has received a current favorable determination letter as to its qualification or the Company has remaining a period of time under applicable regulations or pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan, and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect such qualification. No material “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. The Company and each of its Subsidiaries have timely made (or will timely make) all contributions and other payments required by and due under the terms of each Company Employee Plan. With respect to any Company Employee Plan that provides benefits to Company Employees/Service Providers who perform services outside of the United States, no

Company Employee Plan has material unfunded liabilities, that as of the Effective Time, will not be offset by insurance or have not been properly accrued.
          (e) Claims.
               (i) There are no pending or, to the Company’s Knowledge, threatened material actions, suits, charges, complaints, claims or investigations against, concerning or with respect to any Company Employee Plans, other than ordinary and usual claims for benefits by participants and beneficiaries. Except to the extent precluded by law, each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms and any applicable Legal Requirements, without material liability to Parent, the Company, any of its Subsidiaries or any Company ERISA Affiliates, taken as a whole (other than ordinary administration expenses or routine claims for benefits).
               (ii) There are no material audits, inquiries, investigations or other proceedings of any nature pending or to the Company’s Knowledge, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company, any of its Subsidiaries nor any Company ERISA Affiliate is subject to any material penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 (including 4980B) of the Code.
          (f) No Pension Plan. In the preceding six (6) years, neither the Company, nor any of its Subsidiaries nor any current or former Company ERISA Affiliate has maintained, established, sponsored, participated in or contributed to, any Company Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.
          (g) No Self-Insured Health Plan. No Company Employee Plan provides health benefits that are not fully insured through an insurance contract (other than a health flexible spending account).
          (h) Effect of Transaction; Executive Compensation Tax. Section 2.13(h) of the Company Disclosure Letter sets forth each Company Employee Plan or Company Employee Agreement that, as a result of the execution of this Agreement, stockholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), will entitle any Company Employee/Service Provider to (i) compensation or benefits or any increase in compensation or benefits upon any termination of employment after the date of this Agreement or (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Employee Plans or Company Employee Agreements.
          (i) Parachute Payments. Section 2.13(i) of the Company Disclosure Letter sets forth each Company Employee Plan that, considered individually or considered collectively will, or would reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(2) of the Code. No Company Employee Plan or Company Employee Agreement exists that, as a result of the execution of this Agreement, stockholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), will result in payments under any Company Employee Plan or Company Employee Agreement that would not be deductible under Section 280G of the Code or would be subject to excise tax under Section 4999 of the Code.
          (j) Sections 162(m) and 409A of the Code. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any Company Employee/Service Provider of the Company or any of its Subsidiaries, which, individually or collectively, is reasonably expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code. To the Knowledge of the Company based on reasonable, good faith interpretations of Section 409A of the Code and Internal Revenue Service guidance issued thereunder, neither the Company nor any of its Subsidiaries is party to any Contract or Company Employee Plan that, in accordance with current published guidance from the IRS would trigger additional taxation under Section 409A of the Code.
          (k) Employment Matters. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and each of its Company ERISA Affiliates and Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment, employment practices, terms, conditions and classifications of employment, employee safety and health, immigration status and wages and hours, and in each case, with respect to Company Employees/Service Providers (i) are not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (ii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees/Service Providers (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, grievances, investigations, suits, claims, charges or administrative matters pending, or, to the Company’s Knowledge, threatened or reasonably anticipated against the Company, any of its Subsidiaries, or any of their Company Employees/Service Providers relating to any Company Employee/Service Provider, Company Employee Agreement or Company Employee Plan which, individually or in the aggregate, is reasonably expected to result in a finding or determination that would have a Material Adverse Effect on the Company. The services provided by each of the Company’s, each of the Company’s Subsidiaries’ and each of their Company ERISA Affiliates’ current employees based in the United States are terminable at the will of the Company, the Company’s Subsidiaries and their Company ERISA Affiliates, except as would not reasonably be expected to result in material liability.
          (l) No Retiree Obligations. No Company Employee Plan or Company Employee Agreement or Company Employee Agreement provides retiree life insurance, health or other welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any Company Employee/Service Provider (either individually or to Company Employees/Service Providers as a group) or any other Person that such Employee(s)/Service Provider(s) or other Person would be provided with retiree life insurance, health or other welfare benefits, except to the extent required by statute.
          (m) Labor and Works Council. No work stoppage, slowdown, lockout or labor strike against the Company or any of its Subsidiaries is pending as of the date of this Agreement, or to the Company’s Knowledge threatened. Section 2.13(m) of the Company Disclosure Letter sets forth a complete and accurate list of all foreign works’ councils to which the Company or any of its Subsidiaries are subject and the jurisdictions of each such works’ council or similar labor body and any collective bargaining agreement, works’ council or other similar labor agreement between the Company and any union representative or similar employee representative within the Company to which employees located outside the United States are subject. The Company and its Subsidiaries have complied with all applicable Legal Requirements and all Contracts that are collective bargaining agreements, works’ council agreements or similar labor agreements in connection with the execution and delivery of the Agreement and the consummation of the transactions contemplated by this Agreement, except for such non-compliance that would not reasonably be expected to have a Material Adverse Effect on the Company. There are no actions, suits, claims, labor disputes or grievances pending or, to the Company’s Knowledge, threatened by or on behalf of any Company Employee/Service Provider against the Company or its Subsidiaries, including charges of unfair labor practices, which, individually or in the aggregate, is reasonably expected to result in a finding or determination that would have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries are and have been in compliance with all notice and other requirements under the WARN Act, and any similar foreign, state or local law relating to plant closings and layoffs.
     2.14 Contracts.
          (a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean any of the following to which the Company or any of its Subsidiaries is a party or by which it or its assets are bound:
               (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;
               (ii) any collective bargaining agreement or other similar contract with any labor union, works council or other employee organization;
               (iii) any Contract, including, without limitation, any Company Employee Plan or Company Employee Agreement, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events);
               (iv) any Contract relating to the pending or proposed acquisition by the Company or any of its Subsidiaries of assets for consideration in excess of $5,000,000 or any interest in any other Person or business enterprise, in each case, other than in the ordinary course of business;
               (v) any Contract relating to the pending or proposed disposition by the Company or any of its Subsidiaries of assets for consideration or any interest in any other Person or business enterprise in excess of $5,000,000 in each case, other than in the ordinary course of business;
               (vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit in excess of $25,000,000, other than accounts receivable and accounts payable arising in the ordinary course of business;
               (vii) any Contract that is a settlement agreement which contains continuing material obligations of the Company or any of its Subsidiaries or provides for future payments in excess of $5,000,000 by the Company and its Subsidiaries;
               (viii) any Company Intellectual Property Contract;
               (ix) any Contract that involves aggregate payment obligations by the Company and its Subsidiaries in excess of $50,000,000 in any twelve-month period, that by its terms will not terminate within twelve months from the date hereof and which cannot be unilaterally terminated by the Company or the applicable Company Subsidiary with ninety (90) days or less notice without material liability to the Company or its Subsidiaries;
               (x) any Contract containing any covenant (a) limiting in any material respect the right of the Company or any of its Subsidiaries to engage or compete in any line of business, to make use of any material Company Intellectual Property or to compete with any Person or (b) which otherwise adversely affects or would reasonably be expected to adversely affect the right of the Company and its Subsidiaries to sell, distribute or manufacture any Company Products or material Company Intellectual Property or to purchase or otherwise obtain any material software, components, parts or subassemblies;
               (xi) any Contract with any of the customers identified in Section 2.14(a)(xi) of the Company Disclosure Letter; or
               (xii) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination of which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect on the Company and which is not disclosed pursuant to clauses (i) through (xi) above.
          (b) No Breach. All Company Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms and neither the Company nor any of its Subsidiaries and, to the Company’s Knowledge, none of the other parties to any Company Material Contract, have violated any provision of, or committed, or failed to perform, any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, except for any such failure to be valid and in full force and effect and such violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any of the provisions of any Company Material Contract, except for any such breaches, violations or defaults that would not reasonably be expected to have a Material Adverse Effect on the Company.
     2.15 Insurance. The Company and its Subsidiaries maintain insurance coverage in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any insurance policy of the Company or any of its subsidiaries, except with respect to any cancellation or termination in accordance with the terms of the applicable insurance policy that has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, there has been no threatened termination of, or material premium increase with respect to, any of such policies. The Company has made available to Parent, prior to the date hereof, true, correct and complete copies of the Company’s director and officer and error and omission insurance policies and all other material policies of insurance to which any of their officers, directors or employees is a beneficiary or named insured.
     2.16 Foreign Corrupt Practices Act. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other Person acting on behalf of the Company or its Subsidiaries) have, directly or indirectly, taken any action which would cause them to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Legal Requirements applicable to the Company or any of its Subsidiaries in any jurisdiction other than the United States (collectively, the “FCPA”), or, to the Company’s Knowledge, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. The Company has established reasonable internal controls and procedures intended to ensure compliance with the FCPA.
     2.17 Transactions with Affiliates. Except as set forth in the Company’s definitive proxy statement filed with the SEC on Schedule 14A on December 4, 2006, there has not been since August 26, 2005, nor is there proposed, any transaction or relationship which is or would be required to be disclosed pursuant Item 404 of Regulation S-K promulgated by the SEC, provided that for purposes of this Section 2.17, no effect shall be given to Instruction 6 to paragraph (a) of Item 404 of Regulation S-K.
     2.18 Takeover Statutes and Rights Plans. The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of Delaware Law applicable to a “business combination” (as defined in such Section 203), and any other similar Legal Requirements, will not apply to Parent, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.
     2.19 Information in Registration Statement and Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form S-4 (or similar successor form) to be filed with the SEC by Parent in connection with the issuance of Parent Ordinary Shares in the Merger (including amendments or supplements thereto) (the “Registration Statement”) will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus to be filed with the SEC as part of the Registration Statement (the “Joint Proxy Statement/Prospectus”), will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of the Company or shareholders of Parent or at the time of the Company Stockholders’ Meeting or at the time of the Parent Shareholders’ Meeting or as of the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The information supplied or to be supplied by or on behalf of the Company for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each, a “Regulation M-A Filing”) shall not, at the time any such Regulation M-A filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein about Parent or Merger Sub supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.
     2.20 Fairness Opinion. The Company has received the opinion of Goldman, Sachs & Co. (“Goldman”), financial advisor to the Company, to the effect that, as of the date of this Agreement and subject to the assumptions, qualifications and limitations set forth therein, the Stock Consideration and the Cash Consideration to be received by the holders of shares of Company Common Stock, taken in the aggregate, is fair from a financial point of view to such holders.
     2.21 Brokers’ and Finders’ Fees. Except for fees payable to Goldman pursuant to an engagement letter dated May 29, 2007, a copy of which has been provided to Parent, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT
AND MERGER SUB
     Parent and Merger Sub represent and warrant to the Company, subject to (i) disclosure in the Parent’s Annual Report on Form 10-K for the period ended March 31, 2007 and any other Parent SEC Report thereafter filed with the SEC and publicly available prior to the date hereof, excluding any disclosure in any such Parent SEC Report set forth in any risk factor section and in any section relating to forward-looking statements (and provided that the disclosure in such Annual Report or other Parent SEC Report shall apply only with respect to representations and warranties to which the relevance of such disclosure is reasonably apparent on its face), and (ii) the exceptions specifically disclosed in writing in the disclosure letter (referencing the appropriate section or subsection; provided, however, that any information set forth in one section of the disclosure letter shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent on its face) supplied by Parent to the Company dated as of the date hereof (the “Parent Disclosure Letter”), as follows:
     3.1 Organization; Standing and Power; Charter Documents; Subsidiaries.
          (a) Organization; Standing and Power. Parent is (i) a public company limited by shares duly organized, validly existing and in good standing under the laws of Singapore, and (ii) is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Parent has the requisite power and authority and all necessary governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and to carry on its business as currently conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.
          (b) Charter Documents. Parent has Made Available to the Company a true and correct copy of the memorandum and articles of association of Parent each as amended to date and as in full force and effect (collectively, the “Parent Charter Documents”). Parent is not in violation of any of the provisions of the Parent Charter Documents.
          (c) Subsidiaries. Each Subsidiary of Parent (i) is a corporation or other organization duly organized, validly existing and, in any jurisdiction in which such legal concept is applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, and (ii) is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be in good standing or so qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Each Subsidiary of Parent has the requisite power and authority and all necessary governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and to carry on its business as currently conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.
     3.2 Capital Structure.
          (a) Capital Stock. As of the close of business on May 31, 2007: (i) six hundred eight million six hundred fifty-seven thousand two hundred thirty-nine (608,657,239) Parent Ordinary Shares were issued and outstanding and (ii) no Parent Ordinary Shares were held by Parent in its treasury. No Parent Ordinary Shares are owned or held by any Subsidiary of Parent. All outstanding Parent Ordinary Shares are, and all Parent Ordinary Shares which may be issued pursuant to this Agreement will, when issued in accordance with the terms hereof, be, duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Parent Charter Documents, or any agreement to which Parent is a party or by which it is bound.
          (b) Parent Options. As of the close of business on May 31, 2007: (i) fifty-two million ten thousand nine hundred forty-two (52,010,942) Parent Ordinary Shares were issuable upon the exercise of outstanding options to purchase Parent Ordinary Shares (such options, whether payable in cash, shares or otherwise, “Parent Options”). There are no commitments or agreements of any character to which Parent is bound obligating Parent to accelerate the vesting or exercisability of any Parent Option as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). As of the close of business of May 31, 2007, other than share bonus awards covering an aggregate of five million five hundred thirty-two thousand four hundred ninety-four (5,532,494) Parent Ordinary Shares (the “Parent Share Awards”), there were no outstanding or authorized stock appreciation, phantom stock or other similar rights with respect to Parent. To Parent’s Knowledge, each outstanding Parent Option has been granted with an exercise price no less than the fair market value of the Parent Ordinary Shares subject to such Parent Options on the date of grant.
          (c) Voting Debt. Other than the 2009 Notes (as defined below) and the 2010 Notes (as defined below), neither Parent nor any of its Subsidiaries has outstanding Voting Debt.
          (d) Other Securities. As of the close of business on May 31, 2007, other than the Parent Options and the Parent Share Awards, there are no options, warrants, calls, rights or other securities and no Contracts to which Parent or any of its Subsidiaries is a party or by which any of them is bound, obligating (or purporting to obligate) Parent or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt, other voting securities or any securities convertible into shares of capital stock, Voting Debt or other voting securities of Parent or any of its Subsidiaries, and there are no Contracts to which Parent or any of its Subsidiaries is a party or by which any of them is bound, obligating Parent or any of its Subsidiaries to issue, grant or extend any such option, warrant, call, right, or other security or enter into any such Contract.
          (e) Redemption and Disposal of Securities. As of the date of this Agreement, other than (i) that certain Indenture, dated August 5, 2003, between Parent and J.P. Morgan Trust Company, National Association governing the 1% Convertible Subordinated Notes due 2010 (the “2010 Notes”) and (ii) that certain Note Purchase Agreement, dated as of March 2, 2003, as amended by the First Amendment to Note Purchase Agreement, dated as of July 14, 2006, by and among Parent and certain holders of notes governing the Convertible Junior Subordinated Notes due 2009 (the “2009 Notes”), there are no Contracts to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, Parent or any of its Subsidiaries or (ii) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries.
          (f) Voting Agreements. Parent is not a party to any voting agreement with respect to shares of capital stock of, or other equity or voting interests in, Parent and, to Parent’s Knowledge, other than the Parent Voting Agreements and the irrevocable proxies granted pursuant to the Parent Voting Agreements, there are no irrevocable proxies, voting agreements, or voting trusts with respect to any Parent Ordinary Shares.
     3.3 Authority; No Conflict; Necessary Consents.
          (a) Authority. Each of Parent and Merger Sub has all requisite corporate or other power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of consummation of the Merger, to the approval of the Parent Voting Proposal by Parent’s shareholders as contemplated in Section 5.2(b). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of Parent and Merger Sub and no further corporate action is required on the part of Parent and Merger Sub to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to obtaining the approval of the Parent Voting Proposal by Parent’s shareholders as contemplated by Section 5.2(b) and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of a simple majority of the Parent Ordinary Shares present and voting in person or by proxy, attorney or representative at the Parent Shareholders’ Meeting is the only vote of the holders of any class of shares in the capital of Parent necessary to authorize the issuance of the Parent Ordinary Shares in the Merger. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company of this Agreement, constitutes the valid and binding obligations of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity.
          (b) Board Approval. The Board of Directors of Parent, by resolution duly adopted by unanimous vote at a meeting of all directors duly called and held on June 1, 2007, has, subject to the final approval of the Acquisition Committee of the Board of Directors of Parent (which final approval was granted on June 3, 2007), (i) determined that it is in the interest of the Parent to enter into this Agreement and to cause the Merger, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, (iii) recommended that the shareholders of Parent vote to approve the Parent Voting Proposal and (iv) resolved to convene a Parent Shareholders’ Meeting in order to obtain the approval of the Parent Voting Proposal. Merger Sub, by the unanimous written consent of its directors, has (i) determined that this Agreement and Merger are advisable and in the best interests of Merger Sub and Parent, its sole shareholder, (ii) approved this Agreement and the transactions contemplated hereby and (iii) directed that this Agreement be submitted to Parent for approval and adoption. As of the date hereof, the respective Board of Directors of Parent and Merger Sub have not rescinded or modified in any way the foregoing resolutions.
          (c) No Conflict. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of the Parent Charter Documents, (ii) conflict with or violate any provision of any certificates of incorporation and bylaws, or like organizational documents, of any Subsidiary of Parent, (iii) subject to obtaining the approval of the Parent Voting Proposal by Parent’s shareholders as contemplated in Section 5.2(b) and compliance with the requirements set forth in Section 3.3(d), conflict with or violate any Legal Requirements applicable to Parent or any of its Subsidiaries or by which Parent or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible) is bound, (iv) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or trigger or accelerate any payment under, any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or its or any of their respective assets or properties are bound or affected, or (v) result in the creation of a Lien on any of the properties or assets of Parent or any of its Subsidiaries except in each case of (i) through (v) for such conflicts, violations, breaches, defaults, impairments, alterations, rights of termination, amendment, acceleration or cancellation, or creation of Liens which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.
          (d) Government Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation of the Merger by Parent or Merger Sub and other transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate related documents with the relevant authorities of other states in which Parent or Merger Sub are qualified to do business, (ii) the filing and effectiveness of the Joint Proxy Statement/Prospectus and the Registration Statement with the SEC in accordance with the requirements of the Securities Act, and the rules and regulations promulgated thereunder, (iii) the filing of the Notification and Report Forms with the FTC and the Antitrust Division of the United States DOJ required by the HSR Act and the expiration or termination of the applicable waiting period under the HSR Act, and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the merger control regulations of any jurisdiction other than the United States of America, which includes those identified in Section 3.3(d) of the Parent Disclosure Letter, (iv) such other filings and notifications as may be required to be made by Parent under state securities laws or the rules and regulations of The Nasdaq Stock Market, and (vi) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made would not, individually or in the aggregate, reasonably be expected to materially affect the ability of Parent and Merger Sub to consummate the Merger or have a Material Adverse Effect on Parent.

     3.4 SEC Filings; Financial Statements.
          (a) SEC Filings.
               (i) Parent has filed all registration statements, prospectuses, proxy statements, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since April 1, 2004. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents, as each of the foregoing have been amended since the time of their filing (including those that Parent may file subsequent to the date hereof) are referred to herein as the “Parent SEC Reports.” As of their respective dates, the Parent SEC Reports (A) were prepared in accordance with, and complied in all material respects with, the requirements of the Securities Act or the Exchange Act, as the case may be, and, in each case, the rules and regulations promulgated thereunder applicable to such Parent SEC Reports and (B) did not at the time they were filed (and in the case of registration statements, as of their respective effective dates) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except in the case of each of the preceding clauses (A) and (B) to the extent corrected: (1) in the case of Parent SEC Reports filed on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing of the applicable amending or superseding Parent SEC Report; and (2) in the case of Parent SEC Reports filed after the date of this Agreement that are amended or superseded prior to the Closing, by the filing of the applicable amending or superseding Parent SEC Report. As of the date hereof, none of the Parent SEC Reports is the subject of outstanding SEC comments or, to Parent’s Knowledge, ongoing SEC review.
               (ii) Parent has Made Available to the Company true, correct and complete copies of all correspondence, other than transmittal correspondence, between the SEC, on the one hand, and Parent and any of its Subsidiaries, on the other, since January 1, 2006, including all SEC comment letters and responses to such comment letters by or on behalf of Parent.
               (iii) Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to Parent SEC Reports. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act of 2002.
               (iv) None of Parent’s Subsidiaries is required to file any forms, reports or other documents with the SEC.
          (b) Financial Statements. Each of the consolidated financial statements (including, in each case, any accompanying notes thereto) contained in the Parent SEC Reports, including the consolidated statement of operations, consolidated statement of cash flows and consolidated balance sheet for the year ended, and as of, March 31, 2007 (the “Parent

Financials”): (i) complied, and in the case of consolidated financial statements to be contained in Parent SEC Reports filed after the date hereof, will comply, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared, and in the case of consolidated financial statements to be contained in Parent SEC Reports filed after the date hereof, will be prepared, in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the rules of the SEC, and except that the unaudited financial statements are subject to normal and recurring year-end adjustments) and (iii) fairly presented, and in the case of consolidated financial statements to be contained in Parent SEC Reports filed after the date hereof, will fairly present, in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). The consolidated balance sheet of Parent and its subsidiaries as of March 31, 2007 contained in the Parent SEC Reports is hereinafter referred to as the “Parent Balance Sheet.” Except as reflected or reserved against in the Parent Balance Sheet, neither Parent nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except for (i) liabilities incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practice, (ii) liabilities incurred in connection with or expressly permitted by the terms of this Agreement or the transactions contemplated hereby, and (iii) liabilities that, taken individually or together with other liabilities, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent. Parent has not had any disagreement with Deloitte & Touche LLP, its independent public accountants, regarding material accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date. The books and records of Parent and each Subsidiary have been, and are being, maintained in accordance with applicable legal and accounting requirements and the Parent Financials are consistent with such books and records. Neither Parent nor any of its Subsidiaries is a party to, nor has any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).
          (c) Internal Controls. Parent has established and maintains a system of internal controls over financial reporting required by Rules 13a-15(f) or 15d-15(f) under the Exchange Act designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its consolidated financial statements in accordance with GAAP and including those policies and procedures that: (i) require the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Parent and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with authorizations of management and the Board of Directors of Parent; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent and its Subsidiaries that could have a material effect on Parent’s financial statements. There are no “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of Parent’s internal controls, and there is no series of multiple “significant deficiencies” (as defined by the Public Company Accounting Oversight Board) that collectively represent a “material weakness” in the design or operation of Parent’s internal controls. Since March 31, 2007, neither Parent nor any of its

Subsidiaries (including any current employee or service provider thereof) nor, to Parent’s Knowledge, Parent’s independent auditors have identified or been made aware of (A) any significant deficiency or material weakness in the system of internal controls utilized by Parent and its Subsidiaries, (B) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal controls utilized by Parent and its Subsidiaries or (C) any material claim or allegation regarding any of the foregoing.
          (d) Disclosure Controls. Parent has established and maintains disclosure controls and procedures required by Rules 13a-15(e) or 15d-15(e) under the Exchange Act that are designed to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management to allow timely decisions regarding required disclosure.
          (e) Other Controls and Procedures. Parent has established and maintains a system of controls and procedures sufficient to (i) provide reasonable assurance that any significant deficiencies or material weaknesses in the design or operation of internal controls which are reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, and any fraud that is detected by Parent, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal controls utilized by Parent and its Subsidiaries, are adequately and promptly disclosed to Parent’s independent auditors and the audit committee of Parent’s Board of Directors and (ii) provide reasonable assurance that access to assets is permitted only in accordance with management’s general or specific authorization.
     3.5 Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet through the date of this Agreement, the business of Parent and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been, accrued or arisen (i) any event, change or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or (ii) any action taken by Parent or event, change or development that would have required the consent of the Company pursuant to Section 4.2(a) had such action, event, change or development occurred after the date of this Agreement.
     3.6 Taxes.
          (a) Tax Returns and Audits.
               (i) All material Tax Returns required to be filed by or with respect to Parent and each of its Subsidiaries have been timely filed (taking into account any extension of time in which to file) and in the manner prescribed by law in all material respects. All such Tax Returns are in all material respects true, correct and complete, and all Taxes owed by Parent and its Subsidiaries, whether or not shown on any Tax Return (including all withholding and payroll Taxes), have been paid, except for those Taxes that have not had and are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. None of Parent or any of its Subsidiaries has received notice of any claim by any Tax Authority in any jurisdiction other than in which it has filed Tax Returns that Parent or any of its Subsidiaries are or may be subject to taxation by that jurisdiction.
               (ii) No Audit is currently pending with respect to any Tax Return of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries has received any communication from any Tax Authority that an Audit is forthcoming. Neither Parent nor any of its Subsidiaries has been delinquent in the payment of any Tax, and there is no deficiency for any Taxes that is outstanding, assessed or proposed against Parent or any of its Subsidiaries, which deficiency has not been paid in full when due and payable or which has not been adequately reserved for in the Parent Financials, except for delinquencies and deficiencies that, individually or in the aggregate, have not and are not reasonably expected to have a Material Adverse Effect on Parent.
               (iii) Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a “plan” or “series of related transaction” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
               (iv) Neither Parent nor any of its Subsidiaries has “participated” in a “listed transaction” (as defined in Section 1.6011-4 of the United States Treasury Regulations promulgated under the Code).
               (v) Parent is not aware of any fact or circumstance that (i) would prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code or (ii) cause Parent to be treated as other than a corporation pursuant to Section 367(a) of the Code for purposes of the Merger.
     3.7 Title to Property and Assets. Parent and each of its Subsidiaries have good and valid title to, or a valid leasehold interest in, all the properties and assets which it purports to own or lease (real, tangible, personal and mixed), including all the properties and assets reflected in the Parent Balance Sheet (except for property sold since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practice), except where any failure to have good and valid title, or a valid leasehold interest, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.
     3.8 Intellectual Property.
          (a) Definitions.
          “Parent Intellectual Property” shall mean any and all Intellectual Property Rights that are owned by, or exclusively licensed to, the Parent or its Subsidiaries.
          “Parent Products” shall mean all products and services developed or under development by or on behalf of, and owned by, Parent or any of its Subsidiaries.

          (b) Notice. Neither the Parent nor any of its Subsidiaries has received written notice from any third party claiming that the Parent, any of its Subsidiaries, or any Parent Product infringes or misappropriates any Intellectual Property Rights of any third party, violates any rights to privacy or publicity or constitutes unfair competition or trade practices under the laws of any jurisdiction where such claim if decided adversely to Parent is reasonably likely to have a Material Adverse Effect on Parent.
          (c) Intellectual Property. The Parent has taken commercially reasonable steps to obtain, maintain and protect the material Parent Intellectual Property.
     3.9 Governmental Authorizations. Each consent, license, permit, grant or other authorization (i) pursuant to which Parent or any of its Subsidiaries currently operates or holds any interest in any of their respective properties or (ii) which is required for the operation of the business of Parent and its Subsidiaries as currently conducted or the holding of any such interest (“Parent Governmental Authorizations”) has been issued or granted to Parent and each of its Subsidiaries, as the case may be, and is in full force and effect, except where such failure of the Parent Governmental Authorizations to be issued or granted or to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries has received any written notification from a Governmental Entity regarding any pending or threatened suspension or cancellation of any of the Parent Governmental Authorizations, except where such pending or threatened suspension or cancellation, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. To Parent’s Knowledge, there is no threatened action to change Parent’s or any of its Subsidiaries’ customs rating or grade with or by any Governmental Entity, nor is there any basis that could reasonably be expected to result in any such change or downgrading, except for any change or downgrade that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. No Parent Governmental Authorizations will cease to be effective as a result of the consummation of the Merger and the other transactions contemplated hereby, except where the failure of the Company Governmental Authorizations to remain effective, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.
     3.10 Litigation. There is (i) no action, suit, claim or proceeding pending or, to the Parent’s Knowledge, threatened in writing against the Parent, any of its Subsidiaries or any of their respective properties or assets (tangible or intangible), (ii) no investigation or other proceeding pending or, to the Parent’s Knowledge, threatened against Parent, any of its Subsidiaries or any of their respective properties or assets (tangible or intangible) by or before any Governmental Entity or (iii) is no action, suit, claim, investigation or proceeding pending, or to Parent’s Knowledge, threatened against any present or former officer, director or employee of the Parent or any of its Subsidiaries or any other Person for which Parent or any of its Subsidiaries may be subject to a claim for indemnification which in the cases of clause (i) through (iii) above, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent. There are not currently, nor, to Parent’s Knowledge, have there been since January 1, 2004, any internal investigations or inquiries being conducted by Parent, Parent’s Board of Directors (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues which, individually or in the aggregate, has resulted, or is reasonably expected to result in a finding or determination that constitutes or that would have a Material Adverse Effect on Parent.
     3.11 Compliance with Law. Neither Parent nor any of its Subsidiaries is in violation of or default under any Legal Requirements applicable to Parent or any of its Subsidiaries or by which Parent or any of its Subsidiaries is bound or any of their respective properties is bound or affected except for such violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. There is no judgment, injunction, order or decree binding upon Parent or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Parent or any of its Subsidiaries that is reasonably expected to have a Material Adverse Effect on Parent, nor, to the Knowledge of Parent, is there any pending investigation or inquiry relating thereto.
     3.12 Environmental Matters.
          (a) Definitions. For all purposes of this Agreement, “Parent Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice (in each instance in writing) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of, or exposure to, any Material of Environmental Concern at any location, whether or not owned or operated by the Company or any of its Subsidiaries or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.
          (b) Environmental Compliance. Parent and its Subsidiaries are in compliance with applicable Environmental Laws, which compliance includes, but is not limited to, the possession by Parent and its Subsidiaries of all permits and other governmental authorizations required under the Environmental Laws, and compliance with the terms and conditions thereof, except where failure to be in compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries has received any written communication, whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that Parent or any of its Subsidiaries are not in such compliance.
          (c) Environmental Liabilities. There is no Parent Environmental Claim pending or, to Parent’s Knowledge, threatened against Parent, any of its Subsidiaries or against any Person whose liability for any Parent Environmental Claim Parent or any of its Subsidiaries have contractually retained or assumed, except where such pending or threatened Parent Environmental Claim, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. In addition, there has been no past or present release, emission, discharge, presence or disposal of any Material of Environmental Concern, that would be expected to form the basis of any Parent Environmental Claim against Parent, any of its Subsidiaries or against any Person whose liability for any Parent Environmental Claim Parent or any of its Subsidiaries have contractually retained or assumed, or otherwise result in any costs or liabilities under Environmental Law, except where such release, emission, discharge, presence or disposal or such cost or liability, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.
     3.13 Employee Benefit Plans and Compensation.
          (a) Employee Plan Compliance. With respect to the benefit plans and arrangements of Parent or any of its Subsidiaries that would be Company Employee Plans if sponsored or maintained by the Company or a Company ERISA Affiliate (“Parent Employee Plan”), the Parent Employee Plans are in, and have been administered in, compliance with all applicable requirements of ERISA, the Code, and other applicable laws in all material respects and have been administered in all material respects in accordance with their terms. Each Parent Employee Plan that is intended to be qualified within the meaning of Section 401 of the Code has received a current favorable determination letter as to its qualification or Parent has remaining a period of time under applicable regulations or pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the qualified status of each such Parent Employee Plan. To Parent’s Knowledge, nothing has occurred that would reasonably be expected to adversely affect such qualification. Parent and each of its Subsidiaries have timely made all contributions and other payments required by and due under the terms of each Parent Employee Plan. No Parent Employee Plan has material unfunded liabilities, that as of the Effective Time, will not be offset by insurance or properly accrued.
          (b) Claims. There are no pending or, to the Parent’s Knowledge, threatened material actions, suits, charges, complaints, claims or investigations against, concerning or with respect to any Parent Employee Plans, other than ordinary and usual claims for benefits by participants and beneficiaries.
          (c) Employee Pension Benefit Plan. To the best of Parent’s Knowledge, in the preceding six (6) years, neither the Parent, nor any of its Subsidiaries nor any other Person who is or was under common control with the Parent or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder, has ever maintained, established, sponsored, participated in or contributed to, any Parent Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA, subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.
     3.14 Contracts.
          (a) Material Contracts. For purposes of this Agreement, “Parent Material Contract” shall mean any of the following to which Parent or any of its Subsidiaries is a party or by which it or its assets are bound:
               (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Parent and its Subsidiaries;
               (ii) any Contract containing any covenant (a) limiting the right of Parent or any of its Subsidiaries to engage or compete in any line of business or to compete with any Person or (b) which otherwise adversely affects or would reasonably be expected to adversely affect the right of Parent and its Subsidiaries to sell, distribute or manufacture any Parent Products or to purchase or otherwise obtain any material software, components, parts or subassemblies, in each case, to such an extent that it is reasonably expected to have a Material Adverse Effect on Parent; or
               (iii) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination of which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect on Parent and which is not disclosed pursuant to clauses (i) through (ii) above.
     (b) No Breach. All Parent Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms and neither Parent nor any of its Subsidiaries and, to Parent’s Knowledge, none of the other parties to any Parent Material Contract, have violated any provision of, or committed, or failed to perform, any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Parent Material Contract, except for any such failure to be valid and in full force and effect and such violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any of the provisions of any Parent Material Contract, except for any such breaches, violations or defaults that would not reasonably be expected to have a Material Adverse Effect on Parent.
     3.15 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of consummating the Merger pursuant to Section 1.1 hereof and has not conducted and will not conduct any activities other than the execution of this Agreement and the consummation of the Merger.
     3.16 Insurance. Parent and its Subsidiaries maintain insurance coverage in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Parent or its Subsidiaries. Neither Parent nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any insurance policy of Parent or any of its subsidiaries, except with respect to any cancellation or termination in accordance with the terms of the applicable insurance policy that has not had and would not reasonably be expected to have a Material Adverse Effect on Parent. To the Knowledge of Parent, there has been no threatened termination of, or material premium increase with respect to, any of such policies.
     3.17 Foreign Corrupt Practices Act. To Parent’s Knowledge, neither Parent nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other Person acting on behalf of Parent or its Subsidiaries) have, directly or indirectly, taken any action which would cause them to be in violation of the FCPA, or, to Parent’s Knowledge, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. Parent has established reasonable internal controls and procedures intended to ensure compliance with the FCPA.
     3.18 Information in Registration Statement and Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of the Company or shareholders of Parent or at the time of the Company Stockholders’ Meeting or at the time of the Parent Shareholders’ Meeting or as of the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The information supplied or to be supplied by or on behalf of Parent for inclusion in any Regulation M-A Filing shall not, at the time any such Regulation M-A filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein about the Company supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.
     3.19 Brokers’ and Finders’ Fees. Except for fees payable to Citibank Global Markets, Inc., neither Parent nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby.
     3.20 Financing; Sufficient Funds.
          (a) Parent has delivered to the Company a true and complete copy of an executed commitment letter (the “Commitment Letter”), dated June 4, 2007 from Citibank Global Markets, Inc. (the “Lender”), pursuant to which the lender parties thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purpose of funding the cash portion of the merger consideration contemplated by this Agreement (the “Financing”). As of the date hereof, the Commitment Letter has not been amended or modified and the commitments contained in the Commitment Letter have not been withdrawn or rescinded in any respect. As of the date hereof, the Commitment Letter, in the form delivered to the Company, is in full force and effect and is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto, and no event or circumstance has occurred or exists which would reasonably be expected to constitute a default or breach or an incurable failure to satisfy a condition precedent under the terms and conditions of the Commitment Letter. There are no conditions precedent or other contingencies, side agreements or other arrangements or understandings related to the funding of the full amount of the Financing or the terms thereof, other than as set forth in or contemplated by the Commitment Letter in the forms delivered to the Company. As of the date of this Agreement, Parent does not have any reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it contained in the Commitment Letter. Parent has fully paid any and all commitment fees that have been incurred and are due and payable in connection with the Commitment Letter prior to the date hereof and has otherwise satisfied all other terms and conditions required to be satisfied pursuant to the terms of the Commitment Letter on or before the date hereof.
          (b) At Closing, Parent will have sufficient funds to pay the full cash portion of the Merger Consideration contemplated by this Agreement and to pay all related fees and expenses of Parent associated with the transactions contemplated by this Agreement.
ARTICLE IV
CONDUCT BY THE PARTIES PRIOR TO THE EFFECTIVE TIME
     4.1 Conduct of Business by the Company.
          (a) Ordinary Course. Except (i) as expressly contemplated or permitted by this Agreement, (ii) as required by Legal Requirements, (iii) as set forth in Section 4.1(a) of the Company Disclosure Letter, or (iv) as approved by Parent in writing (which approval shall not be unreasonably withheld, delayed or conditioned), the Company agrees that, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and its Subsidiaries shall (A) carry on their business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, (B) pay their debts and obligations when due, subject to good faith disputes over such debts and obligations, and (C) use reasonable best efforts consistent with past practice to (x) preserve intact their present business organization and employee base and (y) preserve their relationships with customers, suppliers, licensors, licensees, and others with which they have business dealings.
          (b) Required Consent. Without limiting the generality of Section 4.1(a), except (w) as expressly contemplated or permitted by this Agreement, (x) as required by Legal Requirements, (y) as set forth in Section 4.1(b) of the Company Disclosure Letter, or (z) as approved by Parent in writing (which approval shall not be unreasonably withheld, delayed or conditioned), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:
               (i) adopt or propose to adopt any change to the Company’s Charter Documents;
               (ii) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (other than dividends or other distributions to the Company and/or its wholly-owned

Subsidiaries) or split, combine or reclassify any capital stock (other than with respect to the capital stock of any direct or indirect wholly-owned Subsidiaries of the Company) or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;
               (iii) purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries, except for unvested shares of Company Restricted Stock forfeited to the Company;
               (iv) issue, sell, transfer, pledge, redeem, accelerate rights under, dispose of or encumber, or authorize the issuance, sale, transfer, pledge, redemption, acceleration of rights under, disposition or encumbrance of, any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its capital stock, or any other ownership interest in the Company or any of its Subsidiaries, except in each case (A) for the issuance of shares of Company Common Stock upon the exercise of the Company Options outstanding as of the date of this Agreement or granted under clause (C) below, in each case, in accordance with their terms, (B) pursuant to grants of purchase rights in the ordinary course of business consistent with past practices under the Company ESPP and (C) grants of Company Options in the ordinary course of business consistent with past practice; provided, however, that (v) such grants of Company Options and rights under the Company ESPP shall not exceed the equivalent of twenty thousand (20,000) shares of Company Common Stock individually or five hundred thousand (500,000) shares of Company Common Stock in the aggregate, in each case, in any three-month period, (w) such Company Option grants shall only be provided to employees of the Company or any of its Subsidiaries whose annual base salary is no more than $100,000 (or its equivalent in a foreign currency), (x) Company Options may only be granted with an exercise price equal to the grant date fair market value of the Company Common Stock, (y) no grants of Restricted Stock may be made and (z) no Company Options containing change of control provision may be issued; provided, further, that nothing in this subsection (iv) shall prohibit the Company from granting any equity awards specifically required pursuant to Contracts binding on the Company as set forth in Item 1 of Section 4.1(b)(iv) of the Company Disclosure Letter and such awards shall not count against the foregoing limits;
               (v) enter into any new line of business;
               (vi) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or all or substantially all the assets of, or by any other manner, any business or any Person or division thereof;
               (vii) except for purchases of inventory in the ordinary course of business consistent with past practice, acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business of the Company and its Subsidiaries for consideration in excess of $5,000,000 in any one case or $25,000,000 in the aggregate or solicit or participate in any negotiations with respect to the foregoing;
               (viii) enter into any agreement with respect to the formation of any joint venture, strategic partnership or alliance;

               (ix) except for the sale or licenses of Company Products in the ordinary course of business and in a manner consistent with past practice, sell, lease, license, sell and leaseback, mortgage, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of the Company and its Subsidiaries, taken as a whole;
               (x) effect any material restructuring activities by the Company or any of its Subsidiaries, including any material reductions in force, or any lease terminations or restructuring of contracts other than the completion of previously announced restructuring activities, which have been disclosed to Parent and described as “Phase II” restructuring;
               (xi) make any loans, extensions of credit or financing, advances or capital contributions to, or investments in, or grant extended payment terms to any other Person, other than: (A) loans or investments by the Company or a wholly-owned Subsidiary of the Company to or in the Company or any wholly-owned Subsidiary of the Company, (B) subject to Legal Requirements, employee loans or advances for travel and entertainment and other business expenses made in the ordinary course of business consistent with past practice, or (C) extensions of credit or financing to, or extended payment terms for, customers made in the ordinary course of business consistent with past practice;
               (xii) except as required by GAAP, as concurred in by its independent auditors, make any change in its methods or principles of accounting or revalue any of its assets;
               (xiii) (A) amend any material Tax Returns, make any material election relating to Taxes, change any material election relating to Taxes already made, adopt any material accounting method relating to Taxes, change any material accounting method relating to Taxes unless required by a change in the Code, or (B) settle, consent, or enter into any closing agreement relating to any Audit or consent to any waiver of the statutory period of limitations in respect of any Audit;
               (xiv) cancel or terminate without reasonable substitute policy therefor, or amend in any material respect or enter into, any material insurance policy, other than the renewal of existing insurance policies;
               (xv) pay, discharge, settle or satisfy any claims, litigation, liabilities, or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices, of liabilities that are not material, individually or in the aggregate, to the Company and its Subsidiaries and are incurred in the ordinary course of business consistent with past practices;
               (xvi) except as required by Legal Requirements or Contracts currently binding on the Company or its Subsidiaries, (A) increase in any manner the amount of compensation or fringe benefits of, or pay or grant any bonus, change of control, severance or termination pay to, any Employee/Service Provider or director of the Company or any Subsidiary of the Company, other than increases or payments to employees that are not officers of the Company in the ordinary course of business, consistent with past practice, (B) adopt or amend any Company Employee Plan or make any contribution, other than regularly scheduled contributions, to any Company Employee Plan, (C) waive any stock repurchase rights, accelerate, amend or change the period of vesting or exercisability of Company Options, or reprice any Company Options or authorize cash payments in exchange for any Company Options, or (D) enter into, modify or amend any Employee Agreement or indemnification agreement with any Employee/Service Provider (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will,” or modifications whereby an Employee/Service Provider waives the right to acceleration, or agrees to the cancellation of, any Company Option or other award), or (E) enter into any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby (either alone or upon the occurrence of additional or subsequent events), or (F) establish, adopt or amend (except as required by law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement or other similar benefit plan or arrangement covering any Employee/Service Provider, provided however that nothing contained in this subsection (xvi) shall prevent the Company or its Subsidiaries (A) from entering into employment agreements, offer letters or retention agreements with non-officer employees in the ordinary course of business consistent with past practice and (B) from increasing annual compensation of non-officer employees and from providing for or amending bonus arrangements for non-officer employees in the ordinary course of compensation reviews (to the extent that such compensation increases and new or amended bonus arrangements are consistent with past practice and do not result in a material increases in benefits or compensation expense); provided further, that nothing in this subsection (xvi) or any other provision in this Section 4.1 shall prohibit the Company from taking, or otherwise require the Company to obtain Parent’s approval to take, any and all action necessary to implement and satisfy its obligations under the Retention Arrangements (as defined in Section 5.9(h) hereof);
               (xvii) enter into any Contracts containing, or otherwise subject the Surviving Corporation or Parent to, any (A) non-competition, “most favored nations,” or unpaid future deliverables rights or provisions of any type or scope, or (B) exclusivity or other material restrictions on the Company or the Surviving Corporation or Parent, or any of their respective businesses, following the Closing;
               (xviii) provide any material refund, credit or rebate to any customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;
               (xix) incur or assume any indebtedness for borrowed money or guarantee any indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing, other than (A) in connection with the financing of ordinary course trade payables consistent with past practice, (B) pursuant to existing credit facilities as in effect on the date hereof and consistent with past practices, or (C) loans, investments or guarantees by the Company or any of its Subsidiaries to, in or of the Company or its Subsidiaries;

               (xx) create or otherwise incur any Lien on any material asset of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice;
               (xxi) enter into, modify or amend, or terminate any Company Material Contract, or waive, release or assign any material rights or claims thereunder, in each case other than in the ordinary course of business consistent with past practice, provided that for purposes of this Section 4.1(b)(xxi) the reference to $50,000,000 in Section 2.14(a)(ix) shall be replaced with “$25,000,000”;
               (xxii) take any action (A) with the intent or for the purpose of preventing, impairing or delaying the Merger and the other transactions contemplated by this Agreement, or (B) that would reasonably be expected to prevent, impair (other than in an immaterial manner) or delay (other than in an immaterial manner) the consummation of the Merger and the other transactions contemplated by this Agreement, including any action that would reasonably be expected to prevent (other than in an immaterial manner), impair (other than in an immaterial manner), delay (other than in an immaterial manner) or adversely affect (other than in an immaterial manner) the ability of Parent and the Company to obtain the approvals set forth in 6.1(e); or
               (xxiii) take, commit, or agree (in writing or otherwise) or announce the intention to take, any of the actions described in clauses (i) through (xxii) above in this Section 4.1(b).
          (c) Certain Additional Actions. Without limiting the generality of Section 4.1(b)(xiii), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company (i) shall keep Parent fully informed of the status of its discussions with any Tax Authority in respect of any Audit relating to a material amount of Taxes, and shall consult with Parent in respect of, and give Parent the opportunity to participate in, devising the strategy for dealing with such Tax Authority in the course of such Audit, and (ii) shall not propose in writing any settlement or other resolution to any such Audit without Parent’s prior consent.
     4.2 Conduct of Business by Parent.
          (a) Required Consent. Except (w) as expressly contemplated or permitted by this Agreement, (x) as required by Legal Requirements, (y) as set forth in Section 4.2(a) of the Parent Disclosure Letter, or (z) as approved by the Company in writing (which approval shall not be unreasonably withheld, delayed or conditioned), Parent shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:
               (i) adopt or propose to adopt any change to Parent Charter Documents in any manner that would reasonably be likely to prevent or materially delay or impair the Merger or the consummation of the transactions contemplated hereby;
               (ii) declare, set aside or pay any cash dividends on or make any other cash distributions;
               (iii) adopt a plan of complete or partial liquidation, dissolution, or recapitalization or a plan of reorganization;

               (iv) take any action (A) with the intent or for the purpose of preventing, impairing or delaying the Merger and the other transactions contemplated by this Agreement, or (B) that would reasonably be expected to prevent, impair (other than in an immaterial manner) or delay (other than in an immaterial manner) the consummation of the Merger and the other transactions contemplated by this Agreement, including any action that would reasonably be expected to prevent (other than in an immaterial manner), impair (other than in an immaterial manner), delay (other than in an immaterial manner) or adversely affect (other than in an immaterial manner) the ability of Parent and the Company to obtain the approvals set forth in 6.1(e); or
               (v) take, commit, or agree (in writing or otherwise) or announce the intention to take, any of the actions described in clauses (i) through (iv) above in this Section 4.2(a).
ARTICLE V
ADDITIONAL AGREEMENTS
     5.1 Joint Proxy Statement/Prospectus; Registration Statement.
          (a) As promptly as reasonably practicable after the execution of this Agreement, Parent and the Company will prepare and file with the SEC the Joint Proxy Statement/Prospectus and Parent will prepare and file with the SEC the Registration Statement in which the Joint Proxy Statement/Prospectus is to be included as a prospectus. Parent and the Company will provide each other with any information required in order to effectuate the preparation and filing of the Joint Proxy Statement/Prospectus and the Registration Statement pursuant to this Section 5.1.
          (b) Each of Parent and the Company will respond to any comments from the SEC, and will use reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of Parent and the Company will notify the other promptly upon the receipt of any comments from the SEC in connection with the filing of, or amendments or supplements to, the Registration Statement and/or the Joint Proxy Statement/Prospectus or any Regulation M-A Filing and will consult with each other and prepare written responses to such comments received from the SEC and advise one another of any oral comments received from the SEC and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC or its staff with respect to any of the foregoing filings. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus and/or the Registration Statement, Parent or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC, and/or mailing to stockholders of the Company or shareholders of Parent, as the case may be, such amendment or supplement.

          (c) Each party shall cooperate and provide the other (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement and Joint Proxy Statement/Prospectus prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC; provided, however, that the Company, in connection with any disclosures, filings or announcements with respect to any Acquisition Proposal or any Company Change of Recommendation or other action taken in accordance with Section 5.3, may amend or supplement the proxy statement for the Company (including by incorporation by reference) or make such other disclosures, filings or announcements in connection with such event without providing Parent or its counsel an opportunity to review or comment thereon.
          (d) The Company will cause the Joint Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. Parent will cause the Joint Proxy Statement/Prospectus to be mailed to its shareholders at the earliest practicable time after the Registration Statement is declared effective by the SEC.
     5.2 Meetings of Stockholders; Board Recommendations.
          (a) Meeting of Company Stockholders; Company Board Recommendation.
               (i) The Company will take all action necessary in accordance with Delaware Law and the Company Charter Documents to call, hold and convene a meeting of its stockholders (the “Company Stockholders’ Meeting”) to consider and vote upon the adoption of this Agreement (the “Company Voting Proposal”) to be held as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act, and in any event (to the extent permissible under applicable Legal Requirements) within 45 days after the mailing of the Joint Proxy Statement/Prospectus to the Company’s stockholders. Unless the Board of Directors of the Company effects a Company Change of Recommendation pursuant to Section 5.3(d), the Company will use reasonable best efforts to solicit from its stockholders proxies in favor of the Company Voting Proposal or otherwise to secure the vote or consent of its stockholders required by Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to its stockholders in advance of a vote on the Company Voting Proposal or, if as of the time for which the Company Stockholders’ Meeting is scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting. The Company shall ensure that the Company Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Company Stockholders’ Meeting are solicited, in compliance with Delaware Law, the Company Charter Documents and all other applicable Legal Requirements.
               (ii) Except to the extent expressly permitted by Section 5.3(d): (A) the Board of Directors of the Company shall recommend that the Company’s stockholders vote in favor of the Company Voting Proposal; (B) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of the Company has unanimously recommended that the Company’s stockholders vote in favor of the Company Voting Proposal; and (C) neither the Board of Directors of the Company nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of its Board of Directors that the Company’s stockholders vote in favor of the Company Voting Proposal.
          (b) Meeting of Parent Shareholders.
               (i) Parent will take all action necessary in accordance with the applicable laws of Singapore and the Parent Charter Documents to convene and hold a meeting of its shareholders (the “Parent Shareholders’ Meeting”) to consider and vote upon the approval of the issuance of the Parent Ordinary Shares required to be issued in the Merger (the “Parent Voting Proposal”) to be held as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act, and in any event (to the extent permissible under applicable Legal Requirements) within 45 days after the mailing of the Joint Proxy Statement/Prospectus to the Parent’s shareholders. Parent will use reasonable best efforts to solicit from its shareholders proxies in favor of the Parent Voting Proposal or otherwise to secure the vote or consent of its shareholders required by the applicable laws of Singapore to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn the Parent Shareholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to its shareholders in advance of a vote on the Parent Voting Proposal or, if as of the time for which the Parent Shareholders’ Meeting is scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient Parent Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Shareholders’ Meeting. Parent shall ensure that the Parent Shareholders’ Meeting is convened, held and conducted, and that all proxies solicited by it in connection with the Parent Shareholders’ Meeting are solicited, in compliance with the laws of Singapore, the Parent Charter Documents and all other applicable Legal Requirements.
               (ii) The Board of Directors of Parent shall recommend that Parent’s shareholders vote in favor of the Parent Voting Proposal. The Joint Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Parent has unanimously recommended that Parent’s shareholders vote in favor of the Parent Voting Proposal. Neither the Board of Directors of Parent nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to the Company, the unanimous recommendation of its Board of Directors that Parent’s shareholders vote in favor of the Parent Voting Proposal.
               (iii) Nothing contained in this Agreement shall prohibit the Board of Directors of Parent from (i) taking and disclosing to Parent’s stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, or (ii) making any other statement or disclosure to Parent’s stockholders if the Board of Directors of Parent determines in good faith (after consultation with its outside counsel) that the failure to make such statement or disclosure would reasonably be expected to be a breach of fiduciary duties to Parent’s stockholders under applicable law; provided, however, that, in each case, any such statements or disclosures will be subject to the terms and conditions of this Agreement; and provided, further, that unless the Board of Directors of Parent expressly publicly reaffirms its recommendation of the Merger in connection with such statement or disclosure, any such statement or disclosure (other than a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a withholding, withdrawal, amendment or modification of the Board of Directors of Parent’s unanimous recommendation in favor of the Parent Voting Proposal in breach of Section 5.2(b)(ii).
          (c) The Company and Parent shall each use reasonable best efforts to cause the Company Stockholders’ Meeting and the Parent Shareholders’ meeting to be held on the same date.
     5.3 Company Acquisition Proposals.
          (a) No Solicitation. The Company agrees that none of the Company, any of its Subsidiaries or any of the Company’s or any of its Subsidiaries’ officers or directors shall, and that it shall use reasonable best efforts to cause the Company’s and its affiliates’ and Subsidiaries’ agents and representatives (including any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) not to (and shall not authorize or permit any of them to), directly or indirectly: (i) solicit, initiate, facilitate or encourage, the making, submission or announcement of any Acquisition Proposal; (ii) enter into or participate in any discussions or negotiations with, furnish any nonpublic information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any manner with, or assist, participate in, facilitate or encourage any effort by, any Person concerning the making of any proposal that constitutes or would reasonably be expected to lead to, any Acquisition Proposal; (iii) approve, endorse or recommend any Acquisition Proposal; or (iv) execute or enter into, or agree to execute or enter into, any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby, except in the case of clauses (ii), (iii) or (iv) to the extent specifically permitted pursuant to Sections 5.3(c) or 5.3(d). Immediately following the execution and delivery of this Agreement, the Company and its Subsidiaries will cease and cause to be terminated any and all existing activities, discussions or negotiations (including, without limitation, any such activities, discussions or negotiations conducted by affiliates, directors, officers, employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative) of the Company or any of its Subsidiaries) with any third parties conducted heretofore with respect to the consideration of any Acquisition Proposal. The Company will exercise any rights under any confidentiality or non-disclosure agreements with any such third parties entered into within one year prior to the date hereof through the date hereof in connection with the consideration of any Acquisition Proposal to require the return or destruction of non-public information provided prior to the date of this Agreement by the Company, its Subsidiaries or their agents and representatives to any such third parties.
     (b) Notification of Acquisition Proposals. As promptly as practicable (and in any event no later than 48 hours) after any director or executive officer of the Company becomes aware that the Company (or any of its agents or representatives) has received (1) any Acquisition Proposal from any Person, (2) any request for nonpublic information or inquiry from any Person that would reasonably be expected to lead to an Acquisition Proposal, or (3) an inquiry from any Person seeking to have discussions or negotiations with the Company relating to a possible Acquisition Proposal, the Company shall provide Parent with notice of such Acquisition Proposal, request or inquiry, including: (i) the material terms and conditions of such Acquisition Proposal, request or inquiry; (ii) the identity of the Person or group making any such Acquisition Proposal, request or inquiry; and (iii) a copy of all written materials provided by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry. The Company shall notify Parent, in writing, of any decision of its Board of Directors as to whether to initially enter into discussions or negotiations concerning any Acquisition Proposal or to initially provide nonpublic information or data to any Person concerning any Acquisition Proposal, which notice shall be given as promptly as practicable after the meeting of such Board of Directors at which such decision is made (and in any event no later than 24 hours after such determination was reached and 24 hours prior to initially entering into any discussions or negotiations or initially providing any nonpublic information or data to any Person concerning any Acquisition Proposal). The Company agrees that it shall keep Parent reasonably informed in all material respects of the status and material terms of any such Acquisition Proposal, request or inquiry (including any negotiations contemplated by Section 5.3(c)) and shall promptly provide Parent a copy of all written materials subsequently provided to, by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry. Any notification or materials provided under this Section 5.3(b) shall be subject to the terms of the Confidentiality Agreement.
          (c) Superior Offers. Notwithstanding anything to the contrary contained in Section 5.3(a) or elsewhere in this Agreement, in the event that the Company receives, prior to the approval of the Company Voting Proposal by the stockholders of the Company in accordance with applicable law, a bona fide written Acquisition Proposal from a third party and the Company’s Board of Directors has in good faith concluded, after consultation with its outside legal counsel and its financial advisor, that such Acquisition Proposal is, or is reasonably likely to lead to, a Superior Offer, the Company may then (1) furnish nonpublic information to the third party making such Acquisition Proposal (and to such third party’s representatives, financing sources and the representatives of such financing sources) and (2) engage in discussions and negotiations with the third party (and the third party’s representatives, financing sources and the representatives of such financing sources) with respect to such Acquisition Proposal; provided that:
               (i) the Company complies in all material respects with all of the terms of this Section 5.3 with respect to such Acquisition Proposal;
               (ii) prior to furnishing any nonpublic information or entering into any negotiations or discussions with such third party, (A) the Company receives from such third party an executed confidentiality agreement containing limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on the Company’s behalf (a copy of which confidentiality agreement shall be provided to Parent) that are at least as favorable to the Company as the Confidentiality Agreement and (B) contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and
               (iii) the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to provide such information or enter into such discussion or negotiations would reasonably be expected to be a breach of the Board of Directors’ fiduciary duties to the stockholders of the Company under applicable law.
          (d) Change of Recommendation.
               (i) Notwithstanding anything to the contrary contained in Section 5.3(a) or set forth elsewhere in this Agreement, (x) in response to a Superior Offer, the Board of Directors of the Company may withhold, withdraw, amend or modify its unanimous recommendation in favor of the Company Voting Proposal, and, in the case of a Superior Offer that is a tender or exchange offer made directly to the stockholders of the Company, may recommend that the stockholders of the Company accept the tender or exchange offer (any of the foregoing actions, whether by the Board of Directors of the Company or a committee thereof, a “Company Change of Recommendation”), (y) in response to an unsolicited Superior Offer, the Board of Directors of the Company, the Company or its Subsidiaries (including each of their respective directors, officers, employees, agents or other representatives) may approve, endorse, or recommend a Superior Offer, or (z) in response to an unsolicited Superior Offer, the Company or any of its Subsidiaries may terminate this Agreement in order to enter into a definitive agreement to consummate such Superior Offer and transactions contemplated thereby, in the case of the foregoing clauses (x), (y) and (z), only if all of the following conditions are met:
               (A) the applicable Superior Offer has not been withdrawn and continues to be a Superior Offer;
               (B) the Board of Directors of the Company has determined in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that the failure to take the proposed action contemplated by clause (x), (y) and/or (z) above would reasonably be expected to be a breach of its fiduciary duties to the stockholders of the Company under Delaware Law;
               (C) the stockholders of the Company have not yet approved the Company Voting Proposal;
               (D) the Company shall have delivered to Parent written notice (a “Company Change of Recommendation Notice”) at least five (5) Business Days prior to publicly effecting the applicable action contemplated by clause (x), (y) and/or (z) above, which shall state expressly (1) that the Company has received the applicable Superior Offer, (2) the most recent terms and conditions of such Superior Offer and the identity of the Person or group making such Superior Offer (and in the event the Company intends to exercise its right to terminate this Agreement pursuant to Section 7.1(d)(ii), the Company shall provide to Parent a copy of the proposed definitive agreement to be entered into in connection with such Superior Offer), and (3) that the Company intends to effect the proposed action referenced in clause (x), (y) and/or (z) above in connection with such Superior Offer; and
               (E) after delivering the Company Change of Recommendation Notice, the Company provides Parent with a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement during the five-Business Day period contemplated by the preceding clause (iv), and negotiate in good faith with respect thereto during such five-Business Day period, so as would enable the Company to proceed with its recommendation to stockholders in favor of the Company Voting Proposal without effecting the proposed action referenced in clause (x), (y) and/or (z) above.
               (ii) In addition and not in limitation of the forgoing, and notwithstanding anything to the contrary contained in Section 5.3(a) or set forth elsewhere in this Agreement, the Board of Directors of the Company may effect a Company Change of Recommendation for any reason other than the receipt of a Superior Offer only if all of the following conditions are met:
               (A) the Board of Directors of the Company has determined in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that the failure to effect the proposed Company Change of Recommendation would reasonably be expected to be a breach of its fiduciary duties to the stockholders of the Company under Delaware Law;
               (B) the stockholders of the Company have not yet approved the Company Voting Proposal;
               (C) the Company shall have delivered to Parent a Company Change of Recommendation Notice (which notice shall not itself be a Company Recommendation Change) at least five (5) Business Days prior to publicly effecting the proposed, which shall state expressly (1) that the Company is proposing to effect a Company Recommendation Change, and (2) the reason(s) for which the Board of Directors of the Company proposes to effect the Company Recommendation Change; and
               (D) after delivering the Company Change of Recommendation Notice, the Company negotiates with Parent in good faith during such five-Business Day period so as to enable the Company to proceed with its recommendation to stockholders in favor of the Company Voting Proposal without making a Company Recommendation Change.
          (e) Compliance with Disclosure Obligations. Nothing contained in this Agreement shall prohibit the Board of Directors of the Company from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, or (ii) making any other statement or disclosure to the Company’s stockholders if the Board of Directors of the Company determines in good faith (after consultation with its outside counsel)

that the failure to make such statement or disclosure would reasonably be expected to be a breach of fiduciary duties to the Company’s stockholders under applicable law; provided, however, that, in each case, any such statements or disclosures will be subject to the terms and conditions of this Agreement; and provided, further, that unless the Board of Directors of the Company expressly publicly reaffirms its recommendation of the Merger in connection with such statement or disclosure, such statement or disclosure (other than a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Company Change of Recommendation in breach of Section 5.2(a)(ii) unless the Company shall have complied with Section 5.3(d) in connection therewith.
          (f) State Takeover Statute. The Board of Directors of the Company shall not, in connection with any Company Change of Recommendation, take any action to change the approval of the Board of Directors of the Company for purposes of causing any state takeover statute or other state law to be applicable to the transactions contemplated hereby. The Company and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby. For the avoidance of doubt, this Section 5.3(f) shall not prohibit the Company from effecting a Change of Recommendation or terminating this Agreement under the circumstances and subject to the conditions set forth in this Section 5.3.
          (g) Continuing Obligation to Call, Hold and Convene Stockholders’ Meeting; No Other Vote. Notwithstanding anything to the contrary contained in this Agreement, but subject to the provisions of Section 7.1(d)(ii), the obligation of the Company to call, give notice of, convene and hold the Stockholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal, or by any Change of Recommendation. The Company shall not submit to the vote of its stockholders any Acquisition Proposal, or propose to do so.
          (h) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
               (i) “Acquisition Proposal,” with respect to the Company, shall mean any offer or proposal relating to any transaction or series of related transactions involving: (a) any purchase from the Company or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 20% interest in the total outstanding voting securities of the Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning more than 20% of the total outstanding voting securities of the Company or any of its Subsidiaries, (b) any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries, other than any such transaction effected by the Company in which the only parties to such transaction are any of the Company and/or one or more of its Subsidiaries pursuant to which the stockholders of the Company immediately prior to such transaction would hold less than 80% of the outstanding voting securities of the resulting or surviving Person in such transaction immediately after such transaction, (c) any sale, lease (other than in the ordinary course of business consistent with past practice), exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition or disposition of more than 20% of the assets of the Company (including its Subsidiaries taken as a whole), or (d) any liquidation or dissolution of the Company (provided, however, that the transactions between Parent and the Company contemplated by this Agreement shall not be deemed an Acquisition Proposal); and
               (ii) “Superior Offer,” with respect to the Company, shall mean a bona fide Acquisition Proposal by a third party on terms that the Board of Directors of the Company has in good faith concluded, after consultation with its outside legal counsel and financial advisor, taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the Person making the offer, to be more favorable to the Company’s stockholders (in their capacities as stockholders) from a financial point of view than the Merger, provided that each reference to 20% in the definition of “Acquisition Proposal” shall be replaced with “90%” for purposes hereof and each reference to 80% in the definition of “Acquisition Proposal” shall be replaced with “10%” for purposes hereof.
          (i) Violation by Company Agents. It is understood and agreed that any violation of the restrictions set forth in this Section 5.3 by any officer, director, agent, representative or affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.
     5.4 Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.
          (a) Confidentiality. The parties acknowledge that the Company and Parent have previously executed a mutual Confidentiality Agreement dated April 3, 2007 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and each of Parent and the Company will hold, and will cause its respective directors, officers, employees, agents, affiliates and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold and keep confidential, any proprietary information subject to the Confidentiality Agreement in accordance with the terms thereof.
          (b) Access to Information.
               (i) The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access and upon reasonable prior notice during normal business hours, beginning as soon as practicable after the date of this Agreement, to the properties, books, analysis, projections, plans, systems, contracts (including, without limitation, Company Material Contracts), commitments, records, personnel offices and other facilities of the Company and its Subsidiaries during the period prior to the earlier of the Effective Time or the termination of this Agreement to obtain all information concerning the business of the Company and its Subsidiaries, including, without limitation, the status of product development efforts, properties, results of operations and personnel of the Company and its Subsidiaries and use reasonable best efforts to make available at reasonable times during normal business hours to Parent and its representatives, the appropriate individuals (including management, personnel, attorneys, accountants and other professionals) for discussion of the Company’s and its Subsidiaries’ business, properties, prospects and personnel as Parent may reasonably request. During such period, the Company shall (and shall cause its Subsidiaries to), subject to any limitations imposed by Legal Requirements with respect to records of employees, furnish promptly to Parent (A) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (B) all other information concerning its business, properties and personnel as Parent may reasonably request.
               (ii) Parent shall make available to the Company, as reasonably requested by the Company, a designated officer of Parent to answer questions and make available such information and documents regarding Parent as is reasonably requested by the Company taking into account the nature of the transactions contemplated by this Agreement.
               (iii) Notwithstanding the foregoing, the Company and Parent may restrict such access to the extent that (i) Legal Requirements applicable to the Company or Parent, as the case may be, or their respective Subsidiaries may reasonably require the Company or Parent, as the case may be, or their respective Subsidiaries to restrict or prohibit access to any such properties, personnel or information and (ii) such access would be in breach of any confidentiality obligation, commitment or provision by which the Company or Parent, as the case may be, or any of their respective Subsidiaries is bound or affected, which confidentiality obligation, commitment or provision or the inability to furnish such access shall then be disclosed to the Company or Parent, as the case may be, to the maximum extent permitted without resulting in such breach, or (iii) any such access or disclosure which would be reasonably likely to cause the loss of attorney-client privilege; provided that, in the case of clauses (ii) and (iii), the parties will cooperate to arrive at a solution that permits access to be furnished but without violating the applicable confidentiality obligation or resulting in a loss of attorney-client privilege, as applicable.
               (iv) Any information obtained from the Company or Parent or any of their respective Subsidiaries pursuant to the access contemplated by this Section 5.4 shall be subject to the Confidentiality Agreement.
          (c) No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this Section 5.4 or Section 5.5, or otherwise shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.
     5.5 Public Disclosure. The parties acknowledge that they have agreed to the text of the joint press release announcing the signing of this Agreement. Without limiting any other provision of this Agreement, Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon and use reasonable best efforts to agree on any other press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Merger, and will not issue any such press release or make any such public statement prior to such consultation and (to the extent practicable) agreement, except as may be required by law or any requirement of The Nasdaq Stock Market, the New York Stock Exchange or the Toronto Stock Exchange; provided that the Company shall not have any obligation to consult with Parent regarding, or provide Parent the opportunity to review and comment upon, and Parent shall have no right to agree to, any press release or public statements with respect to any Acquisition Proposal or any Change of Recommendation or other action taken in accordance with Section 5.3.
     5.6 Regulatory Filings; Reasonable Best Efforts.
          (a) Regulatory Filings. Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use reasonable best efforts to comply with all Legal Requirements that require any of them to make any filings, notices, petitions, statements, registrations, submissions of information, applications or submissions of other documents to any Governmental Entity in connection with the Merger and the transactions contemplated hereby. Without limiting the generality of the foregoing, as promptly as practicable after the date hereof, each of Parent, Merger Sub and the Company shall make all such filings, notices, petitions, statements, registrations, submissions of information, applications or submissions of other documents in connection with the Merger and the transactions contemplated hereby, including, without limitation: (i) Notification and Report Forms with the FTC and the DOJ as required by the HSR Act; (ii) filings under (A) Section 2.3(d) of the Company Disclosure Letter, (B) Section 3.3(d) of the Parent Disclosure Letter and (C) under pre-merger notification or control laws of any other jurisdiction that are reasonably determined by Parent and the Company, jointly, to be required in connection with the Merger; and (iii) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.6(a) to comply in all material respects with all applicable Legal Requirements. Parent, Merger Sub and the Company each shall promptly supply the other with any information that may be required in order to effectuate any filings or application pursuant to this Section 5.6(a).
          (b) Notification. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, will notify the other promptly upon the receipt of (i) any comments from any Governmental Entity in connection with any filings made or information provided by a party hereto in respect of the Merger and (ii) any request by any Governmental Entity for amendments or supplements to any such filings or information. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.
          (c) Reasonable Best Efforts. Subject to the express provisions of Section 5.2 and Section 5.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things, that are reasonably necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including the following: (i) the taking of acts necessary to cause the conditions precedent set forth in Article

VI to be satisfied; (ii) the obtaining of necessary waivers, consents, approvals, orders and authorizations from Governmental Entities, the making of necessary registrations, declarations, submissions and filings (including registrations, declarations, and filings with Governmental Entities, if any) and the taking of steps necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; (iii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and seeking to have vacated or otherwise lifted or removed any order, decree or ruling that has been issued or granted and has the effect of restraining, enjoining or otherwise prohibiting the Merger; (iv) the entry into supplemental indentures if and as required pursuant to any Contract to which the Company or any of its Subsidiaries is a party or to which the Company or any of its subsidiaries are bound, with effect as of or after the Effective Time; and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby.
          (d) No Divestiture. Nothing contained in this Agreement shall be deemed to require Parent or any Subsidiary or affiliate thereof to agree to any Action of Divestiture. The Company shall not, without the prior written consent of Parent, take or agree to take any Action of Divestiture. For purposes of this Agreement, an “Action of Divestiture” shall mean (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its subsidiaries or affiliates, or of the Company or its Subsidiaries that individually or taken together with any or all other restrictions or requirements contemplated by this Section 5.6(d) will have or are reasonably expected to have a material adverse effect on the benefits expected to be derived from the transactions contemplated by this Agreement, (ii) the imposition of any limitation on the ability of Parent, its Subsidiaries or affiliates, or the Company or its Subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company and its Subsidiaries, that individually or taken together with any or all other restrictions or requirements contemplated by this Section 5.6(d) will have or are reasonably expected to have a material adverse effect on the benefits expected to be derived from the transactions contemplated by this Agreement, or (iii) the imposition of any impediment on Parent, its Subsidiaries or affiliates, or the Company or its Subsidiaries under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices that individually or taken together with any or all other restrictions or requirements contemplated by this Section 5.6(d) will have or are reasonably expected to have a material adverse effect on the benefits expected to be derived from the transactions contemplated by this Agreement.

     5.7 Notification of Certain Matters.
          (a) By the Company. The Company shall give prompt notice to Parent and Merger Sub of (i) the occurrence or non-occurrence of any event of which it has Knowledge, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company to be untrue or inaccurate such that the conditions to closing set forth in Section 6.2(a) would fail to be satisfied, (ii) to the extent it has Knowledge thereof, any failure by the Company to comply with or satisfy any covenant or other agreement to be complied with by it hereunder such that the conditions to closing set forth in Section 6.2(b) would fail to be satisfied, (iii) the occurrence or non-occurrence of any event of which it has Knowledge, the occurrence or non-occurrence of which would reasonably be expected to have a Material Adverse Effect on the Company, or (iv) the occurrence or non-occurrence of any event of which it has Knowledge, the occurrence or non-occurrence of which would reasonably be expected to cause the failure of any other conditions to the obligations of Parent and Merger Sub under Section 6.2; provided, however, that no such notification shall affect the representations or warranties of the Company or the conditions to the obligations of the parties under this Agreement; provided, further, that the delivery of any notice pursuant to this Section 5.7(a) shall not limit or otherwise affect the remedies available hereunder.
          (b) By Parent. Parent shall give prompt notice to the Company of (i) the occurrence or non-occurrence of any event of which it has Knowledge, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Parent or the Merger Sub to be untrue or inaccurate such that the conditions to closing set forth in Section 6.3(a) would fail to be satisfied, (ii) to the extent it has Knowledge thereof, any failure by Parent or the Merger Sub to comply with or satisfy any covenant or other agreement to be complied with by it hereunder such that the conditions to closing set forth in Section 6.3(b) would fail to be satisfied, (iii) the occurrence or non-occurrence of any event of which it has Knowledge, the occurrence or non-occurrence of which would reasonably be expected to have a Material Adverse Effect on Parent, or (iv) the occurrence or non-occurrence of any event of which it has Knowledge, the occurrence or non-occurrence of which would reasonably be expected to cause the failure of any other conditions to the obligations of Parent and Merger Sub under Section 6.3; provided, however, that no such notification shall affect the representations or warranties of Parent and the Merger Sub or the conditions to the obligations of the parties under this Agreement; provided, further, that the delivery of any notice pursuant to this Section 5.7(b) shall not limit or otherwise affect the remedies available hereunder.
     5.8 Third-Party Consents. As soon as practicable following the date hereof, the Company will use reasonable best efforts to obtain consents, waivers and approvals under any of its or its Subsidiaries’ respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby as may be reasonably requested by Parent after consultation with the Company, including all consents, waivers and approvals set forth in Section 2.3(c) of the Company Disclosure Letter. Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent. In connection with seeking such consents, waivers and approvals, the Company shall keep Parent informed of all material developments and shall, at Parent’s request, include Parent in any discussions or communications with any parties whose consent, waiver or approval is sought hereunder. In the event the Merger does not close for any reason, Parent shall not have any liability to the Company, its stockholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, waivers and approvals.
     5.9 Equity Awards and Employee Matters.
          (a) Company Options. At the Effective Time, each then outstanding Company Option shall either be assumed by Parent or canceled and extinguished in accordance with Section 1.6(e). The Company shall use its reasonable best efforts to take actions, including sending any required notices under the Company Option Plans to the option holders and causing the plan administrator(s) for the Company Option Plans to take actions, in each case, to effectuate such assumption or cancellation of the Company Options as provided in Section 1.6(e). With respect to matters described in this Section 5.9(a), the Company will use reasonable best efforts to consult with Parent (and consider in good faith the advice of Parent) prior to sending any notices or other communication materials to its Company Employees/Service Providers, it being understood that where the parties are unable to agree, the Company will make the ultimate determination as to what materials are provided to Company Employees/Services Providers prior to Closing.
          (b) Restricted Stock. At the Effective Time, each share of Company Restricted Stock then outstanding shall be cancelled and extinguished and automatically converted into the right to receive Stock Consideration or Cash Consideration in accordance with Section 1.6(b). The Company shall use reasonable best efforts to provide that, from and after the Effective Time, the Surviving Corporation or Parent is entitled, subject to applicable Legal Requirements, to exercise any repurchase option or other right set forth in any the applicable restricted stock purchase agreement or other applicable agreement relating to the Company Restricted Stock.
          (c) Employee Stock Purchase Plans.
               (i) The rights of participants in the Company’s employee stock purchase plan (the “Company ESPP”) with respect to any offering then underway under the Company ESPP shall be determined by treating a Business Day prior to the Effective Time designated by the Company as the last day of such offering and by making such other pro rata adjustments as may be necessary to reflect the shortened offering but otherwise treating such shortened offering as a fully effective and completed offering for all purposes under the Company ESPP. Outstanding rights to purchase shares of Company Common Stock shall be exercised in accordance with the procedures set forth in the Company ESPP.
               (ii) As of the Effective Time, the Company ESPP shall be terminated. Prior to the Effective Time, the Company shall (A) provide Parent with evidence that the Company ESPP has been terminated pursuant to resolutions of Company’s Board of Directors, and the form and substance of such resolutions shall be subject to prior review and approval of Parent, and (B) exercise reasonable best efforts to take such other actions (including, but not limited to, if appropriate, amending the Company ESPP) that are necessary to give effect to the transaction contemplated by this Section 5.9(c).

          (d) Termination of 401(k) Plan(s). Effective as of no later than the day immediately preceding the Closing Date, each of the Company, its Subsidiaries and any ERISA Affiliate shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each a “401(k) Plan”), except for any such 401(k) Plan with respect to which, no later than ten (10) Business Days prior to the Closing Date, Parent provides written notice to the Company requesting that it not be terminated. Except for 401(k) Plan(s) with respect to which such a notice is provided, the Company shall provide Parent with evidence that such 401(k) Plan(s) have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company, its Subsidiaries or such ERISA Affiliate, as the case may be. Parent shall take all steps necessary to permit each Company Employee/Service Provider who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code), including rollovers of any outstanding loans from each 401(k) Plan, if any, to roll such eligible rollover distribution as part of any lump sum distribution to the extent permitted by each 401(k) Plan into an account under Parent’s 401(k) plan (the “Parent’s 401(k) Plan”), to the extent permitted by Parent’s 401(k) Plan. During the period commencing at the Effective Time and continuing through the Closing Date, the Company agrees to use its commercially reasonable efforts to cooperate with Parent in good faith to provide for the orderly transition of the administration of the 401(k) Plan(s) as of the Effective Time for the purpose of implementing the termination of such plans following the Closing Date.
          (e) Employee Benefits; Service Credit. As of and following the Closing Date, Parent will either (a) continue the Company Employee Plans, except as provided in Sections 5.9(d), (b) permit Continuing Employees and, as applicable, their eligible dependents, to participate in the employee benefit plans, programs and policies (including without limitation any plan intended to qualify within the meaning of Section 401(a) of the Code and any vacation, sick, personal time off plans or programs) of Parent (“Parent Benefit Plans”) on terms no less favorable than those provided to similarly situated employees of Parent, or (c) a combination of clauses (a) and (b). Following the Effective Time, solely to the extent that Continuing Employees (as defined below) are covered under Parent Benefit Plans, Parent shall give each Continuing Employee credit for prior service with the Company or its Subsidiaries, including predecessor employers, for purposes of (i) eligibility and vesting under any applicable Parent Benefit Plan in which such Continuing Employee becomes eligible to participate at or following the Effective Time and (ii) determination of benefits levels under any vacation or severance Parent Benefit Plan in which such Continuing Employee becomes eligible to participate at or following the Effective Time; provided that in each case under clauses (i) and (ii) above, if the Company or any of its Subsidiaries maintains a comparable Company Employee Plan, service shall be credited solely to the extent that such crediting will not result in the duplication of benefits, or under any bonus or other incentive compensation, or sabbatical or similar plan, program, agreement or arrangement. Solely to the extent that Continuing Employees are covered under Parent Benefit Plans, Parent shall give credit under those of its applicable Parent Benefit Plans that are welfare benefit plans and in which Continuing Employees become eligible to participate at or following the Effective Time, for all co-payments made, amounts credited toward deductibles and out-of-pocket maximums, and time accrued against applicable waiting periods, by Continuing Employees (including their eligible dependents), in respect of the plan year in which the Effective Time occurs or the plan year in which Continuing Employees are transitioned from Company Employee Plans to comparable Parent Employee Plans, and Parent shall waive all requirements for evidence of insurability and pre-existing conditions otherwise applicable to the Continuing Employees under the Parent Benefit Plans which are either employee heath plans, including medical, dental, vision and prescription drug plans in which the Continuing Employees become eligible to participate at or following the Effective Time. For purposes of this Agreement, “Continuing Employees” shall mean those employees of Parent and employees of the Surviving Corporation as of the Effective Time who were employees of the Company immediately prior to the Effective Time.
          (f) Form S-8. At or before the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Ordinary Shares for delivery upon exercise of Assumed Options pursuant to Section 1.6(e)(i). Parent shall file with the SEC, as soon as practicable following the Effective Time and in no event later than five (5) Business Days following the Effective Time, a registration statement on Form S-8 (or any successor form) with respect to any interests in Company Plans, the Assumed Options and Parent Ordinary Shares issuable thereunder and shall maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the relevant Assumed Options remain outstanding and registration of such interests or the Parent Ordinary Shares issuable thereunder continues to be required.
          (g) Treatment of the Company Deferred Compensation Plan. If requested by Parent, within the 30-day period prior to the Closing Date, and subject to and conditioned upon the Closing, the Company shall terminate the Company’s Executive Deferred Compensation Plan (the “Deferred Compensation Plan”), provided that nothing in this Section 5.9(g) or Section 4.1(b) is intended to preclude the Company from terminating its Deferred Compensation Plan, in accordance with its terms, in the absence of such a request. As soon as administratively practicable following the date the Deferred Compensation Plan is terminated and subject to the terms of the Deferred Compensation Plan and its related trust and trust agreement, the Company shall commence distributing the assets of the Deferred Compensation Plan. To the extent the assets will not be distributed prior to the Closing Date, the Company agrees to use its commercially reasonable efforts to cooperate with Parent in good faith prior to the Closing Date to provide for the orderly transition of the administration of the Deferred Compensation Plan as of the Effective Time for the purpose of implementing the termination of such plan following the Closing Date.
          (h) Retention Arrangements. Parent shall, or shall cause the Surviving Corporation to, honor, in accordance with their terms as in effect immediately prior to the Effective Time, the retention arrangements which are between the Company and any officer or employee thereof (individually and collectively referred to herein as the “Executives”) or are maintained for the benefit of any Executive and are set forth in Section 5.9(h) of the Company Disclosure Letter (individually and collectively referred to herein as the “Retention Arrangements”). The obligations under this Section 5.9(h) shall not be terminated, amended, or otherwise modified in such a manner as to adversely affect any Executive (and his or her heirs and representatives) without the prior written consent of such affected Executive. Each of the Executives (and their heirs and representatives) are intended to be third party beneficiaries of this Section 5.9(h), with full rights of enforcement as if a party hereto.

     5.10 Indemnification.
          (a) Indemnity. From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries (i) to fulfill and honor in all respects the obligations of the Company and its Subsidiaries pursuant to (A) any indemnification agreements in effect as of the date of this Agreement between the Company or any of its Subsidiaries and any of its current or former directors and officers and (B) any indemnification agreements in effect immediately prior to the Effective Time between the Company or any of its Subsidiaries and any Person who is or becomes a director, officer, employee or agent after the date hereof and having terms generally consistent with the terms of the indemnification agreements contemplated in clause (A) above for individuals serving in comparable capacities (including, to the extent indemnifiable thereunder, for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) and (ii) fulfill and honor in all respects the exculpation from liability, indemnification and advancement of expenses and other related provisions under the Company Charter Documents or organizational documents of any of its Subsidiaries, in each case as in effect on the date hereof, for the benefit of each current or former director, officer, employee, or agent of the Company or any of its Subsidiaries and any person who becomes a director, officer, employee or agent of the Company or any of its Subsidiaries prior to the Effective Time (collectively the “Indemnified Parties”), in each case subject to applicable law. The certificate of incorporation and bylaws of the Surviving Corporation and its Subsidiaries will contain provisions with respect to exculpation from liability, indemnification and the advancement of expenses that are at least as favorable to the Indemnified Parties as those contained in the Company Charter Documents and the organizational documents of its Subsidiaries as in effect on the date hereof, which provisions will not, except as required by law, be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of Indemnified Parties.
          (b) Insurance. For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain directors’ and officers’ liability insurance, with one or more reputable unaffiliated third-party insurers, covering those persons who are covered by the Company’s directors’ and officers’ liability insurance policy as of immediately prior to the Effective Time for events occurring prior to the Effective Time (including, to the extent covered by the Company’s current directors and officers policy, for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), and containing terms and conditions that are, in the aggregate, no less favorable to the insured than those applicable to the current directors and officers of the Company under policies maintained by the Company as of the date hereof; provided, however, that in no event shall the Surviving Corporation be required to expend in any one year in excess of an aggregate of 200% of the annual premium (inclusive of brokers’ commissions) currently paid by the Company for such coverage (and to the extent the annual premium (inclusive of brokers’ commissions) would exceed 200% of the annual premium (inclusive of brokers’ commissions) currently paid by the Company for such coverage, the Surviving Corporation shall use reasonable best efforts to cause to be maintained the maximum amount of coverage as is available for such 200% of such annual premium (inclusive of brokers’ commissions)); and provided further, however, that notwithstanding the foregoing, the obligations of Parent under this Section 5.10(b) may be satisfied by either Parent or the Company purchasing a “tail” policy

(the “Tail Policy”) under the Company’s existing directors’ and officers’ insurance policy which (i) has an effective term of six years from the Effective Time, (ii) covers those persons who as of immediately prior to the Effective Time are covered by the Company’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms and conditions that are, in the aggregate, no less favorable to the insured than those of the Company’s directors’ and officers’ insurance policy in effect as of the date hereof. At Parent’s direction, the Company shall purchase the Tail Policy consistent with the provisions of this Section 5.10(b). If Parent has not so directed, and has not itself purchased the Tail Policy prior to the Closing, the Company shall be entitled to purchase the Tail Policy without Parent’s consent, provided that the total premium and other amounts paid and payable by the Company therefor (inclusive of brokers’ commissions) shall not exceed an amount equivalent to the premium that would be payable for six years at 200% of the Company’s present annual premium rate (inclusive of brokers’ commissions).
          (c) Third–Party Beneficiaries. The obligations under this Section 5.10 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under the directors’ and officers’ policy or the Tail Policy referred to in Section 5.10(b) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Party or other person who is a beneficiary under the directors’ and officers’ policy or the Tail Policy referred to in Section 5.10(b) (and their heirs and representatives). Each of the Indemnified Parties (and other persons who are beneficiaries under the directors’ and officers’ policy or the Tail Policy referred to in Section 5.10(b) (and their heirs and representatives)) are intended to be third party beneficiaries of this Section 5.10, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other persons who are beneficiaries under the directors’ and officers’ policy or the Tail Policy referred to in Section 5.10(b) (and their heirs and representatives)) under this Section 5.10 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Legal Requirement (whether at law or in equity).
          (d) Successors and Assigns. The provisions of this Section 5.10 shall be binding on Parent and the Surviving Corporation and their respective successors and assigns. In the event Parent or the Surviving Corporation or their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successor and assign of Parent or the Surviving Corporation, as the case may be, honors the obligations set forth with respect to Parent or the Surviving Corporation, as the case may be, in this Section 5.10.
     5.11 Section 16 Matters. On or after the date of this Agreement and prior to the Effective Time, Parent and the Company shall take actions consistent with all current applicable interpretation and guidance of the SEC to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) and any acquisitions of Parent Ordinary Shares (including derivative securities with respect to Company Common

Stock) resulting from the transactions contemplated by this Agreement by each director or officer (including each officer, director and employee of the Company who may become an officer or director of Parent) who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt from the short-swing profit liability rules of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder.
     5.12 Certain Tax Matters.
          (a) None of Parent, Merger Sub or the Company shall, and they shall not cause or permit any of their respective Subsidiaries including in the case of Parent, Merger Sub 2, to, take any action prior to or following the Effective Time that would reasonably be expected to (i) cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, or (ii) cause Parent to not be considered a corporation pursuant to Section 367(a) of the Code for purposes of the Merger.
          (b) Each of Parent and the Company shall use its reasonable best efforts to obtain the Tax opinions described in Section 6.1(f) (collectively, the “Tax Opinions”). Officers of Parent, Merger Sub and the Company shall, and Parent shall cause the officers of Merger Sub 2 to, execute and deliver to Curtis, Mallet-Prevost, Colt & Mosle LLP, counsel to Parent, and Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Company, certificates containing customary representations at such time or times as may be reasonably requested by such law firms, including the effective date of the Registration Statement and the Effective Time, in connection with their respective deliveries of opinions with respect to the Tax treatment of the Merger.
          (c) Parent and its affiliates shall cause the Company to comply with all applicable Tax reporting and filing requirements, including the reporting requirements of Treas. Reg. 1.367(a)-3(c)(6), with respect to the transactions contemplated hereby.
     5.13 145 Affiliates. As soon as reasonably practicable following the Company Stockholders’ Meeting, the Company shall deliver to Parent a letter identifying all Persons who are, at the time this Agreement is submitted for adoption by the stockholders of the Company, “affiliates” of the Company for purposes of Rule 145 under the Securities Act. The Company shall use reasonable best efforts to cause each such Person to deliver to Parent at least ten (10) days prior to the Closing Date a written agreement substantially in the form attached as Exhibit C hereto.
     5.14 Treatment of Exchangeable Shares. The Company shall take all action necessary to: (a) (i) cause Solectron Global Services Canada Inc. (“Solectron Canada”), a corporation existing under the laws of Canada and an indirect subsidiary of the Company, to exercise its right to redeem, prior to the Effective Time, all of the outstanding non-voting exchangeable shares in the capital of Solectron Canada (the “Exchangeable Shares”) pursuant to the rights, privileges, restrictions and conditions of such Exchangeable Shares (the “Exchangeable Share Provisions”) set forth in the Articles of Amendment of Solectron Canada issued on December 3, 2001 (the “Articles of Amendment”), with a Redemption Date (as defined in the Exchangeable Share Provisions) established which is on or before the Closing Date for such proposed redemption (the “Redemption”); or (ii) instead of completing the Redemption, acquire or to cause 3942163 Canada Inc., a corporation existing under the federal laws of Canada and a wholly owned indirect subsidiary of the Company, to acquire, prior to the Effective Time by exercising the overriding Redemption Call Right pursuant to the terms of the Exchangeable Shares, all the issued and outstanding Exchangeable Shares (the “Exchange”); and (b) after the completion of the Redemption or the Exchange, cause the one issued and outstanding share of Series B Preferred Stock in its capital to be cancelled in accordance with its terms. The Redemption Price (as defined and as set forth in Exchangeable Share Provisions) payable pursuant to the Redemption, or Redemption Call Purchase Price (as defined and as set forth in section 5.2 of the plan of arrangement forming part of the Articles of Amendment) payable pursuant to the Exchange, in respect of each Exchangeable Share, shall be one share of Company Common Stock (including an amount equal to the full amount of all declared but unpaid dividends on such Exchangeable Share, if any, and subject to applicable withholding taxes) which Company Common Stock will be issued prior to the Effective Time. The Company shall cause 3942163 Canada Inc. to exercise the Redemption Call Right and to effect the Exchange unless the parties otherwise agree to effect the Redemption instead.
     5.15 Canadian Securities Laws. Parent and the Company shall each use their reasonable best efforts to take all actions required to permit the issuance of Parent Ordinary Shares issued pursuant to this Agreement into and from any province or territory in Canada as at the Effective Time and to permit the first resale of Parent Ordinary Shares issued pursuant to this Agreement on an exchange or a market, which may be outside of Canada, without further qualification with or approval of or the filing of any document (including any prospectus or similar document). In the event that, prior to the Effective Time, it is reasonably determined that such resales may not be effected under section 2.14 of National Instrument 45-102 Resale of Securities, Parent and the Company agree to cooperate to seek an exemptive order, ruling or consent from securities regulatory authorities under Canadian Securities Laws or other Legal Requirements or pursuant to the rules and regulations of any regulatory authority administering such Legal Requirements, permitting such resales after the Effective Time. If such exemptive relief is not available, Parent agrees to take such action as is necessary to ensure that the first resale of Parent Ordinary Shares issued on the Effective Date including being a reporting issuer in one or more Provinces of Canada. For purposes of this Agreement, “Canadian Securities Laws” means the Securities Act (Ontario) and the equivalent legislation in the other provinces and territories of Canada, all as now enacted or as the same may from time to time be amended, re-enacted or replaced, and the applicable rules, regulations, rulings, orders, forms and written policies made or promulgated under such legislation and the published policies of regulatory authorities administering such legislation.
     5.16 Company Board Designees. Parent shall take all actions necessary under the Parent Charter Documents to cause two individuals designated by the Company and consented to by Parent, in its sole discretion, to be appointed or elected to the Board of Directors of Parent following the Effective Time, to hold office until the earlier or their respective resignation or removal in accordance with the Parent Charter Documents; it being understood that if Parent does not consent to any Company designee, the Company shall be entitled to submit additional designees as required to obtain Parent’s consent.

     5.17 Stockholder Litigation.
          (a) Cooperation. Parent and the Company shall (subject to a joint defense agreement if applicable) cooperate and consult with one another in connection with any stockholder litigation against either of them or any of their respective directors or officers with respect to the transactions contemplated by this Agreement. Parent and the Company shall each use reasonable best efforts to prevail in such litigation so as to permit the consummation of the transactions contemplated by this Agreement in the manner contemplated by this Agreement. The Company shall not settle any such stockholder litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed). Parent shall not settle any such stockholder litigation related to the Company or any of the directors or officers of the Company unless the directors and officers who are subject thereto are either fully covered for any losses in connection therewith (including attorneys’ fees and expenses) by the insurance policies contemplated by Section 5.10(b) (including the Tail Policy if applicable) or such Indemnified Parties are fully indemnified and held harmless therefor by Parent and the Surviving Corporation.
          (b) Notice. The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.
     5.18 Control of the Company’s or Parent’s Operations. Nothing contained in this Agreement shall be construed as giving Parent or the Company, directly or indirectly, the right to control or direct the operations of the other prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.
     5.19 Nasdaq Notification. Parent shall file with the Nasdaq Global Select Market a Notification of Listing of Additional Shares (or such other form as may be required by the Nasdaq Global Select Market) with respect to the Parent Ordinary Shares to be issued in the Merger in a timely manner prior to the Closing or otherwise in accordance with the rules and regulations of the Nasdaq Global Select Market.
     5.20 Credit Agreement. At or prior to, and conditioned upon the occurrence of, the Effective Time, the Company shall: (i) terminate its Credit Agreement, dated as of August 28, 2006 (the “Credit Agreement”), among the Company, Bank of America, N.A., as Administrative Agent and Collateral Agent, JPMorgan Chase Bank, N.A., Citicorp USA, Inc., and The Bank of Nova Scotia, as Co-Syndication Agents, ABN Amro Bank N.V., as Document Agent, and Banc of America Securities LLC and J.P. Morgan Securities Inc., as Joint Lead Arrangers and Joint Book Managers, each issuer of letters of credit from time to time party thereto, and the lending institutions from time to time party thereto; (ii) terminate all letters of credit under the Credit Agreement to the extent not cash collateralized; (iii) cause all liens under the Credit Agreement to be released; and (iv) repay all borrowings under the Credit Agreement other than (x) borrowings contemplated by clause (A) of Section 4.1(b)(xix) of the Company Disclosure Letter and (y) such other borrowings that Parent consents to pursuant to Section 4.1(b) of this Agreement (such borrowings under (x) and (y), the “Permitted Borrowings”). The Company shall advise Parent of any limitations on its ability to take the foregoing actions without incurring any adverse effect, and if requested by the Company, Parent shall repay or cause to be repaid the Permitted Borrowings at or prior to, and conditioned upon the occurrence of, the Effective Time.
ARTICLE VI
CONDITIONS TO THE MERGER
     6.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:
          (a) Company Stockholder Approval. The Company Voting Proposal shall have been approved by the requisite vote under applicable law by the stockholders of the Company.
          (b) Parent Shareholder Approval. The Parent Voting Proposal shall have been approved by the requisite vote under applicable law by the shareholders of the Parent.
          (c) Registration Statement Effective; Joint Proxy Statement/Prospectus. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.
          (d) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.
          (e) HSR Act and Foreign Approvals. All waiting periods (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and the parties shall have obtained or received any material consents, waivers, approvals, orders, authorizations, registrations, declaration and filings required (or any applicable waiting period in respect of any material filing or notification shall have been terminated or shall have expired) in respect of the filings contemplated in Section 5.6(a)(ii).
          (f) Tax Opinions. Parent shall have received an opinion of Curtis, Mallet-Prevost, Colt & Mosle LLP and the Company shall have received an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, each dated as of the Effective Time and each to the effect that, for U.S. federal income tax purposes, (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) no gain (except to the extent of cash received) will be recognized by stockholders of the Company (other than a Company stockholder who owns, directly or indirectly taking into account certain attribution rules including the rules of Treasury Regulation Section 1.367(a)-3(c)(4)(i), five percent (5%) or more of the total voting power or value of Parent’s outstanding capital stock immediately after the Merger). The issuance of such opinions shall be conditioned upon the receipt by such counsel of customary representation letters from each of Parent, Merger Sub, Merger Sub 2 and the Company, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.
     6.2 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:
          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement (i) shall have been true and correct in all respects as of the date hereof and (ii) shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on the Closing Date, except, in the case of the foregoing clauses (i) and (ii), (A) for any failure to be so true and correct which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company); provided, however, for purposes of determining the accuracy of such representations and warranties of the Company set forth in the Agreement for purposes of this Section 6.2(a), (1) all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded, and (2) any update of or modification to the Company Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded.
          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.
          (c) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred or otherwise arisen and be continuing any Effect which, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.
          (d) Officer’s Certificate. Parent and Merger Sub shall have received a certificate, dated as of the Closing Date and signed on behalf of the Company by an authorized executive officer of the Company, to the effect that conditions set forth in Sections 6.2(a) and (b) have been satisfied.
     6.3 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct in all respects as of the date hereof and (ii) shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on the Closing Date, except, in the case of the foregoing clauses (i) and (ii), (A) for any failure to be so true and correct which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent ); provided, however, for purposes of determining the accuracy of such representations and warranties of the Company set forth in the Agreement for purposes of this Section 6.2(a), (1) all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded, and (2) any update of or modification to the Parent Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded.
          (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.
          (c) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred or otherwise arisen and be continuing any Effect which, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent.
          (d) Officer’s Certificates. The Company shall have received (i) a certificate dated as of the Closing Date, and signed on behalf of Parent by an authorized executive officer of Parent, to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied and (ii) a certificate dated as of the Closing Date, and signed on behalf of Merger Sub by an authorized executive officer of Merger Sub, to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, and except as provided below, whether before or after the requisite approvals of either the stockholders of the Company or shareholders of Parent:
          (a) by mutual written consent of Parent, Merger Sub and the Company, duly authorized by the Boards of Directors of each of Parent, Merger Sub and the Company;
          (b) by either the Company or Parent in any of the following circumstances:
               (i) if the Merger shall not have been consummated by December 31, 2007 (the “End Date”); provided, however, that the End Date shall be extended to March 31, 2008 upon written notice of either the Company to Parent and Merger Sub or Parent to the

Company, which notice shall be delivered on or within ten (10) days before December 31, 2007 if any of the conditions specified in Section 6.1(e) have not been satisfied on the date of such notice; and provided, further, that the right to terminate or extend this Agreement under this Section 7.1(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement; or
               (ii) if a Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable, provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) has complied with its obligations under Section 5.6(c) to have the applicable order, decree or ruling vacated or otherwise lifted or removed; or
               (iii) if the required approval of the stockholders of the Company of the Company Voting Proposal contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company stockholders duly convened therefor or at any adjournment thereof; or
               (iv) if the required approval of the shareholders of Parent of the Parent Voting Proposal contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Parent shareholders duly convened therefor or at any adjournment or postponement thereof.
          (c) by Parent in any of the following circumstances:
               (i) in the event of a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the End Date, then Parent may not terminate this Agreement under this Section 7.1(c)(i) prior to 30 days following the Company’s receipt of written notice from Parent of such breach, provided the Company continues to exercise reasonable best efforts to cure such breach through such 30-day period (it being understood that Parent may not terminate this Agreement pursuant to this subsection (c)(i) if it shall have materially breached this Agreement or if such breach by the Company is cured during the aforementioned cure period); or
               (ii) if any Effect, either individually or in the aggregate, shall have occurred or otherwise arisen since the date hereof that has had, or would reasonably be expected to have, a Material Adverse Effect on the Company and (x) such Material Adverse Effect is not capable of being cured prior to the End Date or (y) such Material Adverse Effect is not cured prior to the earlier of the End Date and 30 days following the receipt of written notice from Parent to the Company of such Material Adverse Effect (it being understood that Parent may not terminate this Agreement pursuant to this subsection (c)(ii) if it shall have materially breached this Agreement or if such Material Adverse Effect is cured during the aforementioned cure period); or
               (iii) at any time prior to the approval of the Company Voting Proposal by the stockholders of the Company, if a Triggering Event with respect to the Company shall have occurred; or
          (d) by the Company in any of the following circumstances:
               (i) in the event of a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent prior to the End Date, then the Company may not terminate this Agreement under this Section 7.1(d)(i) prior to 30 days following Parent’s receipt of written notice from the Company of such breach, provided Parent continues to exercise reasonable best efforts to cure such breach through such 30-day period (it being understood that the Company may not terminate this Agreement pursuant to this subsection (d)(i) if it shall have materially breached this Agreement or if such breach by Parent is cured during the aforementioned cure period); or
               (ii) if any Effect, either individually or in the aggregate, shall have occurred or otherwise arisen since the date hereof that has had, or would reasonably be expected to have, a Material Adverse Effect on Parent and (x) such Material Adverse Effect is not capable of being cured prior to the End Date or (y) such Material Adverse Effect is not cured prior to the earlier of the End Date and 30 days following the receipt of written notice from the Company to Parent of such Material Adverse Effect (it being understood that the Company may not terminate this Agreement pursuant to this subsection (d)(ii) if it shall have materially breached this Agreement or if such Material Adverse Effect is cured during the aforementioned cure period); or
               (iii) if the Board of Directors of the Company shall have authorized the Company to enter into a definitive agreement with respect to a Superior Offer pursuant to and in compliance with Section 5.3(d) and the Company shall have paid Parent the Termination Fee described in Section 7.3(b), provided that the Company enters into such definitive agreement promptly after the termination of this Agreement pursuant to this Section 7.1(d)(iii).
     For the purposes of this Agreement, a “Triggering Event,” with respect to the Company, shall be deemed to have occurred if: (i) there is a Company Change of Recommendation; (ii) if the Board of Directors of the Company shall have approved, endorsed, or recommended, or authorized the Company to enter into a definitive agreement with respect to, a Superior Offer pursuant to and in compliance with Section 5.3(d) or the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Superior Offer; (iii) a tender or exchange offer relating to its securities shall have been commenced by a Person unaffiliated with Parent, and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within 10

Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer; or (iv) the Board of Directors of the Company shall have resolved to do any of the foregoing.
     7.2 Notice of Termination; Effect of Termination.
          (a) Time of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the giving of a valid written notice by the terminating party to the other party hereto; provided, however, that nothing in this sentence shall give a terminating party the right to terminate the Agreement at a time inconsistent with the provisions of Sections 7.1(c)(i), 7.1(c)(ii), 7.1(d)(i) and 7.1(d)(ii) above.
          (b) Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and there shall be no liability or obligation on the part of Parent or the Company or their respective Subsidiaries, officers or directors, except (i) as set forth in Section 5.4(a), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.
     7.3 Fees and Expenses.
          (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally the fees in connection with (i) the filing of the Notification and Report Forms filed with the FTC and DOJ under the HSR Act, and all premerger notification and reports forms under similar applicable laws of other jurisdictions, in each case pursuant to Section 5.6(a), and (ii) the filing, printing and mailing of the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.
          (b) Company Payment.
               (i) If this Agreement is terminated pursuant to Section 7.1(c)(iii) or Section 7.1(d)(iii) of this Agreement, the Company shall pay to Parent a cash fee equal to $100,000,000 (the “Termination Fee”) in immediately available funds concurrent with such termination.
               (ii) If this Agreement is terminated pursuant to Section 7.1(b)(iii) and (x) at least three (3) days prior to the Company Stockholders’ Meeting, a proposal for an Acquisition with respect to the Company has been publicly disclosed and which is not withdrawn, and (y) within 12 months following the termination of this Agreement pursuant to Section 7.1(b)(iii), an Acquisition (whether or not the Acquisition referenced in the preceding clause (x)) is consummated or the Company enters into a definitive agreement or letter of intent with respect to an Acquisition (whether or not the Acquisition referenced in the preceding clause (x)) and such Acquisition is subsequently consummated, then promptly, but in no event later than two (2) Business Days after the consummation of such Acquisition, the Company shall pay to Parent a cash fee equal to the Termination Fee in immediately available funds; provided that if at the time this Agreement is terminated pursuant to Section 7.1(b)(iii), a Triggering Event has occurred, such termination shall be deemed to be pursuant to Section 7.1(c)(iii) and Section 7.3(b)(i) shall apply instead of this Section 7.3(b)(ii). For the avoidance of doubt, in no event shall the Company be obligated to pay to Parent more than one Termination Fee under this Agreement.
               (iii) Interest and Costs; Other Remedies. The Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b) and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 7.3(b), the Company shall pay to Parent the reasonable costs and expenses of Parent (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Except in the case of willful breach of this Agreement by the Company, payment of the Termination Fee by the Company shall be the sole and exclusive remedy of Parent and Merger Sub under this Agreement for any breaches or events that result in the payment of the Termination Fee.
          (c) Parent Payments.
               (i) Payment. If this Agreement is terminated pursuant to Section 7.1(b)(iv) and (x) at least three days prior to the Parent Stockholder Meeting, a proposal for an Acquisition with respect to Parent has been publicly disclosed which is not withdrawn, and (y) within 12 months following the termination of this Agreement pursuant to Section 7.1(b)(iv), such Acquisition is consummated or Parent enters into a definitive agreement or letter of intent with respect to such Acquisition and such Acquisition is subsequently consummated, then promptly, but in no event later than two Business Days after the consummation of such Acquisition, Parent shall pay to the Company a cash fee equal to the Termination Fee in immediately available funds.
               (ii) Interest and Costs; Other Remedies. Parent acknowledges that the agreements contained in this Section 7.3(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement. Accordingly, if Parent fails to pay in a timely manner the amounts due pursuant to this Section 7.3(c) and, in order to obtain such payment, the Company makes a claim that results in a judgment against Parent for the amounts set forth in this Section 7.3(c) Parent shall pay to the Company the reasonable costs and expenses of the Company (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3(c) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

          (d) Certain Definitions.
               (i) For the purposes of Section 7.3(b) and Section 7.3(c) only, “Acquisition,” with respect to a party hereto, shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the party pursuant to which the equity interests held in such party and retained following such transaction or issued to or otherwise received in such transaction by the stockholders of the party immediately preceding such transaction constitute less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by the party of assets representing in excess of 50% of the aggregate fair market value of the party’s business immediately prior to such sale or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by the party or such Person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the party.
     7.4 Amendment. Subject to applicable Legal Requirements, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by the stockholders of the Company; provided, however, that after adoption of this Agreement by the stockholders of the Company and the approval of the Parent Voting Proposal by the shareholders of Parent, no amendment shall be made which by any applicable Legal Requirements requires further approval by the stockholders of the Company or the shareholders of Parent without such further approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.
     7.5 Extension; Waiver. At any time prior to the Effective Time either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement, including pursuant to Section 7.1(b), shall not constitute a waiver of such right.
ARTICLE VIII
GENERAL PROVISIONS
     8.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and the provisions of this Article VIII shall survive the Effective Time.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally and/or by messenger service, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by facsimile or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(a)	if to Parent or Merger Sub, to:

Flextronics International Ltd. One Marina Boulevard #28-00 Singapore 018989 Attention: Chief Financial Officer Facsimile No.: (65) 6890 7188

with copies to:

Flextronics International USA, Inc. 305 Interlocken Parkway Broomfield, CO 80021 Attention: General Counsel Facsimile No.: (303) 927-4513

with copies to:

Curtis, Mallet-Prevost, Colt & Mosle LLP 101 Park Avenue New York, NY 10178 Attention: Jeffrey N. Ostrager Valarie A. Hing Telephone No.: (212) 696-6000 Facsimile No.: (212) 697-1559

if to the Company, to:

Solectron Corporation 847 Gibraltar Drive, Milpitas, California 95035 Attention: General Counsel Telephone No.: (408) 957-8500 Facsimile No.: (408) 957-2717

with copies to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Attention: Steven E. Bochner, Esq.
                  Michael S. Russell, Esq.
Telephone No.: (650) 493-9300
Facsimile No.: (650) 493-6811

and:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
One Market Street
Spear Street Tower, Suite 3300
San Francisco, CA 94105
Attention: Michael S. Ringler, Esq.
Telephone No.: (415) 947-2000
Facsimile No.: (415) 947-2099
     8.3 Interpretation; Certain Definitions.
          (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an article or section, as the case may be, of this Agreement unless otherwise indicated. When a reference is made in this Agreement to the word “hereunder,” such reference shall refer to the entire Agreement, not merely to the Article, Section or subsection in which it appears. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of such entity and its Subsidiaries, taken as a whole.
          (b) For purposes of this Agreement, the term “Knowledge” means, with respect to a party hereto, and with respect to any matter in question, the actual knowledge of its Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Technology Officer and its General Counsel, in each case, after due inquiry of each employee who reports directly to such officer.
          (c) For purposes of this Agreement, the term “Made Available” shall mean (i) that the Company or Parent, as the case may be, has made available copies of such materials to Parent or the Company, as the case may be, or its respective representatives or (ii) that such material is publicly available on EDGAR.
     (d) For purposes of this Agreement, the term “Material Adverse Effect,” when used in connection with an entity, shall mean any change, event, development, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred during the applicable measurement period, that is or is reasonably likely to be materially adverse to the business, operations, financial condition or results of operations of such entity taken as a whole with its Subsidiaries, provided, however, that no Effect resulting from, related to or arising out of any of the following shall be deemed to be or constitute a Material Adverse Effect, and no Effect resulting from, relating to or arising out of following (by themselves or when aggregated with any other facts, circumstances, changes or effects) shall be taken into account when determining whether a Material Adverse Effect has occurred or may, would or could occur: (A) general economic, political or financial market conditions in the United States or any other jurisdiction in which the entity or any of its Subsidiaries has substantial business or operations, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions and/or changes do not have a material disproportionate affect on such entity taken as a whole with its Subsidiaries as compared to other similarly situated participants in the industry in which such entity and its Subsidiaries operate; (B) conditions in the industry in which such entity and its Subsidiaries operate, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions and/or changes do not have a material disproportionate affect on such entity taken as a whole with its Subsidiaries as compared to other similarly situated participants in the industry in which such entity and its Subsidiaries operate; (C) changes in Legal Requirements, GAAP or international accounting standards, or interpretations thereof; (D) acts of terrorism, war, weather conditions or other force majeure events; (E) compliance with the express terms of this Agreement which require that the affected party take actions in furtherance of the transactions contemplated by this Agreement or any of its Subsidiaries take actions of the failure of the affected party or any of its Subsidiaries to take any action that is prohibited by this Agreement; (F) any legal claims made or brought by any current or former Company stockholders (on their own behalf or on behalf of the Company) or other legal proceedings arising out of or related to this Agreement or any of the transactions contemplated hereby; (G) the announcement or pendency of this Agreement and the transactions contemplated hereby, including, without limitation, (1) shortfalls or any decline in revenue, margins or profitability, (2) the loss or departure of officers or other employees, (3) the termination or potential termination of (or the failure or potential failure to renew) any contracts with customers, suppliers, distributors or other business partners, and (4) any other negative development in customer, supplier, distributor or other business partner relationships, whether as a direct or indirect result of the loss or departure of officers or employees or otherwise; (H) with respect to any party hereto, any actions taken, or failure to take action, or such other Effects, in each case, which the other party has approved, consented to or requested in writing; (I) changes in the entity’s stock price or the trading volume of the entity’s stock, in and of itself; or (J) any failure to meet any published analyst estimates or expectations of revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood and hereby agreed that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been, is or would be a “Material Adverse Effect”).
          (e) For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.
     8.4 Counterparts. This Agreement may be executed in two or more counterparts, and by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
     8.5 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Confidentiality Agreement (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 5.9(h) and Section 5.10. Without limiting the foregoing, it is expressly understood and agreed that the provisions in Section 5.9 (other than Section 5.9(h)) are statements of intent and no Employees/Service Providers or other Person (including any party hereto) shall have any rights or remedies, including rights of enforcement, with respect thereto and no Employee/Service Provider or other Person is or is intended to be a third-party beneficiary thereof.
     8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.
     8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.
     8.9 Submission to Jurisdiction. Except as provided in Section 8.7, each of the parties hereto irrevocably consents and submits to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.
     8.10 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
     8.11 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any purported assignment in violation of this Section 8.11 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     8.12 Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
* * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

FLEXTRONICS INTERNATIONAL LTD.

By:	/s/ Manny Marimuthu

Name:	Manny Marimuthu
Title:	Authorized Signatory

SATURN MERGER CORP.

By:	/s/ Carrie Schiff

Name:	Carrie Schiff
Title:	Secretary and Treasurer

SOLECTRON CORPORATION

By:	/s/ Paul Tufano

Name:	Paul Tufano
Title:	Executive VP and Interim Chief Executive Officer
[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A1
FORM OF COMPANY VOTING AGREEMENT
     THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of June 4, 2007, by and among Flextronics International Ltd., a Singapore company (“Parent”), and each of the undersigned stockholders (each, a “Stockholder”) of Solectron Corporation, a Delaware corporation (the “Company”).
RECITALS
     A. Concurrently with the execution of this Agreement, Parent, Saturn Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for the merger (the “Merger”) of Merger Sub with and into the Company.
     B. Pursuant to the Merger, all of the issued and outstanding shares of capital stock of the Company will be canceled and converted into the right to receive the consideration set forth in the Merger Agreement upon the terms and subject to the conditions set forth in the Merger Agreement.
     C. As of the date hereof, each Stockholder Beneficially Owns (as defined below) the number of Shares (as defined below) of capital stock of the Company.
     D. In order to induce Parent and Merger Sub to execute the Merger Agreement, each Stockholder undertakes to vote its Shares as provided in this Agreement, and the execution and delivery of this Agreement and the Proxy (as defined below) is a material condition to Parent’s willingness to enter into the Merger Agreement.
     E. As a stockholder of the Company, each Stockholder will benefit from the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby.
     NOW, THEREFORE, the parties hereto hereby agree as follows:
     1. Certain Definitions. Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:
     (a) A Person shall be deemed to “Beneficially Own” a security if such Person has “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
     (b) “Expiration Date” means the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement and (ii) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VII thereof.

     (c) “Options” means: (i) all securities Beneficially Owned by a Stockholder as of the date of this Agreement that are convertible into, or exercisable or exchangeable for, shares of capital stock of the Company, including, without limitation, options, warrants and other rights to acquire shares of Company Common Stock or other shares of capital stock of the Company; and (ii) all securities of which such Stockholder acquires Beneficial Ownership during the period from the date of this Agreement through and including the Expiration Date that are convertible into, or exercisable or exchangeable for, shares of capital stock of the Company, including, without limitation, options, warrants and other rights to acquire shares of Company Common Stock or other shares of capital stock of the Company.
     (d) “Shares” means: (i) all shares of capital stock of the Company Beneficially Owned by a Stockholder as of the date of this Agreement; and (ii) all shares of capital stock of the Company of which such Stockholder acquires Beneficial Ownership during the period from the date of this Agreement through and including the Expiration Date, including, without limitation, in each case, shares issued upon the conversion, exercise or exchange of Options, but does not mean any shares of capital stock of the Company disposed of by such Stockholder after the date hereof.
     2. Agreement to Vote Shares.
     (a) Until the Expiration Date, at every meeting of stockholders of the Company, however called, at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following, each Stockholder shall vote, to the extent not voted by the Person(s) appointed under the Proxy (as defined below), all of its Shares or cause its Shares to be voted:
          (i) in favor of (1) adoption of the Merger Agreement, including all actions and transactions contemplated by the Merger Agreement or the Proxy and (2) any other actions presented to holders of shares of capital stock of the Company that would reasonably be expected to facilitate the Merger Agreement, the Merger and the other actions and transactions contemplated by the Merger Agreement or the Proxy;
          (ii) against approval of any proposal made in opposition to the Merger Agreement or consummation of the Merger and the other transactions contemplated by the Merger Agreement or the Proxy; and
          (iii) against any Acquisition Proposal or any other action that is intended to, in any manner impede, prevent, interfere with, delay, postpone, discourage or otherwise adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.
     (b) Each Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions to vote in any manner inconsistent with this Section 2.
     3. Irrevocable Proxy. Concurrently with the execution of this Agreement, each Stockholder agrees to deliver to Parent an irrevocable proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permitted by applicable law, covering all of such Stockholder’s Shares. Each Stockholder shall deliver additional proxies in the form or Exhibit A covering any additional Shares which such Stockholder acquires

A1-2

Beneficial Ownership during the period from the date of this Agreement through and including the Expiration Date, including, without limitation, in each case, shares issued upon the conversion, exercise or exchange of Options.
     4. Representations, Warranties and Covenants of Stockholder. Each Stockholder, severally with respect to itself only, represents, warrants and covenants to Parent as follows:
     (a) It is the Beneficial Owner of the Shares and the Options.
     (b) It does not Beneficially Own any shares of capital stock of the Company or any securities convertible into, or exchangeable or exercisable for, shares of capital stock of the Company, other than the Shares and Options.
     (c) It has the full power to dispose, vote or direct the voting of its Shares.
     (d) Its Shares are, and at all times up to and including the Expiration Date such Shares will be, unless disposed of by such Stockholder, Beneficially Owned by such Stockholder, free and clear of any rights of first refusal, co-sale rights, security interests, liens, pledges, claims, options, charges, proxies, voting trusts or agreements, understandings or arrangements, or any other encumbrances of any kind or nature.
     (e) The execution and delivery of this Agreement and the Proxy by such Stockholder does not, and such Stockholder’s performance of its obligations under this Agreement will not conflict with or violate any order, decree, judgment, statute, law, rule, regulation or agreement applicable to such Stockholder and its Shares or Options, except where such conflict or violation would not, individually or in the aggregate, materially impair the ability of such Stockholder to perform his or her obligations hereunder.
     (f) It has all requisite power and authority to make, enter into and perform the terms of this Agreement and the Proxy without limitation, qualification or restriction on such power and authority.
     (g) Except as expressly contemplated herein, such Stockholder is not a party to, and its Shares are not subject to or bound in any manner by, any contract or agreement relating to such Shares, including without limitation, any voting agreement, option agreement, purchase agreement, stockholders’ agreement, partnership agreement or voting trust.
     5. Consents and Waivers. Each Stockholder (not in his or her capacity as a director or officer of the Company) hereby gives all consents and waivers that may be reasonably required from him or her for the execution and delivery of this Agreement and the Proxy under the terms of any agreement or instrument to which such Stockholder is a party, which consent or waiver is required solely because of the consummation of the Merger in accordance with the terms of the Merger Agreement. Each Stockholder hereby agrees not to exercise any rights of appraisal or any dissenters’ rights that such Stockholder may have (whether under applicable Legal Requirements or otherwise) or could potentially have or acquire in connection with the Merger.
     6. Termination. This Agreement and the Proxy shall terminate and shall have no further force or effect as of the Expiration Date.

A1-3

     7. Stockholder Capacity. So long as a Stockholder or a representative of such Stockholder is an officer or director of the Company, nothing in this Agreement shall be construed as preventing or otherwise affecting any actions, judgment or decisions taken by such Stockholder in his or her capacity as an officer or director of the Company or any of its Subsidiaries or from fulfilling the obligations and responsibilities of such office (including the performance of obligations required by the fiduciary obligations and responsibilities of such Stockholder acting solely in his or her capacity as an officer or director), it being agreed and understood that this Agreement shall apply to such Stockholder solely in his or its capacity as a stockholder.
     8. Miscellaneous.
     (a) Waiver. No failure on the part of Parent, Company or any Stockholder to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent, Company or such Stockholder in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither Parent, Company nor any Stockholder shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent, Company or such Stockholder, as appropriate; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
     (b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally and/or by messenger service, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
if to Parent, to:
Flextronics International Ltd.
One Marina Boulevard
#28-00 Singapore 018989
Attention: Chief Financial Officer
Facsimile No.: (65) 6890 7188

A1-4

with copies to:
Flextronics International USA, Inc.
305 Interlocken Parkway
Broomfield, CO 80021
Attention: General Counsel
Facsimile No.: (303) 927-4513
with copies to:
Curtis, Mallet-Prevost, Colt & Mosle LLP
101 Park Avenue
New York, NY 10178
Attention: Jeffrey N. Ostrager
                  Valarie A. Hing
Telephone No.: (212) 696-6000
Facsimile No.: (212) 697-1559
if to Stockholder:
To the address for notices set forth below such
Stockholder’s name on its signature page to this
Agreement.
     (c) Headings. All captions and section headings used in this Agreement are for convenience only and do not form a part of this Agreement.
     (d) Counterparts. This Agreement may be executed in two or more counterparts, and by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
     (e) Entire Agreement; Amendment. This Agreement and the Proxy constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may not be changed or modified, except by an agreement in writing specifically referencing this Agreement and executed by each of the parties hereto.
     (f) Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

A1-5

     (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.
     (h) Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
     (i) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event of any such proceedings to enforce this agreement, the non-prevailing party will pay all costs and expenses incurred by the prevailing party, including all reasonable attorneys’ and experts’ fees.
     (j) Binding Effect; No Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the other parties. Any purported assignment in violation of this Section 8(j) shall be void.
* * * * *

A1-6

     IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

FLEXTRONICS INTERNATIONAL LTD.

By:
Name:
Title:

[PARENT SIGNATURE PAGE TO COMPANY VOTING AGREEMENT]

Name:
Address for Notice:

[STOCKHOLDER SIGNATURE PAGE TO COMPANY VOTING AGREEMENT]

EXHIBIT A
FORM OF IRREVOCABLE PROXY
     The undersigned stockholder (“Stockholder”) of Solectron Corporation, a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes ___and ___, and each of them individually, as the sole and exclusive attorneys-in-fact and proxies of the undersigned with full power of substitution and resubstitution, to vote and exercise all voting and related rights with respect to, and to grant a consent or approval in respect of (in each case, to the full extent that the undersigned is entitled to do so), all of the shares of capital stock of the Company that now are or hereafter may be Beneficially Owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereto (collectively, the “Shares”), in accordance with the terms of this Proxy. Any and all prior proxies heretofore given by the undersigned with respect to any Shares are hereby revoked and the undersigned hereby covenants and agrees not to grant any subsequent proxies with respect to any Shares. Capitalized terms used and not defined herein have the meanings assigned to them in that certain Company Voting Agreement, dated of even date herewith, by and among Parent, Company and Stockholder (the “Voting Agreement”).
     This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to the Voting Agreement, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 4, 2007, by and among Parent, Merger Sub and the Company. The Merger Agreement provides for the merger of Merger Sub with and into the Company in accordance with its terms (the “Merger”) and the receipt by Stockholder of the consideration set forth in the Merger Agreement.
     The attorneys-in-fact and proxies named above are hereby authorized and empowered by the undersigned to act as the undersigned’s attorney-in-fact and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents), at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting:
          (i) in favor of (1) adoption of the Merger Agreement, including all actions and transactions contemplated by the Merger Agreement or the Proxy and (2) any other actions presented to holders of shares of capital stock of the Company that would reasonably be expected to facilitate the Merger Agreement, the Merger and the other actions and transactions contemplated by the Merger Agreement or the Proxy;

          (ii) against approval of any proposal made in opposition to the Merger Agreement or consummation of the Merger and the other transactions contemplated by the Merger Agreement or the Proxy; and
          (iii) against any Acquisition Proposal or any other action that is intended to, in any manner impede, prevent, interfere with, delay, postpone, discourage or otherwise adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.
     The attorneys-in-fact and proxies named above may not exercise this Proxy with respect to any matter other than the matters described in clauses (i), (ii) or (iii) above, and Stockholder may vote the Shares on all other matters.
     Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.
     So long as Stockholder or Stockholder’s representative is an officer or director of the Company, nothing in this Proxy shall be construed as preventing or otherwise affecting any actions, judgments or decisions taken by Stockholder in his or her capacity as an officer or director of the Company or any of its Subsidiaries or from fulfilling the obligations and responsibilities of such office (including without limitation, the performance of obligations required by the fiduciary obligations and responsibilities of Stockholder acting solely in his or her capacity as an officer or director), it being agreed and understood that this Proxy shall apply to the Stockholder solely in his or its capacity as a stockholder.
     This Proxy shall terminate, and be of no further force or effect, on the Expiration Date.
[Remainder of Page Intentionally Left Blank]

Dated:                 , 2007

Signature:

Print Name:

Address:

[SIGNATURE PAGE TO PROXY]

EXHIBIT A2
FORM OF PARENT VOTING AGREEMENT
     THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of June 4, 2007, by and among Solectron Corporation, a Delaware corporation (the “Company”), and each of the undersigned shareholders (each, a “Shareholder”) of Flextronics International Ltd., a Singapore company (the “Parent”).
RECITALS
     A. Concurrently with the execution of this Agreement, Parent, Saturn Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for the merger (the “Merger”) of Merger Sub with and into the Company.
     B. Pursuant to the Merger, all of the issued and outstanding shares of capital stock of the Company will be canceled and converted into the right to receive the consideration set forth in the Merger Agreement upon the terms and subject to the conditions set forth in the Merger Agreement.
     C. As of the date hereof, each Shareholder Beneficially Owns (as defined below) the number of Shares (as defined below) of capital stock of Parent.
     D. In order to induce the Company to execute the Merger Agreement, each Shareholder undertakes to vote its Shares as provided in this Agreement, and the execution and delivery of this Agreement and the Proxy (as defined below) is a material condition to the Company’s willingness to enter into the Merger Agreement.
     E. As a shareholder of Parent, each Shareholder will benefit from the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby.
     NOW, THEREFORE, the parties hereto hereby agree as follows:
     1. Certain Definitions. Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:
     (a) A Person shall be deemed to “Beneficially Own” a security if such Person has “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
     (b) “Expiration Date” means the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement and (ii) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VII thereof.

     (c) “Options” means: (i) all securities Beneficially Owned by a Shareholder as of the date of this Agreement that are convertible into, or exercisable or exchangeable for, shares of capital stock of Parent, including, without limitation, options, warrants and other rights to acquire shares of Parent Ordinary Shares or other shares of capital stock of Parent; and (ii) all securities of which such Shareholder acquires Beneficial Ownership during the period from the date of this Agreement through and including the Expiration Date that are convertible into, or exercisable or exchangeable for, shares of capital stock of Parent, including, without limitation, options, warrants and other rights to acquire shares of Parent Ordinary Shares or other shares of capital stock of Parent.
     (d) “Shares” means: (i) all shares of capital stock of Parent Beneficially Owned by a Shareholder as of the date of this Agreement; and (ii) all shares of capital stock of Parent of which such Shareholder acquires Beneficial Ownership during the period from the date of this Agreement through and including the Expiration Date, including, without limitation, in each case, shares issued upon the conversion, exercise or exchange of Options, but does not mean any shares of capital stock of Parent disposed of by such Shareholder after the date hereof.
     2. Agreement to Vote Shares.
     (a) Until the Expiration Date, at every meeting of shareholders of Parent, however called, at every adjournment or postponement thereof, and on every action or approval by written consent of shareholders of Parent with respect to any of the following, each Shareholder shall vote, to the extent not voted by the Person(s) appointed under the Proxy (as defined below), all of its Shares or cause its Shares to be voted:
          (i) in favor of (1) the issuance of the Parent Ordinary Shares required to be issued in the Merger and (2) any other actions presented to holders of shares of capital stock of Parent that would reasonably be expected to facilitate the Merger Agreement, the issuance of the Parent Ordinary Shares, the Merger and the other actions and transactions contemplated by the Merger Agreement or the Proxy; and
          (ii) against approval of any proposal made in opposition to the Merger Agreement or consummation of the Merger and the other transactions contemplated by the Merger Agreement or the Proxy.
     (b) Each Shareholder shall not enter into any agreement or understanding with any Person to vote or give instructions to vote in any manner inconsistent with this Section 2.
     3. Irrevocable Proxy. Concurrently with the execution of this Agreement, each Shareholder agrees to deliver to the Company an irrevocable proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permitted by applicable law, covering all of such Shareholder’s Shares. Each Shareholder shall deliver additional proxies in the form or Exhibit A covering any additional Shares which such Shareholder acquires Beneficial Ownership during the period from the date of this Agreement through and including the Expiration Date, including, without limitation, in each case, shares issued upon the conversion, exercise or exchange of Options.

A2-2

     4. Representations, Warranties and Covenants of Each Shareholder. Each Shareholder, severally with respect to itself only, represents, warrants and covenants to the Company as follows:
     (a) It is the Beneficial Owner of the Shares and the Options.
     (b) It does not Beneficially Own any shares of capital stock of Parent or any securities convertible into, or exchangeable or exercisable for, shares of capital stock of Parent, other than the Shares and Options.
     (c) It has the full power to dispose, vote or direct the voting of its Shares.
     (d) Its Shares are, and at all times up to and including the Expiration Date such Shares will be, unless disposed of by such Shareholder, Beneficially Owned by such Shareholder, free and clear of any rights of first refusal, co-sale rights, security interests, liens, pledges, claims, options, charges, proxies, voting trusts or agreements, understandings or arrangements, or any other encumbrances of any kind or nature.
     (e) The execution and delivery of this Agreement and the Proxy by such Shareholder does not, and such Shareholder’s performance of its obligations under this Agreement will not conflict with or violate any order, decree, judgment, statute, law, rule, regulation or agreement applicable to such Shareholder and its Shares or Options, except where such conflict or violation would not, individually or in the aggregate, materially impair the ability of such Shareholder to perform his or her obligations hereunder.
     (f) It has all requisite power and authority to make, enter into and perform the terms of this Agreement and the Proxy without limitation, qualification or restriction on such power and authority.
     (g) Except as expressly contemplated herein, such Shareholder is not a party to, and its Shares are not subject to or bound in any manner by, any contract or agreement relating to such Shares, including without limitation, any voting agreement, option agreement, purchase agreement, shareholders’ agreement, partnership agreement or voting trust.
     5. Consents and Waivers. Each Shareholder (not in his or her capacity as a director or officer of Parent) hereby gives all consents and waivers that may be reasonably required from him or her for the execution and delivery of this Agreement and the Proxy under the terms of any agreement or instrument to which such Shareholder is a party, which consent or waiver is required solely because of the consummation of the Merger in accordance with the terms of the Merger Agreement.
     6. Termination. This Agreement and the Proxy shall terminate and shall have no further force or effect as of the Expiration Date.
     7. Shareholder Capacity. So long as a Shareholder or a representative of such Shareholder is an officer or director of Parent, nothing in this Agreement shall be construed as preventing or otherwise affecting any actions, judgment or decisions taken by such Shareholder in his or her capacity as an officer or director of Parent or any of its Subsidiaries or from

A2-3

fulfilling the obligations and responsibilities of such office (including the performance of obligations required by the fiduciary obligations and responsibilities of such Shareholder acting solely in his or her capacity as an officer or director), it being agreed and understood that this Agreement shall apply to such Shareholder solely in his or its capacity as a shareholder.
     8. Miscellaneous.
     (a) Waiver. No failure on the part of Parent, Company or any Shareholder to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent, Company or such Shareholder in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither Parent, Company nor any Shareholder shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent, Company or such Shareholder, as appropriate; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
     (b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally and/or by messenger service, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
if to the Company, to:
Solectron Corporation
847 Gibraltar Drive,
Milpitas, California 95035
Attention: General Counsel
Telephone No.: (408) 957-8500
Facsimile No.: (408) 957-2717

A2-4

with copies to:
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Attention: Steven E. Bochner, Esq.
                  Michael S. Russell, Esq.
Telephone No.: (650) 493-9300
Facsimile No.: (650) 493-6811
and:
Wilson Sonsini Goodrich & Rosati
Professional Corporation
One Market Street
Spear Street Tower, Suite 3300
San Francisco, CA 94105
Attention: Michael S. Ringler, Esq.
Telephone No.: (415) 947-2000
Facsimile No.: (415) 947-2099
if to a Shareholder:
To the address for notices set forth below such
Shareholder’s name on its signature page to this
Agreement.
     (c) Headings. All captions and section headings used in this Agreement are for convenience only and do not form a part of this Agreement.
     (d) Counterparts. This Agreement may be executed in two or more counterparts, and by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
     (e) Entire Agreement; Amendment. This Agreement and the Proxy constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may not be changed or modified, except by an agreement in writing specifically referencing this Agreement and executed by each of the parties hereto.
     (f) Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void

A2-5

or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.
     (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.
     (h) Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
     (i) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event of any such proceedings to enforce this agreement, the non-prevailing party will pay all costs and expenses incurred by the prevailing party, including all reasonable attorneys’ and experts’ fees.
     (j) Binding Effect; No Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the other parties. Any purported assignment in violation of this Section 8(j) shall be void.
* * * * *

A2-6

     IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

SOLECTRON CORPORATION
By:
Name:
Title:

[COMPANY SIGNATURE PAGE TO PARENT VOTING AGREEMENT]

Shares Owned: _______________
Options Owned: ______________

Name:
Address for Notice:

[SHAREHOLDER SIGNATURE PAGE TO PARENT VOTING AGREEMENT]

EXHIBIT A
FORM OF IRREVOCABLE PROXY
     The undersigned shareholder (“Shareholder”) of Flextronics International Ltd., a Singapore company (“Parent”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes ___and ___, and each of them individually, as the sole and exclusive attorneys-in-fact and proxies of the undersigned with full power of substitution and resubstitution, to vote and exercise all voting and related rights with respect to, and to grant a consent or approval in respect of (in each case, to the full extent that the undersigned is entitled to do so), all of the shares of capital stock of Parent that now are or hereafter may be Beneficially Owned by the undersigned, and any and all other shares or securities of Parent issued or issuable in respect thereof on or after the date hereto (collectively, the “Shares”), in accordance with the terms of this Proxy. Any and all prior proxies heretofore given by the undersigned with respect to any Shares are hereby revoked and the undersigned hereby covenants and agrees not to grant any subsequent proxies with respect to any Shares. Capitalized terms used and not defined herein have the meanings assigned to them in that certain Parent Voting Agreement, dated of even date herewith, by and among Parent, Company and Shareholder (the “Voting Agreement”).
     This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to the Voting Agreement, and is granted in consideration of the Company entering into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 4, 2007, by and among Parent, Merger Sub and the Company. The Merger Agreement provides for the merger of Merger Sub with and into the Company in accordance with its terms (the “Merger”) and the receipt by the stockholders of the Company of the consideration set forth in the Merger Agreement.
     The attorneys-in-fact and proxies named above are hereby authorized and empowered by the undersigned to act as the undersigned’s attorney-in-fact and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents), at every annual, special, adjourned or postponed meeting of shareholders of Parent and in every written consent in lieu of such meeting:
          (i) in favor of (1) the issuance of the Parent Ordinary Shares required to be issued in the Merger and (2) any other actions presented to holders of shares of capital stock of Parent that would reasonably be expected to facilitate the Merger Agreement, the issuance of the Parent Ordinary Shares, the Merger and the other actions and transactions contemplated by the Merger Agreement or the Proxy; and
          (ii) against approval of any proposal made in opposition to the Merger Agreement or consummation of the Merger and the other transactions contemplated by the Merger Agreement or the Proxy.

     The attorneys-in-fact and proxies named above may not exercise this Proxy with respect to any matter other than the matters described in clauses (i) or (ii) above, and Shareholder may vote the Shares on all other matters.
     Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.
     So long as Shareholder or Shareholder’s representative is an officer or director of Parent, nothing in this Proxy shall be construed as preventing or otherwise affecting any actions, judgments or decisions taken by Shareholder in his or her capacity as an officer or director of Parent or any of its Subsidiaries or from fulfilling the obligations and responsibilities of such office (including without limitation, the performance of obligations required by the fiduciary obligations and responsibilities of Shareholder acting solely in his or her capacity as an officer or director), it being agreed and understood that this Proxy shall apply to the Shareholder solely in his or its capacity as a shareholder.
     This Proxy shall terminate, and be of no further force or effect, on the Expiration Date.
[Remainder of Page Intentionally Left Blank]

2

Dated:                 , 2007

Signature:

Print Name:

Address:

Shares:

[SIGNATURE PAGE TO PROXY]

EXHIBIT B
FORM OF AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
     AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (“Agreement” or “Plan of Merger”), dated [ ], by and between Solectron Corporation, a Delaware corporation (the “Company”), Flextronics International Ltd., a Singapore Company (“Parent”), and [NAME OF MERGER SUB 2], a Delaware corporation (“Merger Sub 2”). Unless the context otherwise requires, capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the First Step Merger Agreement (as defined below).
     WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of June 4, 2007, by and between Parent, Saturn Merger Corp., a Delaware corporation and wholly-owned subsidiary of Parent (the “Merger Sub”), and the Company (the “First Step Merger Agreement”), as the first step of a single integrated plan, Merger Sub will merge with and into the Company (the “First Step Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent;
     WHEREAS, pursuant to the First Step Merger Agreement and as the second step of such a single integrated plan, immediately following the consummation of the First Step Merger, the Company shall be merged with and into Merger Sub 2 (the “Second Step Merger”, and collectively with the First Step Merger, the “Merger”), the separate corporate existence of the Company shall cease and Merger Sub 2 shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. Merger Sub 2, as the surviving corporation after the Merger, is hereinafter sometime referred to as the “Surviving Corporation”; and
     NOW, THEREFORE, the corporations parties to this Agreement, in consideration of the mutual covenants, agreements and provisions hereinafter contained, do hereby agree as follows:
     1. The Merger. Subject to the terms and conditions set forth in this Plan of Merger and in accordance with the Delaware General Corporation Law (the “Delaware Law”) at the Second Effective Time (as defined below), the Company shall merge with and into Merger Sub 2 and the separate corporate existence of the Company shall thereupon cease, and Merger Sub 2 shall be the surviving corporation (the “Surviving Corporation”). At the Second Effective Time, the effect of the Second Step Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub 2 shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub 2 shall become the debts, liabilities and duties of the Surviving Corporation.
     2. Certificate of Merger; Effective Time. Subject to the provisions of this Agreement, the parties hereto shall cause the Second Step Merger to be consummated by filing a Certificate of Merger in customary form and substance with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the “Certificate of Merger”)

immediately following the filing of the Certificate of Merger for the First Step Merger (the time of filing the Certificate of Merger for the Second Step Merger with the Secretary of State of the State of Delaware (or such later time as may be required for the Second Step Merger to become effective immediately following the Effective Time of the First Step Merger and specified in the Certificate of Merger) being the “Second Effective Time”).
     3. Certificate of Incorporation of the Surviving Corporation. At the Second Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub 2, as in effect immediately prior to the Second Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Second Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Solectron Corporation.”
     4. Bylaws of the Surviving Corporation. At the Second Effective Time, the bylaws of the Surviving Corporation shall be amended and restated in their entirety to be identical to the bylaws of Merger Sub 2, as in effect immediately prior to the Second Effective Time until thereafter amended in accordance with Delaware Law and as provided in such bylaws.
     5. Cancellation of Capital Stock. At the Second Effective Time, each share of Common Stock, par value $0.01 per share, of the Company issued and outstanding immediately prior to the Second Effective Time (“Merged Corporation Stock”) shall, by virtue of the Merger, and without any action on the part of the Company, the Surviving Corporation, or the holder thereof, automatically cease to exist and shall be automatically cancelled, and (ii) each certificate representing shares of Common Stock, par value $0.01 per share, of the Surviving Corporation (“Surviving Corporation Stock”) shall remain outstanding.
     6. Surrender of Stock Certificates. Promptly following the Second Effective Time, Parent shall surrender all of the issued and outstanding Merged Corporation Stock to the Surviving Corporation.
     7. Directors. The initial directors of the Surviving Corporation shall be the directors of Merger Sub 2 immediately prior to the Second Effective Time, until their respective successors are duly elected or appointed and qualified.
     8. Officers. The initial officers of the Surviving Corporation shall be the officers of Merger Sub 2 immediately prior to the Second Effective Time, until their respective successors are duly appointed.
     9. Termination. This Plan of Merger shall automatically terminate and be abandoned, and the Second Step Merger shall not occur, if (i) the First Step Merger Agreement is terminated and abandoned and the First Step Merger does not occur or (ii) the parties to the First Step Merger Agreement consummate the Merger thereunder pursuant to Section 1.11 thereof.
     10. Counterparts. This Agreement may be executed in two or more counterparts, and by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
     11. Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the First Step Merger Agreement (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) are not intended to confer upon any other Person any rights or remedies hereunder.
     12. Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.
     13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.
     14. Submission to Jurisdiction. Each of the parties hereto irrevocably consents and submits to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.
     15. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
     16. Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder.
     17. Waiver of Jury Trial. EACH OF PARENT, MERGER SUB 2 AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR

THE ACTIONS OF PARENT, MERGER SUB 2 OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

FLEXTRONICS INTERNATIONAL LTD.

By:

Name:
Title:

[NAME OF MERGER SUB 2]

By:

Name:
Title:

SOLECTRON CORPORATION

By:

Name:
Title:
[SIGNATURE PAGE TO SECOND STEP AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]

EXHIBIT C
FORM OF RULE 145 LETTER
                                                             , 2007
Flextronics International Ltd.
One Marina Boulevard
#28-00 Singapore 018989
Attention: Chief Financial Officer
Solectron Corporation
847 Gibraltar Drive,
Milpitas, California 95035
Attention: General Counsel
Ladies and Gentlemen:
     The undersigned has been advised that, as of the date of this letter, the undersigned may be deemed to be an “affiliate” of Solectron Corporation, a Delaware corporation (the “Company”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”). Pursuant to the terms of the Agreement and Plan of Merger dated as of June 4, 2006 (the “Merger Agreement”) among the Company, Flextronics International Ltd., a Singapore company (“Parent”), and Saturn Merger Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Subsidiary”), Merger Subsidiary will be merged with and into the Company with the Company to be the surviving corporation in the merger (the “Merger”).
     As a result of the Merger, the undersigned may elect to receive ordinary shares, no par value, of Parent (“Parent Ordinary Shares”) in exchange for shares of Company Common Stock (as defined in the Merger Agreement) owned by the undersigned.
     The undersigned represents, warrants and covenants to Parent and the Company that, as of the date the undersigned receives any Parent Ordinary Shares as a result of the Merger:
     A. The undersigned shall not make any sale, transfer or other disposition of the Parent Ordinary Shares in violation of the 1933 Act or the Rules and Regulations.
     B. The undersigned has carefully read this letter and the Merger Agreement and discussed, to the extent the undersigned felt necessary with the undersigned’s counsel or counsel for the Company, the requirements of such documents and other applicable limitations upon the undersigned’s ability to sell, transfer or otherwise dispose of Parent Ordinary Shares acquired in the Merger.
     C. The undersigned has been advised that the issuance of Parent Ordinary Shares to the undersigned pursuant to the Merger will be registered with the SEC under the 1933 Act on a

Registration Statement on Form S-4. The undersigned has also been advised that, because, at the time the Merger is submitted for a vote of the stockholders of the Company, the undersigned may be deemed an affiliate of the Company, the undersigned may not sell, transfer or otherwise dispose of Parent Ordinary Shares issued to the undersigned in the Merger unless such sale, transfer or other disposition (i) has been registered under the 1933 Act, (ii) is made in conformity with Rule 145 promulgated by the SEC under the 1933 Act, or (iii) in the opinion of counsel reasonably acceptable to Parent, or pursuant to a “no action” letter obtained by the undersigned from the SEC staff, is otherwise exempt from registration under the 1933 Act.
     D. The undersigned understands that Parent is under no obligation to register the sale, transfer or other disposition of Parent Ordinary Shares acquired in the Merger by the undersigned or on the undersigned’s behalf under the 1933 Act or to take any other action necessary in order to enable the undersigned to make such sale, transfer or other disposition in compliance with an exemption from such registration.
     E. The undersigned also understands that stop transfer instructions will be given to the Parent’s transfer agents and there will be placed on the certificates for Parent Ordinary Shares acquired in the Merger issued to the undersigned, or on any substitutions therefor, a legend stating in substance:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF ONLY IN ACCORDANCE WITH THE TERMS OF A LETTER AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND FLEXTRONICS INTERNATIONAL LTD., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF FLEXTRONICS INTERNATIONAL LTD.”
     F. The undersigned also understands that, unless the transfer by the undersigned of the undersigned’s Parent Ordinary Shares acquired in the Merger has been registered under the 1933 Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates issued to the undersigned’s transferee:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SECURITIES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SECURITIES HAVE NOT BEEN ACQUIRED BY THE HOLDER WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY

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DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.”
     It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if (i) the securities represented thereby have been registered for sale by the undersigned under the 1933 Act or (ii) Parent has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, or a “no-action” letter obtained by the undersigned from the SEC staff to the effect that the restrictions imposed by Rule 145 under the 1933 Act no longer apply to the undersigned.
     G. The undersigned further understands and agrees that the representations, warranties, covenants and agreements of the undersigned set forth herein are for the benefit of Parent, the Company and the Surviving Corporation (as defined in the Merger Agreement) and will be relied upon by such companies and their respective counsel and accountants and agrees to hold harmless and indemnify such Persons from and against any losses, claims, damages, expenses (including reasonable attorney’s fees) or liabilities to which such Person may become subject under the 1933 Act or otherwise as a result of the untruth, breach or failure of such representations.
     H. The undersigned understands and agrees that this letter agreement shall apply to all shares of Parent Ordinary Shares acquired in the Merger that are deemed beneficially owned by the undersigned pursuant to applicable federal securities laws.
     This letter agreement constitutes a complete understanding between Parent and the undersigned concerning the subject matter hereof. This letter agreement will be governed by and construed and interpreted in accordance with the laws of the State of Delaware, regardless of the laws that might govern under applicable principles of conflicts of law thereof.
     Execution of this letter should not be considered an admission on the part of the undersigned that the undersigned is an “affiliate” of the Company as described in the first paragraph of this letter, nor as a waiver of any rights that the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.
[Remainder of Page Intentionally Left Blank]

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Very truly yours,

By:

Name:

Accepted this ___ day of __________, 2007 by

FLEXTRONICS INTERNATIONAL LTD.

By:

Name:
Title
[SIGNATURE PAGE TO RULE 145 LETTER]